UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ACE Limited

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

INVITATION AND PROXY STATEMENT

FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

April [    ], 2013

Zurich, Switzerland

TO THE SHAREHOLDERS OF ACE LIMITED:

The Annual General Meeting of ACE Limited will be held at 2:45 p.m. Central European time (doors open at 1:45 p.m. Central European time) on Thursday, May 16, 2013, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland, with the following agenda:

1.	Election of Directors

1.1	Election of Robert M. Hernandez
1.2	Election of Peter Menikoff
1.3	Election of Robert Ripp
1.4	Election of Theodore E. Shasta

2.	Amendment to the Articles of Association to declassify the Board of Directors

3.	Approval of the annual report and financial statements for the year ended December 31, 2012

3.1	Approval of the annual report
3.2	Approval of the statutory financial statements of ACE Limited
3.3	Approval of the consolidated financial statements

4.	Allocation of disposable profit

5.	Discharge of the Board of Directors

6.	Election of Auditors

6.1	Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual ordinary general meeting
6.2	Ratification of appointment of independent registered public accounting firm PricewaterhouseCoopers LLP (United States) for purposes of United States securities law reporting for the year ending December 31, 2013
6.3	Election of BDO AG (Zurich) as special auditing firm until our next annual ordinary general meeting

7.	Approval of ACE Limited 2004 Long-Term Incentive Plan as amended through the sixth amendment

8.	Approval of the payment of a distribution to shareholders through reduction of the par value of our shares, such payment to be made in four quarterly installments at such times during the period through our next annual general meeting as shall be determined by the Board of Directors

9.	Advisory vote to approve executive compensation

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE AGENDA ITEMS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By Order of the Board of Directors,

Evan G. Greenberg

Chairman and Chief Executive Officer

PROXY SUMMARY	i

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING	1

AGENDA ITEM NO. 1: ELECTION OF DIRECTORS	10
1.1 Election of Robert M. Hernandez	10
1.2 Election of Peter Menikoff	11
1.3 Election of Robert Ripp	11
1.4 Election of Theodore E. Shasta	12

AGENDA ITEM NO. 2: AMENDMENT TO THE ARTICLES OF ASSOCIATION TO DECLASSIFY THE BOARD OF DIRECTORS	16

AGENDA ITEM NO. 3: APPROVAL OF THE ANNUAL REPORT AND FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2012	18
3.1 Approval of the annual report	18
3.2 Approval of the statutory financial statements of ACE Limited	18
3.3 Approval of the consolidated financial statements	19

AGENDA ITEM NO. 4: ALLOCATION OF DISPOSABLE PROFIT	20

AGENDA ITEM NO. 5: DISCHARGE OF THE BOARD OF DIRECTORS	21

AGENDA ITEM NO. 6: ELECTION OF AUDITORS	22
6.1 Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual ordinary general meeting	22
6.2 Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2013	22
6.3 Election of BDO AG (Zurich) as special auditing firm until our next annual ordinary general meeting	24

AGENDA ITEM NO. 7: APPROVAL OF ACE LIMITED 2004 LONG-TERM INCENTIVE PLAN AS AMENDED THROUGH THE SIXTH AMENDMENT	26

AGENDA ITEM NO. 8: APPROVAL OF DISTRIBUTION TO SHAREHOLDERS IN THE FORM OF PAR VALUE REDUCTION	36

AGENDA ITEM NO. 9: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	41

CORPORATE GOVERNANCE	42
Overview	42
The Board of Directors	44
Director Independence and Other Information	44
The Board and Diversity	44
Board Leadership Structure	45
Board Risk Oversight and Risk Management	46
The Committees of the Board	47
How Are Directors Nominated?	49
What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?	50
What Related Person Transactions Do We Have?	51

INFORMATION ABOUT OUR SHARE OWNERSHIP	54
How Many Shares Are Owned by Directors, Nominees and Executive Officers?	54
Which Shareholders Own More than Five Percent of Our Shares?	55

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information about these topics, please also review the Company’s Annual Report on Form 10-K.

2013 Annual General Meeting

• Date and Time	May 16, 2013, 2:45 p.m. Central European time

• Place	ACE Limited Baerengasse 32 CH-8001 Zurich, Switzerland

• Record Date	April 1, 2013, except as provided in “Who is Entitled to Vote?” in this proxy statement

• Proxy Mailing Date	On or about April 12, 2013

Meeting Agenda and Board Voting Recommendations

Meeting Agenda	Board Vote Recommendation	Page Reference
1. Election of directors	FOR EACH NOMINEE	10
2. Amendment to the Articles of Association to declassify the Board of Directors	FOR	16
3.1 Approval of the annual report	FOR	18
3.2 Approval of the statutory financial statements of ACE Limited	FOR	18
3.3 Approval of consolidated financial statements	FOR	19
4. Allocation of disposable profit	FOR	20
5. Discharge of the Board of Directors	FOR	21
6.1 Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor	FOR	22
6.2 Ratification of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of United States securities laws reporting	FOR	22
6.3 Election of BDO AG (Zurich) as special auditing firm	FOR	24
7. Approval of the ACE Limited 2004 Long-Term Incentive Plan, as amended by the sixth amendment	FOR	26
8. Approval of the payment of a dividend in the form of a distribution to shareholders through a par value reduction	FOR	36
9. Advisory vote on executive compensation	FOR	41

i

Business Highlights

ACE’s performance for 2012 was very strong, with financial results that distinguished the company from its industry peers in a year marked by weather-related catastrophes and crop industry losses in North America, as well as continued global economic and political challenges impacting the insurance industry. Business highlights included:

•

Book value and tangible book value up 13.1% and 15.5% for the year, contributing to excellent three-year (12.1% and 13.0%, respectively) and five-year (10.6% and 10.4%, respectively) compound annual growth rates

•	Operating return on equity of 11.0%, outperforming our North American property and casualty insurance industry peers (8.1% average)

•	Combined ratio of 93.9%, outperforming our North American property and casualty insurance industry peers (100.7% average)

•	After-tax operating income exceeding $2.6 billion

•	Net income up over 75% and operating income up over 12% from 2011

•	One year total shareholder return of 17.5%

•	Annualized three year total shareholder return of 19%, outperforming property and casualty insurance industry peers

We committed or deployed more than $1.3 billion in capital in 2012 to acquisitions in emerging regions of the world that enhance our growth and diversification strategies, including:

•	Asuransi Jaya Proteksi in Indonesia (completed in 2012)—one of that country’s top 10 general insurers and a leader in personal lines

•	Fianzas Monterrey in Mexico (announced in September 2012)—the second largest surety company in Mexico and the third largest in Latin America

•	ABA Seguros in Mexico (announced in October 2012)—Mexico’s fourth largest personal lines insurance company

The following charts highlight certain of our key metrics for evaluating financial performance. They also show certain metrics in comparison with other North American and global P&C companies (inclusive of our Financial Performance Peer Group).

Compensation Highlights

The goal of our compensation program is to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders. We also compete for executive talent with North American and global insurance companies and seek the most capable executives who are generally in high demand. Our compensation practices are structured to:

•	pay for performance

•	encourage business decision-making aligned with the long-term interests of the Company and our shareholders without encouraging or rewarding excessive risk, and

•	support the human resource requirements of our business in all the markets, globally, in which we operate.

Pay for Performance

We balance long-term and short-term awards to structure compensation that pays for performance—both individual and Company. Individual performance criteria include personal contribution to business results, execution of objectives, leadership and ethical conduct. Company performance is measured in absolute terms, relative to our Board-approved plan as well as prior year; and in relative terms compared to our designated peer groups that are consistent year-over-year (see the “Executive Compensation” section of this proxy statement). We also assess performance relative to our long-term strategy and goals.

2012 Named Executive Officer Compensation

The following table sets forth compensation for 2012 for our named executive officers. See the notes accompanying the 2012 Summary Compensation Table on page 77 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	$1,200,000	$5,100,000	$6,370,007	$1,912,566	$973,939	$15,556,512

Philip V. Bancroft Chief Financial Officer	$700,000	$1,000,000	$1,312,525	$243,944	$565,822	$3,822,291

Robert F. Cusumano General Counsel and Secretary	$560,000	$1,312,500	$937,486	$174,250	$410,085	$3,394,321

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	$825,000	$1,750,000	$2,062,455	$383,348	$306,287	$5,327,090

John J. Lupica Chairman, Insurance—North America; President, ACE USA	$700,000	$1,265,000	$1,012,450	$188,189	$265,491	$3,431,130

Other Key Compensation Features

•	Detailed individual and company performance criteria

•	Significant performance-based equity awards

•	Carefully constructed peer groups, reevaluated annually

•	Clawback of unvested equity compensation

•	No tax reimbursements or gross-ups

•	Significant mandatory executive share ownership guidelines, adhered to by all NEOs

•	Anti-hedging policy for NEOs

Board Nominee and Director Information

The following table provides summary information about each director nominee. Each director nominee has been nominated for a three-year term by a majority of votes cast, except for Mr. Menikoff, who is nominated for a two-year term.

Nominee	Age	Director Since	Principal Occupation	Chartered Committee Membership
Robert M. Hernandez	68	1985	Retired Vice Chairman and Chief Financial Officer, USX Corporation	• Compensation • Nominating and Governance • Executive
Peter Menikoff	72	1986	Private Investor	• Audit
Robert Ripp	71	1991	Chairman and Director, Lightpath Technologies Inc.	• Audit
Theodore E. Shasta	62	2010	Retired Partner, Wellington Management Company	• Audit

The following table provides summary information about each director whose term of office expires after the 2013 Annual General Meeting.

Director	Age	Director Since	Term Expires	Principal Occupation	Chartered Committee Membership
Michael G. Atieh	59	1991	2015	Retired Executive Chairman, Eyetech, Inc.	• Audit (Chairman) • Executive
Mary A. Cirillo	65	2006	2015	Advisor, Hudson Venture Partners L.P.	• Compensation • Nominating and Governance
Michael P. Connors	57	2011	2014	Chairman and Chief Executive Officer, Information Services Group, Inc.	• Compensation (Chairman) • Risk and Finance • Executive
Evan G. Greenberg	58	2002	2014	Chairman and Chief Executive Officer, ACE Limited	• Executive (Chairman)
Leo F. Mullin	70	2007	2014	Senior Advisor, Goldman Sachs Capital Partners	• Risk and Finance
Thomas J. Neff	75	1997	2014	Chairman, Spencer Stuart, U.S.	• Nominating and Governance (Chairman) • Compensation • Executive
Eugene B. Shanks, Jr.	66	2011	2014	Director, Federal Home Loan Mortgage Corporation	• Risk and Finance
Olivier Steimer	57	2008	2014	Chairman, Banque Cantonale Vaudoise	• Risk and Finance (Chairman) • Executive

v

ACE LIMITED

Baerengasse 32

CH-8001 Zurich, Switzerland

April [    ], 2013

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

References in this proxy statement to “$” and “USD” are to United States dollars and references to “CHF” are to Swiss francs.

Why Did You Send Me This Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of ACE Limited (which we refer to as we, us, our, ACE, or the Company) is soliciting your proxy to vote at its 2013 Annual General Meeting, which will be held at 2:45 p.m. Central European time on Thursday, May 16, 2013, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2012 accompanies this proxy statement. Our 2012 Annual Report to Shareholders includes the statutory financial statements of ACE Limited and our consolidated financial statements for the year ended December 31, 2012. We will begin mailing these proxy materials on or about April 12, 2013 to all shareholders entitled to vote.

This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card if you are a registered holder of shares or the enclosed voting instruction card if you are a beneficial holder of shares held in street name, as described below.

What Agenda Items Will Be Voted on at the Annual General Meeting?

The following agenda items are scheduled to be voted on at the Annual General Meeting:

1.	Election of Directors

1.1	Election of Robert M. Hernandez
1.2	Election of Peter Menikoff
1.3	Election of Robert Ripp
1.4	Election of Theodore E. Shasta

2.	Amendment to the Articles of Association to declassify the Board of Directors

3.	Approval of the annual report and financial statements for the year ended December 31, 2012

3.1	Approval of the annual report
3.2	Approval of the statutory financial statements of ACE Limited
3.3	Approval of the consolidated financial statements

4.	Allocation of disposable profit

5.	Discharge of the Board of Directors

6.	Election of Auditors

6.1	Election of auditor PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual ordinary general meeting

6.2	Ratification of appointment of independent registered public accounting firm PricewaterhouseCoopers LLP (United States) for purposes of United States securities law reporting for the year ending December 31, 2013
6.3	Election of BDO AG (Zurich) as special auditing firm until our next annual ordinary general meeting

7.	Approval of the ACE Limited 2004 Long-Term Incentive Plan, which we refer to as the LTIP, as amended through the sixth amendment

8.	Approval of the payment of a dividend in the form of a distribution to shareholders through reduction of the par value of our shares, as further described herein, such payment to be made in four quarterly installments at such times during the period through our next annual general meeting as shall be determined by the Board of Directors

9.	Advisory vote to approve executive compensation

Our Board recommends that you vote your shares “FOR” each of the nominees for the Board listed in Agenda Item No. 1 and “FOR” each of the Agenda Item Nos. 2-9 (including each subpart) listed above.

Are proxy materials available on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held on Thursday, May 16, 2013.

Our proxy statement for the 2013 Annual General Meeting, form of proxy card and 2012 Annual Report are available at http://proxy.acegroup.com/phoenix.zhtml?c=100907&p=proxy.

Directions to attend the 2013 Annual General Meeting can be obtained by contacting Investor Relations at +1 (441) 299-9283.

Who Is Entitled to Vote?

April 1, 2013 is the record date for the Annual General Meeting. On that date, we had              Common Shares outstanding. Our Common Shares are registered shares with a current par value of CHF 28.89 and are our only class of voting stock.

Beneficial owners of shares and shareholders registered in our share register with voting rights at the close of business on April 1, 2013 are entitled to vote at the Annual General Meeting, except as provided below. If you ask to be registered as a shareholder of record with respect to your shares in our share register and become a shareholder of record for those shares (as opposed to a beneficial holder of shares held in “street name”) after April 1, 2013, but on or before April 30, 2013, and want to vote those shares at the Annual General Meeting, you will need for identification purposes to obtain a proxy from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting to vote your shares in person at the Annual General Meeting. Alternatively, you may also obtain the proxy materials by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. If you are a record holder of our Common Shares (as opposed to a beneficial holder of shares held in “street name”) on the record date of the Annual General Meeting but sell your Common Shares prior to April 30, 2013 you will not be entitled to vote those shares at the Annual General Meeting.

How Many Votes Do I Have?

You have one vote for each of our Common Shares that you own, unless you own Controlled Shares that constituted 10 percent or more of the issued Common Shares, in which case your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10 percent pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Company officers named in the proxy card or to the independent proxy (see “How Do I Appoint and Vote via an Independent Proxy if I am a Record Holder?” below) mentioned in the corresponding proxy card, or to grant a written proxy to any person, who does not need to be a shareholder or to vote in person at the Annual General Meeting. We have enclosed a proxy card to the Company officers for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How Do I Vote in Person at the Annual General Meeting?”.

Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically. For certain agenda items, your broker may not be permitted to vote your shares without voting directions from you.

How Do I Vote by Proxy Given to a Company Officer if I am a Record Holder?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board “FOR” each of the agenda items listed above. Alternatively, you can grant a proxy to the independent proxy as described below.

If a new agenda item or a new motion or proposal for an existing agenda item is presented to the Annual General Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Returning the proxy card will not affect your right to attend the Annual General Meeting.

In order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your proxy card so that it is received by 6:00 p.m. Central European time (12:00 noon Eastern Daylight Time) on May 15, 2013.

How Do I Appoint and Vote via an Independent Proxy if I am a Record Holder?

If you are a shareholder of record as of the record date, you may authorize the independent proxy, Dr. Claude Lambert, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland, with full rights of substitution, to vote your Common Shares on your behalf instead of using the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Annual General Meeting, the independent proxy will, in the absence of other specific instructions, vote in accordance with the recommendations of the Board of Directors. An optional form of proxy card that may be used to appoint the independent proxy is attached to this proxy statement as Exhibit C. Proxy forms authorizing the independent proxy to vote Common Shares on your behalf must be sent directly to the independent proxy, arriving no later than 12:00 noon Central European time, May 10, 2013.

How Do I Give Voting Instructions if I am a Beneficial Holder?

If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange, which we refer to as the NYSE, rules, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. For example, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or the advisory vote to approve executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors, and any other matter treated as non-routine by the NYSE, is counted.

In order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your voting instructions in enough time so that your broker will be able to vote by 11:59 p.m. Eastern Daylight Time on May 14, 2013.

May I Revoke or Change My Proxy?

Yes. If you change your mind after you submit your proxy, you may revoke or change your proxy granted to a designated officer of the Company by following any of the procedures described below. To revoke or change your proxy:

•	Send in another signed proxy with a later date,

•	Send a letter revoking your proxy to our Corporate Secretary at ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland, or

•	Attend the Annual General Meeting and vote in person.

If you have granted your proxy to the independent proxy and you wish to revoke or change the proxy, you should send a revocation letter, and a new proxy, if applicable, directly to the independent proxy, Dr. Claude Lambert, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland.

If you wish to revoke or change your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken. Revocation of, or changes to, proxies issued to the independent proxy must be received by the independent proxy by May 10, 2013, 12:00 noon Central European time.

How Do I Vote in Person at the Annual General Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance by submitting your proxy as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

Shares beneficially owned and held in street name may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show you to be beneficial owner of the shares.

What Votes Need to Be Present to Hold the Annual General Meeting?

There is no quorum requirement under Swiss law.

Are ACE Shares Subject to Share Blocking or Re-Registration?

No. Neither share blocking nor re-registration is required in order to vote Common Shares at the Annual General Meeting.

The Company does not impose trading restrictions as a condition of voting its Common Shares, does not require that its Common Shares be deposited with a custodian or sub-custodian in order to be voted and does not instruct any custodians or sub-custodians that may receive deposits of Company Common Shares for voting to block those shares.

Common Shares that are beneficially held do not need to be re-registered into the name of the beneficial owners in order to vote (see “What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?” above).

Shareholders holding our Common Shares directly (i.e. not as beneficial holder via street name) and who are not yet registered as shareholders with voting rights in our share register operated by our transfer agent, Computershare Shareowner Services LLC, must be properly registered in our share register in order to vote their shares directly. If you are a record holder and you received this proxy statement in the mail, together with a proxy card, then your shares are properly registered to vote.

What Vote Is Required to Approve Each Agenda Item?

Election of directors (Agenda Item No. 1)

The election of each nominee for director requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Amendment to the Articles of Association to declassify the Board of Directors (Agenda Item No. 2)

The amendment of the Articles of Association to declassify the Board of Directors requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Approval of the annual report and financial statements for the year ended December 31, 2012 (Agenda Item No. 3)

The approval of each of the annual report, statutory financial statements of ACE Limited and consolidated financial statements for the year ended December 31, 2012 requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Allocation of disposable profit (Agenda Item No. 4)

The allocation of disposable profit requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Discharge of the Board of Directors (Agenda Item No. 5)

The discharge of the Board of Directors requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Election of auditors (Agenda Item No. 6)

Each of the election of PricewaterhouseCoopers AG as our statutory auditor, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for purposes of United States securities law reporting, and the election of BDO AG as our special auditing firm requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Approval of the LTIP, as amended through the sixth amendment (Agenda Item No.7)

The approval of the LTIP as amended through the sixth amendment requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Approval of distribution to shareholders in the form of par value reduction (Agenda Item No. 8)

The approval of a par value reduction to effectuate a dividend to shareholders requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Advisory Vote to approve executive compensation (Agenda Item No. 9)

The advisory vote to approve executive compensation is non-binding in nature. Therefore, there is no specific approval requirement.

How Are Votes Counted?

For the election of each of our director nominees, your vote may be cast separately “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting with respect to any nominee. For each of the other agenda items, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you are a record holder and you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described in “How Do I Give Voting Instructions if I am a Beneficial Holder?”, election of directors is now considered a non-routine matter, as is the advisory vote to approve executive compensation. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

How Will the Directors and Executive Officers of the Company Vote?

At the close of business on April 1, 2013, our directors and executive officers owned and were entitled to vote an aggregate of             Common Shares, which represented             percent of our outstanding Common Shares. Each of our directors, nominees and executive officers have indicated their present intention to vote, or cause to be voted, their shares in favor of all of the agenda items at the Annual General Meeting, apart from Agenda Item No. 5 (Discharge of the Board of Directors) where they are not permitted by law to vote their shares.

What Is the Effect of Broker Non-Votes and Abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the agenda items being voted upon at the Annual General Meeting.

What Are the Costs of Soliciting These Proxies and Who Will Pay Them?

The Company will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse brokers, banks and nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Alliance Advisors, LLC is assisting us with the solicitation of proxies for a fee of $15,000 plus out-of-pocket expenses and fees for telephone solicitation, if used.

Where Can I Find the Voting Results?

We will publish the voting results in a Form 8-K that we will file with the Securities and Exchange Commission, which we refer to as the SEC, by May 22, 2013. You can find the Form 8-K on our website at www.acegroup.com.

Do Directors Attend the Annual General Meeting?

While we do not have a formal policy regarding Board member attendance at annual ordinary general meetings of shareholders, we encourage each member of the Board of Directors to attend each annual ordinary general meeting of shareholders. All of our directors then in office attended our 2012 annual general meeting.

Can a Shareholder, Employee or Other Interested Party Communicate Directly with Our Board? If So, How?

Our Board provides a process for shareholders, employees and other interested parties to send communications to the Board. Shareholders, employees and other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at Chmnaudit@acegroup.com. Shareholders, employees and other interested parties wanting to contact:

•	the Board,

•	the non-management directors,

•	the independent directors,

•	the Chairman of the Board,

•	the Lead Director,

•	the chairman of any Board committee, or

•	any other director,

as to other matters, may send an e-mail to LeadDirector@acegroup.com. The Corporate Secretary also has access to these e-mail addresses. Alternatively, shareholders, employees and other interested parties may send written communications to the Board c/o Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. Communication with the Board may be anonymous. The Corporate Secretary will forward to the Lead Director all communications to the Board so received.

Organizational Matters Required by Swiss Law

Admission to the Annual General Meeting

Shareholders who are registered in the share register on April 1, 2013 will receive the proxy statement and proxy cards from our share registrar. Beneficial owners of shares will receive proxy materials and a voting instruction form from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a power of attorney from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Shareholders of record registered in the share register are entitled to vote and may participate in the Annual General Meeting. Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in our Articles of Association, a summary of which is contained in “How Many Votes Do I Have?” For further information, refer to “Who is Entitled to Vote?”, “What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?”, “How Do I Vote by Proxy Given to a Company Officer if I am a Record Holder?”, “How Do I Appoint and Vote via an Independent Proxy if I am a Record Holder?” and “How Do I Vote in Person at the Annual General Meeting?”.

Shareholders who upon application become registered as shareholders with respect to their shares in our share register after April 1, 2013, but on or before April 30, 2013, and wish to vote those shares at the Annual General Meeting, will need to obtain a proxy for identification purposes from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting to vote their shares in person at the Annual General Meeting. Alternatively they may also obtain the proxy materials by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. Shareholders registered in our share register (as opposed to beneficial holders of shares held in “street name”) who have sold their shares prior to April 30, 2013 are not entitled to vote those shares.

Granting of Proxy

If you are a shareholder of record and do not wish to attend the Annual General Meeting, you have the right to grant your voting proxy directly to the Company officers named in the proxy card. In addition, you can appoint Dr. Claude Lambert, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland, as independent proxy, in the sense of Article 689c of the Swiss Code of Obligations with full rights of substitution, with the corresponding proxy card or grant a written proxy to any person, who does not need to be a shareholder. For further information, refer to “How Do I Vote By Proxy Given to a Company Officer if I am a Record Holder?” and “How Do I Appoint and Vote via an Independent Proxy if I am a Record Holder?”

The proxies granted to the independent proxy must be received by the independent proxy no later than May 10, 2013, 12:00 noon Central European time.

Registered shareholders who have appointed a Company officer or the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations must be received by the independent proxy no later than May10, 2013, 12:00 noon Central European time.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company officer acting as proxy and the independent proxy will vote according to the proposals of the Board of Directors. If new proposals or motions regarding agenda items set out in the invitation to the Annual General Meeting are being put forth before the meeting, the Company officer acting as proxy will vote in accordance with the position of the Board of Directors, as will the independent proxy in the absence of other specific instructions.

Beneficial owners who have not obtained a power of attorney from their broker or custodian are not entitled to vote in person at, or participate in, the Annual General Meeting.

For further information, refer to “What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?” and “How Do I Give Voting Instructions if I am a Beneficial Holder?”

Proxy holders of deposited shares

Proxy holders of deposited shares in accordance with Article 689d of the Swiss Code of Obligations are kindly asked to inform the Company of the number of the shares they represent as soon as possible, but no later than May 16, 2013, 2:15 p.m. Central European time at the admission office.

Admission office

The admission office opens on the day of the Annual General Meeting at 1:45 p.m. Central European time. Shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

Annual Report of ACE Limited

The ACE Limited 2012 Annual Report containing the Company’s audited consolidated financial statements with accompanying notes and its audited Swiss statutory financial statements prepared in accordance with Swiss law as well as additionally required Swiss disclosures is available on the Company’s website in the Investor Information Section at http://proxy.acegroup.com/phoenix.zhtml?c=100907&p=proxy. Copies of this document may be obtained without charge by contacting ACE Limited Investor Relations by telephone at +1 (441) 299-9283. Copies may also be obtained without charge by contacting ACE Limited Investor Relations in writing, or may be physically inspected, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

AGENDA ITEM NO. 1: ELECTION OF DIRECTORS

General

Our Articles of Association currently provide that the Board of Directors shall consist of three to 20 members, the exact number to be determined by the general meeting of shareholders. The Articles of Association provide for a term of office of a maximum of three years or a shorter period if so provided by law. Each year the Board of Directors shall be renewed by rotation, to the extent possible in equal numbers and in such manner that, at latest after a period of three years, all members will be subject to re-election.

Subject to approval of Agenda Item No. 2, commencing with our 2014 annual general meeting, our Board of Directors will be declassified and directors will be elected annually for one-year terms, except that directors elected prior to our 2014 annual general meeting (including those directors elected under this agenda item) will continue to serve the balance of their existing terms. If Agenda Item No. 2 is not approved, our Board of Directors will remain classified and directors will generally continue to be elected for three-year terms.

There are currently 12 members of the Board of Directors. Assuming election of the nominees listed in Agenda Items Nos. 1.1 through 1.4 below, there will be 12 members of the Board of Directors following this Annual General Meeting.

Upon the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated Robert H. Hernandez, Robert Ripp and Theodore E. Shasta to serve three-year terms to expire at our annual general meeting in 2016 and Peter Menikoff to serve a two-year term to expire at our annual general meeting in 2015 and, in each case, until their respective successors have been elected and have qualified. Each of these individuals is currently serving as a director of the Company. Our Nominating & Governance Committee has nominated Mr. Menikoff for a two-year term instead of a three-year term, as permitted by our Articles of Association, in order to improve our compliance with a rule in our Articles of Association that each year’s class of directors be equal in number to the extent possible, as well as a similar rule of the NYSE. There will be a separate vote on each nominee. At the Annual General Meeting, the election of directors will be voted upon after the vote on Agenda Item No. 5, the discharge of the Board of Directors.

It is the intention of the Company officers named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

Information with respect to the nominees for election as directors for terms and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

1.1 Election of Robert M. Hernandez

Agenda Item: Our Board of Directors proposes that Robert M. Hernandez be elected to the Board of Directors for a three-year term expiring at the 2016 annual general meeting.

Background:

Robert M. Hernandez, age 68, has served as one of our directors since September 1985 and is currently our Lead Director. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. (metals) and has served on the Board of Directors of that company since 1990. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 to November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Chairman, Board of Trustees, of the BlackRock Open-End Equity and Long Term Bond Funds. He is a director of Eastman Chemical Company and a former director of TE Connectivity, Ltd.

Mr. Hernandez brings a diverse financial and business management background to the Board and its committees. The range of his senior finance and executive positions with USX is valuable to the Board, given his deep and long-tenured involvement with all aspects of managing and leading a large-cap company. His extensive experience as a director provides additional perspective and qualifications for his Lead Director role with ACE.

1.2 Election of Peter Menikoff

Agenda Item: Our Board of Directors proposes that Peter Menikoff be elected to the Board of Directors for a two-year term expiring at the 2015 annual general meeting.

Background:

Peter Menikoff, age 72, has served as one of our directors since January 1986. Mr. Menikoff is currently a private investor and was the Interim Chief Financial Officer of Vlasic Foods International Inc. from February 2000 to May 2001. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation from June 1995 to April 1997. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991. Mr. Menikoff is a director and vice chairman of the board of American Electric Technologies, Inc., and serves on its Audit and Compensation, Governance and Nominating Committees.

Mr. Menikoff has developed a wealth of management experience and business understanding through a variety of senior positions with different companies. He has gained significant financial expertise through his finance positions and also holds an M.B.A. in Finance and a J.D. with a concentration on tax, which enhance his valuable contributions to the Board and its Audit Committee. He also has chief executive officer experience.

1.3 Election of Robert Ripp

Agenda Item: Our Board of Directors proposes that Robert Ripp be elected to the Board of Directors for a three-year term expiring at the 2016 annual general meeting.

Background:

Robert Ripp, age 71, has served as one of our directors since December 1991. Mr. Ripp is a Chairman of the Board and a director and member of the Compensation Committee of Lightpath Technologies Inc. Mr. Ripp also serves as a director and member of the Audit Committee of PPG Industries, Inc. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated from August 1998 through May 1999. Mr. Ripp served as Executive Vice President of Global Sales and Marketing of AMP Incorporated from August 1997 to July 1998, as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1997, and as Vice President and Treasurer of International Business Machines Corporation (IBM) from July 1989 through September 1993. He is currently a director of Axiall Corporation (formerly known as Georgia Gulf Corporation).

Mr. Ripp’s experience in finance and management positions with large companies such as AMP and IBM and the financial acumen gained from those positions, as well as education including a B.A. in economics and a

M.B.A. in economics and finance, make Mr. Ripp particularly suited for his role on the Audit Committee and as an important contributor to the Board. He has also worked in a variety of industries, and the range of his experience from service to various companies provides additional depth of perspective.

1.4 Election of Theodore E. Shasta

Agenda Item: Our Board of Directors proposes that Theodore E. Shasta be elected to the Board of Directors for a three-year term expiring at the 2016 annual general meeting.

Background:

Theodore E. Shasta, age 62, is currently a member of the Board of Directors and Audit Committee of MBIA Inc. Mr. Shasta was formerly Senior Vice President and Partner of Wellington Management Company, a global investment advisor. Mr. Shasta joined Wellington Management Company in 1996 and specialized in the financial analysis of publicly traded insurance companies and retired in June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company (investment management). Before that, he served in various capacities with Dewey Square Investors and Bank of Boston.

Mr. Shasta’s history of working in the financial services industry, as well as in the property and casualty insurance arena, brings valuable insight and perspective to the Board. His years of analysis of companies like ACE and its peer group provide him with deep knowledge of particular business and financial issues we face as a company. His financial acumen and industry knowledge make him a valuable contributor to the Audit Committee and Risk & Finance Committee. Mr. Shasta has been a Chartered Financial Analyst since 1986.

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve Agenda Items No. 1.1 through 1.4.

Recommendation

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above nominees.

Directors Whose Terms of Office Will Continue After This Meeting

Directors Whose Terms Expire in 2014

Evan G. Greenberg, age 58, has served as one of our directors since August 2002. Mr. Greenberg was elected as our Chairman of the Board in May 2007. We appointed Mr. Greenberg as our President and Chief Executive Officer in May 2004 and as our President and Chief Operating Officer in June 2003. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited and Chief Executive Officer of ACE Tempest Re in November 2001. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group, which we refer to as AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG, including Chief Operating Officer of AIU, AIG’s foreign general insurance organization, and President and Chief Executive Officer of AIU. Mr. Greenberg is a member of the Board of Directors of The Coca-Cola Company, where he is also Chairman of the Audit Committee and a member of the Finance Committee.

Mr. Greenberg has a long and distinguished record of leadership and achievement in the insurance industry. He has been our Chief Executive Officer since 2004 and has served in senior management positions in the industry for over 38 years. Mr. Greenberg’s record of managing large and complex insurance operations and the skills he developed in his various roles suit him for his role as a Director of the Company and Chairman of the Board, in addition to his President and Chief Executive Officer positions.

Leo F. Mullin, age 70, has served as one of our directors since August 2007. He served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 to 2003 and as Chairman of Delta from 1999 to 2004. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin is also a director of Johnson & Johnson and the Education Management Corporation. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation (bank holding company) from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995.

Mr. Mullin served as Chairman and Chief Executive Officer of one of the nation’s largest airlines, giving him exposure to a broad array of complex business, regulatory and international issues. In addition, his long and distinguished career in the banking industry provides additional background and experience with organizational and operational management, global business and financial matters.

Thomas J. Neff, age 75, has served as one of our directors since May 1997. Mr. Neff has worked for Spencer Stuart & Associates, N.A. (executive search consulting) since 1976, serving as President of the worldwide firm from 1979 to 1996. Since 1996, Mr. Neff has served as Chairman of Spencer Stuart, U.S. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974 and held a senior marketing position with TWA from 1966 to 1969. Earlier, he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff was a director of Hewitt Associates, Inc. from 2005 to 2010, where he served on the Compensation and Leadership Committee and the Governance Committee.

Mr. Neff has a diverse business background in strategic and organization consulting, leadership assessment and executive compensation. He has been chief executive officer of two companies and has served on several other boards. Moreover, his global experience in recruiting executives and directors for hundreds of companies gives him unique skills important to our Board activities. This background contributes to his value as Chairman of the Nominating & Governance Committee and member of the Compensation Committee.

Olivier Steimer, age 57, has served as one of our directors since July 2008. He has been Chairman of the Board of Banque Cantonale Vaudoise since 2002. Previously, he worked for the Credit Suisse Group from 1983 to 2002, with his most recent position at that organization being Chief Executive Officer, Private Banking International and member of the Group Executive Board. Mr. Steimer is chairman of the foundation board of the Swiss Finance Institute and a vice chairman of the Board of Directors of SBB CFF FFS (the Swiss national railway company). From 2009 until 2012, he was the Chairman of the Board of Piguet Galland & Cie SA. Since 2009, he has been a member and, since 2012, he has been Vice Chairman of the Bank Council of Swiss National Bank. Mr. Steimer is a Swiss citizen.

Mr. Steimer has a strong background of leadership in chairman and chief executive officer roles. He has deep knowledge of sophisticated banking and finance matters derived from his extensive experience in the financial services industry. As a Swiss company, ACE benefits specifically from Mr. Steimer being a Swiss citizen and resident, and his insight into the Swiss commercial and insurance arenas provides valuable perspective to the Board.

Michael P. Connors, age 57, has served as one of our directors since May 2011. Mr. Connors has since July 2006 been Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., a technology insights, market intelligence and advisory services company. He is also a founder of that company. Mr. Connors served as a member of the Executive Board of VNU N.V., a major worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and he served as Chairman and Chief

Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is currently a director of Eastman Chemical Company. Mr. Connors was also, during the last five years, a member of the Board of Directors of R.H. Donnelley Corporation.

Mr. Connors is a successful chief executive officer, who brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing, media and public relations through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, particularly with respect to management development, executive compensation and other human resources issues. He has served as the chair of two compensation committees.

Eugene B. Shanks, Jr., age 66, has served as one of our directors since May 2011. Mr. Shanks is a member of the Board of Directors of Federal Home Loan Mortgage Corporation, and chairs its nominating and governance committee as well as serving on its business and risk committee and its executive committee. Mr. Shanks is also a senior advisor to Bain & Company. From November 2007 until August 2008, Mr. Shanks was a senior management consultant for Trinsum Group, Incorporated, a strategic consulting and asset management company. From 1997 until its sale in 2002, Mr. Shanks was President and Chief Executive Officer of NetRisk, Inc., a risk management software and advisory services company he founded. From 1973 to 1978 and from 1980 to 1995, Mr. Shanks held a variety of positions with Bankers Trust New York Corporation and Bankers Trust Company, including head of Global Markets from 1986 to 1992 and President and Director from 1992 to 1995.

With two decades of varied banking experience, Mr. Shanks brings extensive finance expertise to the Board. He earned a PhD in economics at Stanford University. In addition he has a strong background in both asset and risk management, which are two areas that are very important to ACE’s business. Our Board also benefits from the leadership experience that Mr. Shanks gained from serving as a president of Bankers Trust. Mr. Shanks’s public company board experience also contributes to his value as a Board member.

Directors Whose Terms Expire in 2016

Michael G. Atieh, age 59, has served as one of our directors since September 1991. From February 2009 until its acquisition in February 2012, Mr. Atieh was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He served as Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals from June 2005 until December 2008. He also served as a member of the Board of Directors and Chairman of the Audit Committee for OSI Pharmaceuticals from June 2003 to May 2005. Previously, Mr. Atieh served as Group President of Dendrite International, Inc. (technology and services) from January 2002 to February 2004, Senior Vice President and Chief Financial Officer of Dendrite International, Inc. from October 2000 to December 2001, as Vice President, U.S. Human Health, a division of Merck & Co., Inc., from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C., an indirect wholly-owned subsidiary of Merck, from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

Mr. Atieh brings a wealth of diverse business experience to the Board which he gained as a senior executive in a Fortune 50 company, large and small biotechnology companies and technology and pharmaceutical service companies. His experience in finance includes serving as a chief financial officer, developing and executing financing strategies for large acquisitions, and subsequently leading the integration efforts of newly acquired companies. He was an audit manager at Ernst & Young and has served as chair of the audit committee of another public company, providing additional experience relevant to his service on the Audit Committee. Mr. Atieh also has deep knowledge of sales and operations gained from over a decade of experience in these disciplines, with extensive customer-facing responsibilities.

Mary A. Cirillo, age 65, has served as one of our directors since May 2006. Ms. Cirillo has served as advisor to Hudson Venture Partners L.P. (venture capital) since 2003. She served as Chairman of OPCENTER, LLC (help desk and network operations services) from 2000 to 2004. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo currently serves as a director of DealerTrack Technologies and Thomson Reuters Corporation.

Ms. Cirillo has spent a career in both software product development and management and in commercial banking. She has developed and led global businesses and served as chief executive officer for various subsidiaries at two major financial institutions. She has also led major turnaround efforts in global financial institutions. Ms. Cirillo also has experience in private equity. This business experience allows Ms. Cirillo to bring financial services and technology leadership skills to the Board.

There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

For additional information in connection with the election of directors, see the sections of this proxy statement entitled “Corporate Governance,” “Information About Our Share Ownership,” “Executive Compensation” and “Audit Committee Report.”

AGENDA ITEM NO. 2: AMENDMENT TO THE ARTICLES OF ASSOCIATION TO DECLASSIFY THE BOARD OF DIRECTORS

Agenda Item

Our Board of Directors proposes approval of an amendment to Article 17(a) of the Articles of Association to authorize the declassification of our Board of Directors commencing at our annual general meeting in 2014.

Explanation

Our Board of Directors has unanimously adopted and is submitting for shareholder approval an amendment to our Articles of Association that would phase out the classification of our Board of Directors, providing instead for the annual election of directors.

Our current classified board structure has been in place since we became a public company in 1993. Our Board of Directors believes that its classified structure has helped assure continuity of the Company’s business strategies and has reinforced a commitment to long-term shareholder value. Although these are important benefits, our Board of Directors recognized the growing sentiment among shareholders and the investment community in favor of annual elections. Annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to such shareholders. After careful consideration, the Board determined that it is appropriate to propose declassifying the Board, commencing with the 2014 annual general meeting. The Board made this determination after its own deliberations and not due to shareholder pressure or proposal.

Currently, members of our Board of Directors are elected for staggered terms of three years, with some exceptions for shorter terms. If this agenda item is approved, commencing with the class of directors standing for election at our 2014 annual general meeting, directors will stand for election for one-year terms, expiring at the next succeeding annual meeting of shareholders. The directors who are elected at the 2013 Annual General Meeting under Agenda Item No. 1 and the directors who were elected at our 2012 annual general meeting, whose terms will expire in 2015 or 2016, will continue to hold office until the end of the terms for which they were elected. All directors will be elected on an annual basis beginning with our 2016 annual general meeting. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. However, if this agenda item is not approved, our Board of Directors will remain classified.

As a Swiss company, we are required to submit both the English and the (authoritative) German versions of the proposed amendment to our Articles of Association. If the proposed amendment is approved pursuant to this Agenda Item No. 2, Article 17(a) of the Articles of Association would be changed as follows (with proposed additions indicated by underlining and proposed deletions indicated by strike-outs):

“Artikel 17 Wahl, Konstituierung und Entschädigung	“Article 17 Election, Constitution and Indemnification

a)      Der Verwaltungsrat besteht aus wenigstens 3 und höchstens 20 Mitgliedern. ~~Die Amtsdauer des Verwaltungsrats entspricht der gesetzlich zulässigen Maximaldauer längstens aber drei Jahre. Die erste Amtsdauer wird für jedes Mitglied bei der ersten Wahl durch den Verwaltungsrat so festgelegt, dass jedes Jahr eine gleiche Anzahl Verwaltungsräte neu bzw. wiedergewählt werden müssen und spätestens nach drei Jahren sämtliche Mitglieder des Verwaltungsrats sich einer Wiederwahl haben stellen müssen. Der Verwaltungsrat bestimmt die Reihenfolge der Wiederwahl, wobei die erste Amtszeit einzelner Mitglieder des Verwaltungsrats weniger als drei Jahre betragen wird.~~ Beginnend mit der ordentlichen Generalversammlung 2014 beträgt die Amtsdauer sämtlicher Mitglieder des Verwaltungsrats jeweils ein Jahr. Für bereits gewählte Mitglieder des Verwaltungsrats mit einer Amtsdauer bis zur ordentlichen Generalversammlung 2015 oder 2016 gilt diese Bestimmung erst mit Ablauf der entsprechenden Amtsdauer. Diesbezüglich ist unter einem Jahr der Zeitraum zwischen zwei ordentlichen, aufeinanderfolgenden Generalversammlungen zu verstehen. ~~Im Falle einer Zu- oder Abnahme der Anzahl der Mitglieder des Verwaltungsrats, bestimmt der Verwaltungsrat die neue Reihenfolge der Wiederwahlen. Infolgedessen kann die Amtsdauer einzelner Mitglieder des Verwaltungsrats weniger als drei Jahre betragen. Die Amtsdauer läuft mit dem Tag der nächsten ordentlichen Generalversammlung ab, vorbehältlich vorgängigen Rücktritts oder Abwahl. Wenn vor Ablauf dieser Amtsdauer aus irgendeinem Grunde Verwaltungsräte ersetzt werden, läuft die Amtsdauer der neu hinzu gewählten Mitglieder mit der ordentlichen Amtsdauer ihrer Vorgänger ab.”~~

a)      The Board of Directors shall consist of 3 to 20 members. ~~The term shall correspond to the maximum term legally allowed but shall not exceed three years. Each year the Board of Directors shall be renewed by rotation, to the extent possible in equal numbers and in such manner that, after a period of three years, all members will have been subject to re-election. The Board of Directors shall establish the order of rotation, whereas the first term of some members may be less than three years.~~ Commencing at the 2014 annual general meeting, the term of each member shall be one year, except that any member in office at the 2014 ordinary General Meeting whose term expires at the 2015 or 2016 ordinary General Meeting shall continue to hold office until the end of the term for which such member was elected. In this regard, one year shall mean the period between two ordinary General Meetings. ~~In the event of increase or a decrease in the number of Directors, the Board of Directors shall establish a new order of rotation. In this context the terms of office of some members may be less than three years. The term of office of a member of the Board of Directors shall, subject to prior resignation or removal, expire upon the day of the next ordinary General Meeting. Newly-appointed members shall complete the term of office of their predecessors.~~

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the 2013 Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the amendment of Article 17(a) of the Articles of Association, to declassify the Board of Directors.

AGENDA ITEM NO. 3: APPROVAL OF THE ANNUAL REPORT AND FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2012

3.1 Approval of the annual report

Agenda Item

Our Board of Directors proposes that the Company’s Annual Report to Shareholders for the year ended December 31, 2012 be approved.

Explanation

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2012, which accompanies this proxy statement, includes the statutory financial statements of ACE Limited (which do not consolidate the results of operations for ACE Limited’s subsidiaries) and the Company’s consolidated financial statements for the year ended December 31, 2012 and contains the reports of our statutory auditor and our independent registered public accounting firm, as well as information on the Company’s business, organization and strategy. Copies of our 2012 Annual Report and this proxy statement are available on the Internet at www.acegroup.com.

Under Swiss law, our annual report must be submitted to shareholders for approval or disapproval at each annual ordinary general meeting.

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this agenda item by shareholders.

3.2 Approval of the statutory financial statements of ACE Limited

Agenda Item

Our Board of Directors proposes that the statutory financial statements of ACE Limited for the year ended December 31, 2012 be approved.

Explanation

ACE Limited’s statutory financial statements for the year ended December 31, 2012 are contained in our 2012 Annual Report, which accompanies this proxy statement. Our 2012 Annual Report also contains the report of our statutory auditor with respect to the statutory financial statements of ACE Limited.

Under Swiss law, ACE Limited’s statutory financial statements must be submitted to shareholders for approval or disapproval at each annual ordinary general meeting.

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this agenda item by shareholders. In addition, under such circumstances, the shareholders voting in person or by proxy at the Annual General Meeting would be precluded from approving the distribution by way of par value reduction as set out in Agenda Item No. 8.

PricewaterhouseCoopers AG, as the Company’s statutory auditor, has issued an unqualified recommendation to the Annual General Meeting that ACE Limited’s statutory financial statements be approved. As the Company’s statutory auditor, PricewaterhouseCoopers AG has expressed its opinion that the financial statements for the year ended December 31, 2012 comply with Swiss law and the Company’s Articles of Association, has further confirmed that the proposed appropriation of available earnings complies with Swiss law and the Company’s Articles of Association, and has reported on other legal requirements.

Representatives of PricewaterhouseCoopers AG, Zurich, Switzerland, will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

3.3 Approval of the consolidated financial statements

Agenda Item

Our Board of Directors proposes that the Company’s consolidated financial statements for the year ended December 31, 2012 be approved.

Explanation

The Company’s consolidated financial statements for the year ended December 31, 2012 are contained in our 2012 Annual Report to Shareholders, which accompanies this proxy statement. Our 2012 Annual Report also contains the report of our statutory auditor with respect to the consolidated financial statements.

Under Swiss law, our consolidated financial statements must be submitted to shareholders for approval or disapproval at each annual ordinary general meeting.

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this agenda item by shareholders.

PricewaterhouseCoopers AG, Zurich, Switzerland, as the Company’s statutory auditor, has issued an unqualified recommendation to the Annual General Meeting that the Company’s consolidated financial statements be approved. As the Company’s statutory auditor, PricewaterhouseCoopers AG has expressed its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of ACE Limited, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (US GAAP) and comply with Swiss law and has reported on other legal requirements.

Representatives of PricewaterhouseCoopers AG, Zurich, Switzerland, will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve Agenda Items Nos. 3.1 through 3.3.

Recommendation

The Board of Directors recommends a vote “FOR” approval of each of the Company’s 2012 Annual Report, ACE Limited’s statutory financial statements and the Company’s consolidated financial statements for the year ended December 31, 2012.

AGENDA ITEM NO. 4: ALLOCATION OF DISPOSABLE PROFIT

Agenda Item

Our Board of Directors proposes that the Company’s disposable profit as shown below be carried forward without distribution of a dividend (other than through a reduction in par value as described in Agenda Item No. 8). At December 31, 2012, 342,832,412 of the Company’s Common Shares were eligible for dividends. The following table shows the appropriation of available earnings as proposed by the Board of Directors for the year ended December 31, 2012.

(in millions of Swiss francs)
Net income	500
Balance brought forward	1,985
Par value reduction on treasury shares	5
Attribution to reserve for treasury shares	157

Balance carried forward	2,647

The Board of Directors proposes to the Annual General Meeting to appropriate the net income to the free reserve in accordance with the table above.

Explanation

Under Swiss law, the allocation of the company’s profit or loss must be submitted to shareholders for approval or disapproval at each annual ordinary general meeting. Our Board of Directors continues to believe that it is in the best interests of the Company and its shareholders to retain our earnings for future investment in the growth of our business, for share repurchases, for the possible acquisition of other companies or lines of business, and for dividends by way of par value reduction as described in this proxy statement. Accordingly, the Board is proposing that no dividend distribution be made at this time to shareholders from 2012 year-end disposable profit and that all retained earnings at the disposal of the Annual General Meeting be carried forward. In lieu of an ordinary dividend, the Board of Directors proposes under Agenda Item No. 8 a distribution to shareholders by way of par value reduction that is repayment of share capital.

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will take the vote of the shareholders into consideration, and call an extraordinary general meeting of shareholders for re-consideration by shareholders of this agenda item or a revised agenda item.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without distribution of a dividend at the time of the Annual General Meeting.

AGENDA ITEM NO. 5: DISCHARGE OF THE BOARD OF DIRECTORS

Agenda Item

Our Board of Directors proposes that the members of the Board of Directors be discharged for the financial year ended December 31, 2012.

Explanation

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors from liability for their activities during the year ended December 31, 2012. This discharge excludes liability claims brought by the Company or shareholders against the members of the Board of Directors for activities carried out during the year ended December 31, 2012 relating to facts that have been disclosed to shareholders. Registered shareholders that do not vote in favor of this agenda item are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots or the votes of any member of the Company’s Board of Directors, any executive officer of the Company or any votes represented by the Company, is required to approve this agenda item.

Recommendation

The Board of Directors recommends a vote “FOR” the agenda item to discharge the members of the Board of Directors from liability for activities during the year ended December 31, 2012.

AGENDA ITEM NO. 6: ELECTION OF AUDITORS

6.1 Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual ordinary general meeting

Agenda Item

Our Board of Directors proposes that PricewaterhouseCoopers AG (Zurich) be elected as the Company’s statutory auditor until our next annual ordinary general meeting.

Explanation

Our shareholders must elect a firm as statutory auditor. The statutory auditor’s main task is to audit our consolidated financial statements and the statutory financial statements of ACE Limited. Our Board of Directors has recommended that PricewaterhouseCoopers AG, Birchstrasse 160, CH-8050 Zurich, Switzerland (PwC AG), be elected as our statutory auditor for our consolidated financial statements and the statutory financial statements of ACE Limited.

Representatives of PwC AG will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information and information on our pre-approval policy of audit and non-audit services, see the explanation of Agenda Item No. 6.2. Please see the Audit Committee Report included in this proxy statement for additional information about our statutory auditors.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of PricewaterhouseCoopers AG, Zurich as the Company’s statutory auditor until our next annual ordinary general meeting.

6.2 Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2013

Agenda Item

Our Board of Directors proposes that our shareholders ratify the appointment of PricewaterhouseCoopers LLP (Philadelphia, Pennsylvania, United States) as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2013.

Explanation

Our Board of Directors has recommended that our shareholders ratify the appointment of PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, Pennsylvania, 19103, United States (PwC LLP), an affiliate of PwC AG, as our independent registered public accounting firm for purposes of United States securities law reporting.

The appointment of our independent registered public accounting firm is recommended to the Board for approval by our shareholders annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has recommended the ratification of the engagement of PwC LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2013. The Company has had a working association with PwC LLP (or its predecessor Coopers & Lybrand LLP) since 1985; PwC LLP (or its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PwC LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PwC AG and PwC LLP, which we collectively refer to as PwC, for the audit of our annual consolidated financial statements for 2012 and 2011 and fees for other services rendered by PwC for fiscal years 2012 and 2011:

	2012	2011
Audit fees (1)	$16,488,000	$16,566,000
Audit-related fees (2)	1,730,000	2,474,000
Tax fees (3)	2,708,000	3,547,000
All other fees (4)	352,000	145,000

Total	$21,278,000	$22,732,000

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to ACE in connection with these services of $961,000 for 2012 and $1,092,000 for 2011.

(1)	Audit fees for the years ended December 31, 2012 and 2011 were for professional services rendered in connection with: the integrated audits of our consolidated financial statements and internal controls over financial reporting, the statutory and GAAP audits of various subsidiaries, and comfort letters and consents issued in connection with registration statements which we filed with the SEC.

(2)	Audit-related fees for the years ended December 31, 2012 and 2011 were for professional services rendered in connection with due diligence services ($1,065,000 in 2012 and $1,261,000 in 2011), consultation on accounting and financial reporting matters ($396,000 in 2012 and $1,094,000 in 2011), audits of employee benefit plans ($81,000 in 2012 and $80,000 in 2011), internal control reviews at some of our non-U.S. entities ($48,000 in 2012 and $25,000 in 2011), agreed upon procedures related to the proxy statement ($14,000 in 2012 and $14,000 in 2011), and accounting and tax advice on structuring transactions ($126,000 in 2012 and $Nil in 2011).

(3)	Tax fees for the years ended December 31, 2012 and 2011 were for professional services rendered in connection with tax compliance ($754,000 in 2012 and $1,116,000 in 2011), tax planning ($955,000 in 2012 and $1,352,000 in 2011) and expatriate tax services ($999,000 in 2012 and $1,079,000 in 2011).

(4)	All other fees for the years ended December 31, 2012 and 2011 were for professional services and expenses rendered principally in connection with industry market research and survey services ($12,000 in 2012 and $79,000 in 2011), professional training ($15,000 in 2012 and $25,000 in 2011), software licensure fees ($10,000 in 2012 and $6,000 in 2011), insurance regulatory compliance services ($48,000 in 2012 and $3,000 in 2011), and other pre-approved services not included in any other category ($4,000 in 2012 and $Nil in 2011), as well as professional services and expenses rendered by a consulting firm acquired by PwC during 2010 with which ACE had a pre-existing contract ($263,000 in 2012 and $32,000 in 2011).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm, PwC. The Audit Committee reviewed, at its November 2012 meeting, the audit services and non-audited services budgeted fees for the 2013 audit. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year to the Audit Committee for approval. The Audit Committee will pre-approve the budgeted amount of fees within each of the categories and require management and the auditor to report actual fees versus the budget periodically throughout the year by category of service. Either the Audit Committee Chairman or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and/or any excess related to non-audit fees over the budgeted amount. All fees related to internal control work are pre-approved by the Audit Committee before such services are rendered. The Audit Committee pre-approved all of the fees described above pursuant to its pre-approval policies and procedures.

The Audit Committee reviewed all non-audit services provided in 2012 and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Please see the Audit Committee Report included in this proxy statement for additional information about PwC.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of our independent registered public accounting firm (PricewaterhouseCoopers LLP, Philadelphia, Pennsylvania, United States) for purposes of United States securities law reporting for the year ending December 31, 2013.

6.3 Election of BDO AG (Zurich) as special auditing firm until our next annual ordinary general meeting

Agenda Item

Our Board of Directors proposes that BDO AG, Fabrikstrasse 50, CH-8031 Zurich, Switzerland be elected as the Company’s special auditing firm until our next annual ordinary general meeting.

Explanation

Under Swiss law, special reports by an auditor are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. Federal securities laws, PricewaterhouseCoopers AG cannot act as our special auditing firm with respect to certain types of capital increases.

Our Board of Directors has directed that the election of BDO AG as special auditing firm until our next annual general meeting be submitted for consideration by our shareholders at the 2013 Annual General Meeting.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of BDO AG (Zurich) as the Company’s special auditing firm until our next annual general meeting.

AGENDA ITEM NO. 7: APPROVAL OF ACE LIMITED 2004 LONG-TERM INCENTIVE PLAN AS AMENDED THROUGH THE SIXTH AMENDMENT

Agenda Item

Our Board of Directors proposes that the ACE Limited 2004 Long-Term Incentive Plan as amended through the sixth amendment, which we refer to as the Sixth Amendment, be approved.

Explanation

On February 27, 2013, the Board of Directors adopted the Sixth Amendment, subject to shareholder approval. The effect of the Sixth Amendment, the reasons the Board recommends approval of the Sixth Amendment, and the purpose of the LTIP are set forth below.

The primary purpose of the Sixth Amendment is to increase the total number of shares reserved for delivery under the LTIP by 8.0 million shares. It will also increase by 3.2 million shares the sublimit that restricts the ability to grant “full value awards” under the LTIP. The practical impact of these increases will be to give the Board of Directors discretion to grant awards under the LTIP in the future, for up to approximately three years, before another shareholder vote would be required. This three-year estimate is based on the rate of annual grants in the past, and assumes future grants are consistent with our past practice, adjusted to reflect anticipated growth of the Company and other relevant factors. Equity compensation has always been an important component of executive and employee compensation at the Company, because we believe it aligns employee compensation with shareholder interests and properly defers value to the medium- or long-term. Approving the Sixth Amendment would allow the Board of Directors to attract and retain employees, provide them competitive compensation, adapt to evolving compensation practices and account for the growth of the Company and its employees. It is our practice to make annual equity awards to a large group of our employees (up to 3,000 individuals)—not a small group of key Company executives—which makes the LTIP an important part of our compensation program on the whole. We expect that equity awards will continue to be reasonably stable and largely based on performance factors set forth in the Company’s proxy statement, and the Company will continue to comply with SEC and NYSE requirements, such as proxy disclosure requirements, for stock plans. The LTIP has additional safeguards, including limits on annual grants to individuals, prohibitions on option repricing and below-grant date fair market value option exercise prices, and minimum vesting provisions for full value awards. Furthermore, the Company strongly links employee and equity compensation to its financial results. We believe our historical equity award practices directly contribute to successful financial performance, and our financial performance and strength provide the rationale for historical and anticipated LTIP grant amounts.

Also, to enable the Company to grant performance-based compensation that is exempt from the $1 million limit on tax-deductible compensation, the performance goals of the LTIP must be periodically resubmitted to and reapproved by the shareholders; shareholder approval of the LTIP as amended through the Sixth Amendment will constitute re-approval of the performance goals set forth in the LTIP. Finally, the LTIP became effective February 25, 2004, which we refer to as the Effective Date, and will continue in effect until terminated by the Board; provided, however, that, if the LTIP as amended through the Sixth Amendment is approved by shareholders, no awards may be granted under the LTIP on or after February 27, 2023. Any awards that are outstanding after LTIP termination shall remain subject to the terms of the LTIP.

The LTIP as amended through the Sixth Amendment is subject to shareholder approval, and will become effective upon that approval. In July 2008, in connection with our redomestication to Switzerland, the Company’s shareholders approved a reserve of 33,000,000 shares of “conditional share capital” (of which 25,410,929 shares remain available, as reflected in Article 5 of our Articles of Association), providing a pool of shares with respect to which the Board of Directors may authorize the issuance to the Company’s employees, directors and consultants. The LTIP as amended through the Sixth Amendment is being submitted to shareholders, despite the previous authorization of conditional share capital, to comply with applicable tax laws and NYSE requirements.

A copy of the LTIP as amended through the Sixth Amendment is set forth in Exhibit B.

Summary of Awards Granted and Shares Remaining Available under the LTIP

On February 28, 2013, the Company granted 1,345,850 restricted stock awards and 266,065 restricted stock units to employees of the Company and its subsidiaries with a grant date fair value of $85.39. The Company also granted 1,815,896 stock options, at an exercise price of $85.39. As of February 28, 2013, there were 339,850,065 Common Shares outstanding. At that date, there were also a total of 3,218,503 Common Shares that remained available for future issuance under the LTIP. The number of Common Shares to be issued upon exercise of outstanding options, warrants, and rights was 10,932,034 with a weighted-average exercise price of outstanding options, warrants, and rights of $60.38 and a weighted average remaining contractual term of 7.0 years. As of February 28, 2013, the outstanding unvested restricted stock and unvested restricted stock units were 4,005,138 and 649,363, respectively. Under the current plan limit of 17,000,000 full value awards, 2,300,712 full value awards remained available for future issuance under the LTIP.

The LTIP is the only plan under which we are currently authorized to issue equity grants to employees and directors of the Company or its subsidiaries, as well as consultants and other persons providing services to the Company or its subsidiaries. In addition, we maintain our employee stock purchase plan, discussed below, which allows eligible participants to purchase shares of Company stock.

Purpose of the LTIP

As described more generally above, the LTIP has been established by the Company to:

•	attract and retain persons eligible to participate in the LTIP;

•	motivate eligible individuals to whom awards under the LTIP will be granted, who we refer to as the Participants, by means of appropriate incentives, to achieve long-range goals;

•	provide incentive compensation opportunities that are competitive with those of other similar companies; and

•	further align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s Common Shares, which we refer to in this section as the Stock.

The LTIP promotes the long-term financial interest of the Company and its subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return. The LTIP also serves to set parameters and describe for shareholders terms under which the Board is permitted to issue shares out of previously-approved conditional share capital to employees, directors and consultants.

The Company uses equity-based compensation granted under the LTIP as a key element of its executives’ compensation packages, and each year the Company discloses the prior year grants to and other compensation of its executive officers whose compensation is disclosed in the Company’s proxy statement. The Company has proposed amendment of the LTIP by the Sixth Amendment at this time because it believes in the merits of linking executives’ overall compensation opportunities to the enhancement of long-term shareholder return. The LTIP provides for the grant of non-qualified and incentive stock options, stock appreciation rights, which we refer to as SARs, full value awards and cash incentive awards, and the flexibility inherent in the plan permits the Board to change the type, terms and conditions of awards as circumstances may change. We believe that this flexibility and the resulting ability to more affirmatively adjust the nature and amounts of executive compensation are particularly important for our industry and to a global company such as ours, given the volatility of the public markets and reactions to economic and world events. Increasingly, compensation that aligns the interests of executives and a company’s shareholders, like equity, is an important tool of the Board of Directors.

The Company has previously established a set of guidelines aimed at increasing officer Stock ownership. Approval of the LTIP as amended through the Sixth Amendment will help achieve this goal and is necessary in order for the Company to continue making equity awards to employees and directors at competitive levels.

Additionally, subject to market conditions and a variety of timing considerations, the Company believes it is appropriate to repurchase shares from time to time to offset shareholder dilution attributable to equity grants under ACE’s equity-based incentive plans. In November 2012, the Board of Directors extended through December 31, 2013 the existing authority for share repurchases up to $461 million.

General

The LTIP provides that it is administered by a committee, which we refer to as the Committee, of two or more members of the Board of Directors of the Company who are selected by the Board. The Committee selects the Participants (who can be employees of the Company or any of its subsidiaries or consultants, directors or other persons providing services to the Company or any of its subsidiaries), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee may delegate all or any portion of its responsibilities or powers under the LTIP to persons selected by it. The Committee’s functions will be performed by the Compensation Committee. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the LTIP that would otherwise be the responsibility of the Committee.

If the LTIP as amended through the Sixth Amendment is approved by shareholders, the maximum number of shares that may be delivered to Participants and their beneficiaries under the LTIP will be increased by 8.0 million. Shareholder approval of the LTIP as amended through the Sixth Amendment will increase the maximum number of shares that may be delivered to Participants and their beneficiaries to the sum of (i) 38,600,000 shares of Stock; plus (ii) shares of Stock that are represented by awards granted under the ACE Limited 1995 Long-Term Incentive Plan, the ACE Limited 1995 Outside Directors Plan, the ACE Limited 1998 Long-Term Incentive Plan, and the ACE Limited 1999 Replacement Long-Term Incentive Plan, which we refer to as the Prior Plans, that are forfeited, expire or are canceled after the Effective Date without delivery of shares of Stock (or which result in the forfeiture of the shares of Stock back to the Company) to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Plan. Any shares of Stock covered by an award that are not delivered to a Participant or beneficiary because the award is forfeited or canceled shall not be deemed to have been delivered for this purpose. However, subject to the preceding sentence, the total number of shares covered by an award granted after July 10, 2008 (the date of shareholder approval of the LTIP as amended by the Fourth Amendment) will be treated as delivered for this purpose to the extent payments or benefits are delivered to the Participant with respect to such shares. Accordingly (i) if an award denominated in shares of Stock is settled in cash, the total number of shares with respect to which such payment is made shall be considered to have been delivered; (ii) if shares covered by an award are used to satisfy the applicable tax withholding obligation, the number of shares held back by the Company to satisfy such withholding obligation shall be considered to have been delivered; (iii) if the exercise price of any option granted under the LTIP is satisfied by tendering shares of Stock to the Company, the number of shares tendered to satisfy such exercise price shall be considered to have been delivered; and (iv) if cash or shares of Stock are delivered in settlement of the exercise of an SAR, the total number of shares with respect to which such SAR is exercised shall be deemed delivered.

Prior to the effectiveness of the Sixth Amendment, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the LTIP as full value awards may not exceed 17,000,000 shares of Stock. However, 3,220,599 awards remained available for future issuance under that plan limit as of February 28, 2013. If the LTIP as amended through the Sixth Amendment is approved by shareholders, the maximum number of shares that may be delivered to Participants and their beneficiaries under the LTIP as full value awards will be increased by 3.2 million.

The following additional limits apply to awards under the LTIP:

•	the maximum number of shares of Stock that may be covered by options and SARs granted to any one Participant in any one calendar year may not exceed 1,000,000 shares;

•

for full value awards that are intended to be performance-based compensation (as described below), no more than 500,000 shares of Stock may be delivered pursuant to awards granted to any Participant during any one calendar year; and

•

the maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant with respect to any performance period equals $500,000 multiplied by the number of calendar months included in the performance period. If the LTIP as amended through the Sixth Amendment is approved by shareholders, this maximum amount of “performance-based compensation” payable to any one Participate in a performance period will be increased by $500,000, to $1 million, multiplied by the number of calendar months included in the performance period.

The shares of Stock with respect to which awards may be made under the LTIP shall be:

•	shares currently authorized but unissued;

•	to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or

•

shares purchased in the open market (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company) by a direct or indirect wholly-owned subsidiary of the Company (and the Company may contribute to the subsidiary an amount sufficient to accomplish the purchase of the shares to be so acquired).

At the discretion of the Committee, an award under the LTIP may be settled in cash rather than shares of Stock. The closing price for the Stock on the NYSE on March 28, 2013 was $         per share.

The Committee may use shares of Stock available under the LTIP as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include:

•	adjustment of the number and kind of shares which may be delivered under the LTIP;

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding options and SARs; and

•	any other adjustments that the Committee determines to be equitable, which may include, without limitation:

•	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and

•

cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option, the amount of such payment may be the excess of value of the Stock subject to the option at the time of the transaction over the exercise price.

Awards under the LTIP are not transferable except as designated by the Participant by will or by the laws of descent and distribution, and except for transfers without consideration to the extent permitted by the Committee.

Eligibility

All employees and directors of the Company or its subsidiaries, as well as consultants and other persons providing services to the Company or its subsidiaries, are eligible to become Participants in the LTIP, except that non-employees may not be granted incentive stock options. As of February 28, 2013, the Company and its subsidiaries had approximately 18,000 employees. The specific employees who initially will be granted awards under the LTIP and the type and amount of any such awards will be determined by the Committee.

Options

The Committee may grant an incentive stock option or non-qualified stock option to purchase the Stock at an exercise price determined under the option. Except as described below, the exercise price for an option shall not be less than the fair market value of the Stock at the time the option is granted. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price, except as approved by the Company’s shareholders or as adjusted for corporate transactions described above. No option shall be surrendered to the Company in consideration for a cash payment, if at the time of such surrender, the exercise price of such option is greater than the then current fair market value of a share of Stock, except as approved by the Company’s shareholders. In addition, the Committee may grant options with an exercise price less than the fair market value of the Common Shares at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced.

The option shall be exercisable in accordance with the terms established by the Committee. The full purchase price of each share of Stock purchased upon the exercise of any option shall be paid at the time of exercise of an option. Except as otherwise determined by the Committee, the purchase price of an option shall be payable in cash, in shares of Stock (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

Stock Appreciation Rights

An SAR entitles the Participant to receive the amount (in cash or shares of Stock) by which the fair market value of a specified number of shares of Stock on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR shall not be less than the fair market value of the Stock at the time the SAR is granted or, if less, the exercise price of the tandem option. The exercise price of an SAR may not be decreased after the date of grant nor may an SAR be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price, except as approved by the Company’s shareholders or as adjusted for corporate transactions described above. No SAR shall be surrendered to the Company in consideration for a cash payment, if at the time of such surrender, the exercise price of such SAR is greater than the then current fair market value of a share of Stock, except as approved by the Company’s shareholders. In addition, the Committee may grant SARs with an exercise price less than the fair market value of the Common Shares at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. The Committee may grant an SAR independent of any option grant and may grant an option and SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price. The SAR shall be exercisable in accordance with the terms established by the Committee. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Stock acquired pursuant to the exercise of an SAR as the Committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards

The following types of “full value awards” may be granted, as determined by the Committee:

•	the Committee may grant shares of Stock that may be in return for previously performed services, or in return for the Participant surrendering other compensation that may be due;

•	the Committee may grant shares of Stock that are contingent on the achievement of performance or other objectives during a specified period; and

•

the Committee may grant shares of Stock subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant, or the achievement of performance or other objectives.

Any such awards shall be subject to such conditions, restrictions and contingencies as the Committee determines. If the right to become vested in a full value award is conditioned on the completion of a specified period of service with the Company or its subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will not be less than three years (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

Cash Incentive Awards

The Committee may grant cash incentive awards (including the right to receive payment of cash or Stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

$1 Million Limit

A U.S. income tax deduction for the Company will generally be unavailable for annual compensation in excess of $1 million paid to any of the most highly compensated officers (not more than five) of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the LTIP will satisfy the requirements for “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code.

The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be performance-based compensation. Any such awards designated as intended to be performance-based compensation shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code. To satisfy the requirements that apply to performance-based compensation and continue the ability to grant performance-based compensation full value awards or cash incentive awards after the 2009 shareholders’ meeting, we are requesting shareholder reapproval of the performance goals. Approval of the LTIP as amended through the Sixth Amendment will constitute reapproval of the foregoing goals.

The performance measures that may be used for such awards shall be based on any one or more of the following Company, subsidiary, operating unit or division performance measures as selected by the Committee: gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; earnings before interest and taxes; net income; stock price; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

Change in Control

The LTIP provides that the occurrence of a change in control shall have such effect, if any, with respect to an award, as provided by the Committee. For the purposes of the LTIP, a “change in control” is generally deemed to occur when (i) any person becomes the beneficial owner of 50 percent or more of the voting stock of the Company; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the effective date of the LTIP; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

Amendment and Termination

The LTIP may be amended or terminated at any time by the Board, and the Board or the Committee may amend any award granted under the LTIP, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. The Board may not amend the provision of the LTIP related to repricing without approval of shareholders. The LTIP will remain in effect as long as any awards remain outstanding, but no new awards may be granted after the ten-year anniversary of February 27, 2013.

United States Income Tax Considerations

The following is a brief description of the U.S. federal income tax treatment that will generally apply to awards under the LTIP based on current U.S. income taxation with respect to Participants who are subject to U.S. income tax.

Non-Qualified Options. The grant of a non-qualified option will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Stock acquired over the exercise price for those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares of Stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the Participant. The exercise of an incentive stock option will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the shares of Stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the Participant will have a basis in those shares equal to the fair market value of the shares of Stock at the time of exercise.

If the Participant does not sell or otherwise dispose of the Stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such Stock to the Participant, then, upon disposition of such shares of Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of the shares of Stock received will be taxable to the Participant as ordinary income. Gains and losses realized by the Participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Full Value Awards. A Participant who has been granted a full value award will not realize taxable income at the time of grant, provided that the Stock subject to the award is not delivered at the time of grant, or if the Stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares of Stock subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the Participant.

Withholding of Taxes. The Company may withhold amounts from Participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, Participants may have shares of Stock withheld from awards or may tender previously owned shares of Stock to the Company to satisfy tax withholding requirements. The shares of Stock withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Tax Deduction. The Company is not subject to U.S. income taxes. However, if an award is granted to a Participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary generally will be entitled to a deduction equal to the amount of income includible in the Participant’s income.

A U.S. income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the most highly compensated officers of a public corporation (not more than five). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. If a U.S. subsidiary has an employee who is among its most highly compensated officers, that subsidiary’s deduction will be subject to this limit. To preserve the deduction for the subsidiary, the Company has designed the LTIP to enable awards thereunder to constitute “performance-based compensation” and not be counted toward the $1 million limit.

Change In Control. Any acceleration of the vesting or payment of awards under the LTIP in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the Participant to a 20 percent excise tax and preclude deduction by a subsidiary.

Tax Advice

U.S. Tax Advice. The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the LTIP. A Participant may also be subject to state and local taxes in connection with the grant of awards under the LTIP. The Company suggests that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Non U.S. Tax Considerations. For participants subject to taxation in other countries, you should consult your tax advisor.

Authorized Securities under Equity Compensation Plans

The following table presents securities authorized for issuance under equity compensation plans at December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	9,449,659	(2)	$55.03	8,085,044

(1)	These totals include securities available for future issuance under the following plans:

i.	ACE Limited 2004 Long-Term Incentive Plan. A total of 30,600,000 Common Shares of the Company are authorized to be issued pursuant to awards made as options, stock appreciation rights, stock units, performance shares, performance units, restricted stock, and restricted stock units. The maximum number of shares that may be delivered to participants and their beneficiaries under the LTIP shall be equal to the sum of: (i) 30,600,000 shares; and (ii) any shares that are represented by awards granted under the ACE Limited 1995 Long-Term Incentive Plan, the ACE Limited 1995 Outside Directors Plan, the ACE Limited 1998 Long-Term Incentive Plan, and the ACE Limited 1999 Replacement Long-Term Incentive Plan (which we collectively refer to as the Prior Plans) that are forfeited, expired, or are canceled after the effective date of the LTIP of February 25, 2004, without delivery of shares or which result in the forfeiture of the shares back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Plan. As of December 31, 2012, a total of 8,863,689 option awards are outstanding and 6,593,991 shares remain available for future issuance under this plan.

ii.	ACE Limited 1998 Long-Term Incentive Plan. This plan only remains in effect with respect to 581,970 option awards outstanding made pursuant to this plan. Future awards will be made pursuant to the LTIP.

iii.	ACE Limited 1995 Long-Term Incentive Plan. This plan only remains in effect with respect to 4,000 option awards outstanding made pursuant to this plan. Future awards will be made pursuant to the LTIP.

iv.	Employee Stock Purchase Plan. A total of 4,500,000 shares are authorized for purchase at a discount. As of December 31, 2012, 1,491,053 shares remain available for future issuance under this plan.

(2)	Does not include purchase rights accruing under the employee stock purchase plan in the current purchase period, because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period on June 30, 2013.

See Note 12 to the Consolidated Financial Statements for further information regarding these plans.

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will take the vote of the shareholders into consideration, and will continue to make awards of shares remaining available under the existing LTIP.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the approval of the ACE Limited 2004 Long-Term Incentive Plan as amended through the Sixth Amendment.

AGENDA ITEM NO. 8: APPROVAL OF DISTRIBUTION TO SHAREHOLDERS IN THE FORM OF PAR VALUE REDUCTION

Introduction and Explanation

Our Board of Directors proposes distributions to shareholders through par value reductions, the same method approved at our annual general meeting in 2012. We have used this method because payment of a dividend in the form of a par value reduction is more appropriate for us under current Swiss law and is not subject to the Swiss withholding tax, which has a rate of 35 percent. We are thus requesting shareholder approval for an annual par value reduction amount, to be paid to shareholders pursuant to a formula in four equal installments.

The agenda item below calls for a par value reduction in an aggregate CHF amount equal to $2.04 per share, using the USD/CHF currency exchange ratio as published in The Wall Street Journal on the fourth New York business day (or, if not published that day, then as reported on The Wall Street Journal’s website as of the close of business on the previous New York business day) prior to the date of the 2013 Annual General Meeting, which we refer to as the Base Annual Dividend. The Base Annual Dividend will be payable in four installments; provided that each of the CHF installments will be adjusted pursuant to the formula so that the actual CHF par value reduction amount for each installment will equal $0.51, subject to an aggregate upward adjustment for the four installments of 50 percent of the Base Annual Dividend (the Base Annual Dividend plus the aggregate upward adjustment for the four installments of 50 percent of the Base Annual Dividend, together referred to as the Dividend Cap). Application of the formula will mean that the CHF amount of each installment will be determined at the approximate time of distribution, while the U.S. dollar value of the installment will remain $0.51 unless and until the Dividend Cap is reached. A par value reduction that would otherwise exceed the Dividend Cap will be reduced to equal the CHF amount remaining available under the Dividend Cap, and the U.S. dollar amount distributed will be the then-applicable U.S. dollar equivalent of that CHF amount.

Agenda Item

Based on a report in accordance with Article 732 para. 2 of the Swiss Code of Obligations provided by PricewaterhouseCoopers AG as state supervised auditing enterprise who will be present at the meeting, the Board of Directors proposes that the following dividend in the form of a distribution by way of par value reduction be approved. This agenda item may only be approved if our shareholders voting (in person or by proxy) at the Annual General Meeting first approve Agenda Item 3.2—“Approval of the statutory financial statements of ACE Limited.” The blank numbers in the following resolution will be completed based upon the Company’s actual share capital as of the date of the Annual General Meeting and applicable exchange rate calculations described below. Pursuant to Swiss law, we are required to submit to you for your approval both the English and the (authoritative) German versions of the proposed amendments to the Company’s Articles of Association:

1.	The capital of the Company in the aggregate amount of CHF [•(number of Common Shares as registered in the Commercial Register on the date of the Annual Shareholder Meeting (the “Total Shares”)) x (par value per share on the date of the annual general meeting)] shall be reduced by the amount of CHF [•(number of Total Shares) x (Aggregate Reduction Amount as determined in paragraph 3(i))] (the “Aggregate Distribution Amount”) to CHF [•completed at the date of the Annual General Meeting (the “General Meeting Date”)].

2.	Based on the report of the auditor dated May [•date of auditor report], 2013, it is recorded that the receivables of the creditors of the Company are fully covered even after the capital reduction.

3.	The capital reduction shall be executed as follows:

(i)

The capital reduction shall occur by reducing the par value per each Common Share from currently CHF (par value per share on the date of the annual general meeting) by CHF [•(USD 2.04 x USD/CHF currency exchange ratio as published in The Wall Street Journal on the fourth New York business day prior to the General Meeting Date (or, if not published that day, then as reported on The Wall Street Journal’s website as of the close of business on the previous New York business day); rounded down to the next centime amount which can be divided by four)] (“Aggregate Reduction Amount”) to

CHF [•] in four steps (each, a “Partial Par Value Reduction”): (1) for the first partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of July 2013 (“first Partial Par Value Reduction”); (2) for the second partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of September or, at the latest, October 4, 2013 (“second Partial Par Value Reduction”); (3) for the third partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of December 2013 (“third Partial Par Value Reduction”); and (4) for the fourth partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of March 2014 (“fourth Partial Par Value Reduction”).

(ii)	The Aggregate Reduction Amount shall be repaid to shareholders in installments of CHF [•Aggregate Reduction Amount divided by four] in August 2013, CHF [•Aggregate Reduction Amount divided by four], in October 2013, CHF [•Aggregate Reduction Amount divided by four] in January 2014 and CHF [•Aggregate Reduction Amount divided by four] in April 2014 per Common Share.

(iii)	At each Partial Par Value Reduction an updated report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations by PricewaterhouseCoopers AG, an auditor supervised by the Swiss government, shall be prepared (an “Updated Report”).

(iv)	The Board is only authorized to repay a Partial Par Value Reduction amount in the event the Updated Report confirms that the claims of creditors are fully covered in spite of the Partial Par Value Reduction.

(v)	In addition, under Swiss law, upon satisfaction of all legal requirements (including shareholder approval of a par value reduction as described in this proposal), we will be required to submit an application to the Commercial Register of the Canton of Zurich to register each applicable par value reduction. Without effective registration of the applicable par value reduction with the Commercial Register of the Canton of Zurich, the Company will not be able to proceed with the payment of any installment of the distribution as described in this proposal. The Company cannot assure that the Commercial Register of the Canton of Zurich will approve the registration of any applicable par value reduction.

4.	The quarterly Partial Par Value Reduction amount of CHF [•completed on General Meeting Date] per Common Share (the “Quarterly Distribution Amount”) equals USD 0.51 (the “Quarterly U.S. Dollar Amount”) calculated pursuant to paragraph 3(i) and (ii) above. The Quarterly Distribution Amount and the Aggregate Distribution Amount pursuant to paragraph 1 are subject to the following adjustments as a result of USD/CHF currency fluctuations:

(i)	The Quarterly Distribution Amount is to be adjusted as a result of currency fluctuations such that each quarterly per Common Share Partial Par Value Reduction amount shall equal an amount calculated as follows (rounded down to the next centime):

Quarterly Distribution Amount = Quarterly U.S. Dollar Amount x USD/CHF currency exchange ratio as published in The Wall Street Journal on July [16], 2013 for the first Partial Par Value Reduction, on September [23], 2013, for the second Partial Par Value Reduction, on December [6], 2013, for the third Partial Par Value Reduction, and on March [21], 2014, for the fourth Partial Par Value Reduction (or, if not published on any such day, then as displayed on the Wall Street Journal’s website as of close of business on the previous New York business day).

If as a result of one or several quarterly adjustments the Aggregate Distribution Amount would otherwise be increased by more than CHF [• (number of Total Shares) multiplied by the maximum increase amount per Common Share as determined at the end of this paragraph] (corresponding to 50% of the Aggregate Distribution Amount set forth in paragraph 1, rounded down to the next centime), the adjustment is limited such that the aggregate increase to the Aggregate Distribution

Amount rounded down to the next centime equals CHF [•completed on General Meeting Date] (being CHF [•(50% of the Aggregate Distribution Amount) divided by the number of Total Shares, rounded down to the next centime] per Common Share).

(ii)	The Aggregate Distribution Amount pursuant to paragraph 1 shall be adjusted as follows:

Sum of the products of each of the four Quarterly Distribution Amounts (each as adjusted pursuant to paragraph 4(i)) multiplied by the number of Common Shares registered in the Commercial Register of the Canton of Zurich as issued and outstanding on the date of the registration of the respective Partial Par Value Reduction.

5.	The Aggregate Distribution Amount pursuant to paragraph 1 (as adjusted pursuant to paragraph 4 (ii)) shall be increased by par value reductions on Common Shares that are issued from authorized share capital and conditional share capital after the Annual General Meeting but which have not been registered in the Commercial Register of the Canton of Zurich on the date of the registration of the respective Partial Par Value Reductions.

6.	The general meeting acknowledges that the report of the auditor dated May [•completed on General Meeting Date], 2013 has been prepared on the basis of the maximum possible increase provided under paragraphs 4 and 5, meaning the increase of the Aggregate Distribution Amount by CHF [•completed on General Meeting Date] and that all Common Shares have been issued out of conditional share capital and the authorized share capital.

7.	The Board is instructed to determine the procedure for the payment of the Quarterly Distribution Amounts.

8.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 3 lit. a) of the Articles of Association:

“Artikel 3 Aktienkapital	“Article 3 Share Capital

a)      Das Aktienkapital der Gesellschaft beträgt CHF [•] * / [•]** / [•]*** / [•]**** und ist eingeteilt in 342’832’412 auf den Namen lautende Aktien im Nennwert von CHF [•]* / [•]** / [•]*** / [•]**** je Aktie. Das Aktienkapital ist vollständig liberiert.”

a)      The share capital of the Company amounts to CHF [•]* / [•]** / [•]*** / [•]**** and is divided into 342,832,412 registered shares with a nominal value of CHF [•]* / [•]** / [•]*** / [•]**** per share. The share capital is fully paid-in.”

* nach Vollzug der ersten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Juli 2013 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2013

*       Upon completion of the first Partial Par Value Reduction by the end of July 2013 with specific numbers based on adjustments pursuant to paragraph 4 and the articles of association being dated May 2013

**     nach Vollzug der zweiten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende September oder spätestens bis am 4. Oktober 2013 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2013

**     Upon completion of the second Partial Par Value Reduction by the end of September or, at the latest, October 4, 2013 with specific numbers based on adjustments pursuant to paragraph 4 and with the articles of association being dated May 2013

*** nach Vollzug der dritten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Dezember 2013 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2013

***  Upon completion of the third Partial Par Value Reduction by the end of December 2013 with specific numbers based on adjustments pursuant to paragraph 4 and with the articles of association being dated May 2013

****nach Vollzug der vierten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende März 2014 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2013

****Upon completion of the fourth Partial Par Value Reduction by the end of March 2014 with specific numbers based on adjustments pursuant to paragraph 4 and with the articles of association being dated May 2013

Please note that the asterisks above also apply to Articles 4, 5 and 6 below.

9.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register the following amendments to Articles 4 lit. a), 5 lit. a) and 6 lit. a) of the Articles of Association are resolved as a consequence of the par value reduction:

“Artikel 4 Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung	“Article 4 Conditional Share Capital for Bonds and Similar Debt Instruments

a)      Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [•]* / [•]** / [•]*** /[•]**** durch Ausgabe von höchstens 33’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [•]* / [•]** / [•]*** /[•]**** je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.”

a)      The share capital of the Company shall be increased by an amount not exceeding CHF [•]* /[•]** /[•]*** /[•]**** through the issue of a maximum of 33,000,000 registered shares, payable in full, each with a nominal value of CHF [•]* /[•]** /[•]*** /[•]**** through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.”

“Artikel 5 Bedingtes Aktienkapital für Mitarbeiterbeteiligungen	“Article 5 Conditional Share Capital for Employee Benefit Plans

a)      Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [•]* / [•]** / [•]*** /[•]**** durch Ausgabe von höchstens 25’410’929 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [•]* / [•]** / [•]*** /[•]**** je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder ihrer Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.”

a)      The share capital of the Company shall be increased by an amount not exceeding CHF [•]* /[•]** /[•]*** /[•]**** through the issue from time to time of a maximum of 25,410,929 registered shares, payable in full, each with a nominal value of CHF [•]* /[•]**/[•]*** /[•]****, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director, or other person providing services to the Company or a subsidiary.”

“Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	“Article 6 Authorized Share Capital for General Purposes

a)      Der Verwaltungsrat ist ermächtigt das Aktienkapital jederzeit bis zum 16. Mai 2014 im Maximalbetrag von CHF [•]* / [•]** / [•]*** /[•]**** durch Ausgabe von höchstens 140’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [•]* /[•]** / [•]*** /[•]**** je Aktie zu erhöhen.”

a)      The Board of Directors is authorized to increase the share capital from time to time and at any time until 16 May 2014 by an amount not exceeding CHF [•]* /[•]** / [•]*** / [•]**** through the issue of up to 140,000,000 fully paid up registered shares with a nominal value of CHF [•]* / [•]** / [•]*** / [•]**** each.”

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast in person or by way of proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the payment of the dividend through reduction of the par value of our shares as described above, such payment to be made in four quarterly installments through our next annual ordinary general meeting.

AGENDA ITEM NO. 9: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our executive officers and former executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement (to whom we refer as our named executive officers, or NEOs), as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we strive to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of the Company, and to support the human resource requirements of our business in all the markets, globally, in which we operate. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our named executive officer compensation as described on pages 56-93 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Company’s proxy statement is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.

Voting Requirement to Approve Agenda Item

This agenda item is an advisory vote. As such, it is not binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item receives the affirmative vote of a majority of the votes cast (in person or by proxy).

Recommendation

The Board of Directors recommends a vote for the approval of executive compensation.

CORPORATE GOVERNANCE

Overview

In General	Our Board of Directors has maintained corporate governance policies for many years in accordance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards. We have adopted Organizational Regulations and Corporate Governance Guidelines covering issues such as executive sessions of the Board of Directors, director qualification and independence standards, Board leadership, director responsibilities and procedures, director equity ownership guidelines, management evaluation and succession and Board self-evaluations. We have also adopted Categorical Standards for Director Independence, a Code of Conduct and charters for each of our Compensation Committee, Audit Committee, Nominating & Governance Committee, Risk & Finance Committee and Executive Committee. The full text of our Organizational Regulations, our Corporate Governance Guidelines, our Categorical Standards for Director Independence, our Code of Conduct and each committee charter is available on the Company’s website located at www.acegroup.com. You can view and print these documents by accessing our website, then clicking on “Investor Information,” followed by “Corporate Governance.” Our Categorical Standards for Director Independence also appear as Exhibit A to this proxy statement. In addition, you may request copies of our Organizational Regulations, our Corporate Governance Guidelines, Categorical Standards for Director Independence, Code of Conduct and the committee charters by contacting us as follows:

Telephone — +1 (441) 299-9283;

Facsimile — +1 (441) 292-8675; or
E-mail — investorrelations@acegroup.com.

Executive Sessions of Directors	In addition to regular Board meetings, our non-management directors generally meet for an executive session of the Board at each quarterly Board meeting. At these meetings, because our Chairman, President and Chief Executive Officer, whom we refer to as our CEO, is our only non-independent director, only independent directors are present. Our Lead Director, Robert M. Hernandez, is the presiding director for executive sessions of non-management and independent directors.
Other Corporate Governance Highlights	•	11 of our 12 current directors are independent directors.

•	Only independent directors may serve on our Audit, Compensation, Nominating & Governance and Risk & Finance Committees.

•	Our directors are elected by majority voting.

•	Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

Together with our Board, our Audit Committee evaluates the qualification, performance and independence of our independent auditors. If required by applicable law or regulation relating to auditor rotation or otherwise, or if the Audit Committee otherwise determines it is necessary, it will replace the independent auditors or lead engagement partner or the partner responsible for reviewing the audit.

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If a member of our Audit Committee simultaneously serves on the audit committees of more than three public companies, the Board is required to determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee.

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Our Compensation Committee has the authority to retain independent consultants and has engaged Frederic W. Cook & Co., Inc. to assist it, and has determined that Frederic W. Cook & Co.’s work on behalf of the Compensation Committee does not raise any conflict of interest. Our Compensation Committee evaluates the performance of the CEO, based on corporate and personal goals and objectives, and sets his compensation level based on this evaluation, both as a committee and together with the other independent directors.

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Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations (including insider trading laws), and reporting illegal or unethical behavior.

•	Our Board and each of its chartered committees conducts an annual self-evaluation to determine whether they are functioning effectively.

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We have adopted Related Party Transaction Guidelines that require our Nominating & Governance Committee to review and approve or ratify, certain transactions between us and related persons as further described in “Corporate Governance—What is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?”.

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Our Board formed a Risk Committee in November of 2009. The mission of the Risk Committee of the Board of Directors was to understand, advise about, and oversee the Company’s risk management process to assure that it functions correctly in all material respects. In May 2011, our Board approved the consolidation of the Risk Committee and the Finance and Investment Committee to form the Risk & Finance Committee. The purpose of the consolidation was to focus appropriate director expertise on particular Board committees, improve efficiency and ensure proper Board oversight and attention on priority matters.

Continuing Education	We provide ongoing programs for existing directors, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance and risk management. Directors are encouraged to attend these and other appropriate continuing education programs. In 2012, we sponsored training sessions for our Risk & Finance Committee members and our Audit Committee members. In addition, many of our directors attended outside director education programs.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets a minimum of five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met five times during 2012, including one telephonic meeting. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member that were held during 2012.

Director Independence and Other Information

The Board has determined that the following directors, nominees and former directors who retired during the last fiscal year are independent under the listing standards of the NYSE: Michael G. Atieh, Mary A. Cirillo, Michael P. Connors, Bruce L. Crockett, Robert M. Hernandez, John A. Krol, Peter Menikoff, Leo F. Mullin, Thomas J. Neff, Robert Ripp, Theodore E. Shasta, Eugene B. Shanks, Jr. and Olivier Steimer. The independent directors constitute a substantial majority of our Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors. A copy of our Categorical Standards for Director Independence is attached as Exhibit A to this proxy statement and is also available by accessing the Company’s website at www.acegroup.com, then clicking on “Investor Information,” followed by “Corporate Governance” and the relevant button under the Corporate Governance listing. The Board also considered the other directorships held by the independent directors, including ACE share ownership by, and insurance business with, such other companies, as applicable, and determined that none of these directorships constituted a material relationship with the Company.

SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in January 2004 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The Board and Diversity

We believe that a variety of perspectives, opinions and backgrounds among the members of the Board is critical to the Board’s ability to perform its duties and various roles. We strive to maintain, and we encourage, diversity of thought among Board members, which makes the body as a whole more effective. Our Board includes ethnic and religious minorities, members from multiple countries, both genders, and people from many walks of life and disciplines. The make-up of the Board has evolved, and broadened, as ACE has grown and evolved as a company, and continued diversity is expected.

Our Board of Directors is elected by our shareholders, who have the legal and structural power to determine the Board’s composition. Under our Articles of Association and Swiss law, the Board is entrusted with the ultimate direction of the Company, and thus responsible for ensuring that appropriate policies, procedures and leadership (including at Board level) are in place. The Nominating & Governance Committee was established in large part to facilitate consideration of and adherence to Board composition matters.

Our Corporate Governance Guidelines include provisions intended to help ensure that the Board, as it evolves, will have collective skills, experience, independence and diversity to enable it to function as well as possible for the short term and long term. Those guidelines instill in the Nominating & Governance Committee responsibility for oversight of this objective, although we do not have a formal Board diversity policy.

Each of our directors represents stockholders as a whole rather than any particular stockholder or group of stockholders. Individual directors are required to notify the Committee’s Chairman, and the Chairman of the Board, of any change in business or professional affiliations or responsibilities, including retirement, so that diversity, conflicts and other Board composition issues can be considered. The Lead Director is also involved in this process. A director is required to offer his or her resignation from the Board (which resignation may be accepted or not accepted, on behalf of the Board, by the Chairman of the Nominating & Governance Committee following consultation with other Committee or Board members in the reasonable discretion of the Chairman) in the event a director for any reason leaves a full-time job or otherwise materially changes his or her full-time employed position or status (e.g., resignation, termination, reassignment, or retirement). In addition, as set forth in the Corporate Governance Guidelines, a director should offer to resign if the Nominating & Governance Committee concludes that he or she no longer meets the Company’s requirements for service on the Board. Our Nominating & Governance Committee annually performs evaluations of the Board and a self-evaluation of the Nominating & Governance Committee. In that context, they further consider the composition of the Board.

Moreover, the ACE Code of Conduct applies to the Board and its decisions, not just Company employees. The Code of Conduct prohibits discrimination on the basis of any characteristic protected by law, and we make all director nomination decisions and set all terms and conditions of the appointment of directors without regard to these characteristics. ACE is committed to providing an environment in which diversity is valued, and without doubt this is true with respect to the Board of Directors.

Board Leadership Structure

Our Board’s mandate includes overall supervision and control of management of the Company, pursuant to Swiss law. Though our management and employees direct and are responsible for the business operations of the Company and its divisions, and implementation of policies and strategies approved by the Board, the power of management is fundamentally delegated from the Board. Our Organizational Regulations and Corporate Governance Guidelines provide the Board with the right and flexibility to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual or in more than one individual, as the Board determines to be in the best interest of the Company. Our Board has determined it to be in the best interests of the Company, at this time, to vest the responsibilities of Chairman and CEO in Evan G. Greenberg because the Board believes he has the skills and experience to best perform both roles.

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert Hernandez. Our Lead Director’s powers are significant, and specific responsibilities include establishing the agenda (with the Chairman) for Board meetings, presiding at executive sessions of the independent members of the Board, working with the Nominating & Governance Committee in the Board’s performance evaluation process, working with the Compensation Committee in the CEO evaluation process and compensation determination, facilitating communication between Board members and the Chairman of the Board, helping to assure that Board members receive background materials on a timely basis, monitoring the Company’s mechanism for receiving and responding to shareholder communications to the Board, responding to non-audit related shareholder inquiries and helping assure that all Board members are empowered to, and do, carry out their responsibilities in accordance with their fiduciary duties. He also communicates regularly with our CEO on matters of significance, and with the independent directors to help foster independent thinking.

The Board regularly reviews and discusses its composition and structure. It has specifically delegated to the Nominating & Governance Committee the duty of evaluation in this regard, and to advise the Board as it sees fit. ACE’s Board leadership structure has evolved over time. For example, the chairman and chief executive officer roles were separate immediately before May 2007; Mr. Greenberg was promoted to President and Chief Executive Officer in 2004 and was not appointed Chairman of the Board until three years later. As ACE and its circumstances develop in the future, the Board will continue to examine its leadership structure and will at all times conduct itself in the manner it determines to be in the best interests of the Company and its shareholders at that time. We expect that the Company will always have either an independent lead director or a non-executive chairman.

Board Risk Oversight and Risk Management

As part of its oversight of the Company and its business activities, the Board takes very seriously its role in risk management. The Risk & Finance Committee is composed entirely of directors who are independent of the Company and its management (in accordance with NYSE listing standards).

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. Generally, the Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. This includes (a) evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information (the cognitive), (b) oversight of policy decisions pertaining to risk aggregation and minimization, including credit risk (the strategic), (c) assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks (the tactical), (d) oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances; and (e) oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments with respect to these assets and, again, make certain they are consistent with the Company’s risk tolerances. In particular, the Risk & Finance Committee meets regularly with company management, including the Chief Risk Officer and others, in fulfillment of its responsibilities. The Chief Risk Officer reports to both to the Risk & Finance Committee and the Chief Executive Officer of the Company. The Risk & Finance Committee also conducts joint meetings, such as with the Audit Committee.

The goal of the Risk & Finance Committee is to assure that the Company’s risk management process perceives risk well (cognition), has a reasonable and sound set of policies for setting parameters on risk (strategy), and, for specific material risks, has prepared itself to avoid or to mitigate outcomes that threaten the viability of the Company (tactics).

The Board discusses and considers risk management issues at each of its meetings. The Board will adjust its practices with respect to risk management oversight whenever it determines it needs to do so and will involve itself in particular risk areas or business circumstances where its proper exercise of oversight demands it. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

The Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Risk & Finance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of the NYSE. The Board has also established an Executive Committee.

The Audit Committee	The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Board has determined that each member of the Audit Committee is an audit committee financial expert, as that term is defined under 407(d) of Regulation S-K, and that each member satisfies the financial literacy requirements of the NYSE. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Agenda Item No. 1: Election of Directors.”

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls, our audit process, the activities and processes of our Information Technology and Operations groups, the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.

The Audit Committee is composed of Michael G. Atieh, who serves as Chairman, Peter Menikoff, Robert Ripp and Theodore E. Shasta.

During 2012, the Audit Committee participated in: six regularly scheduled meetings (two of which were telephonic); five telephonic discussions regarding Company matters including the status of our general ledger system upgrade; four telephonic earnings discussions; one joint session with the Risk & Finance Committee; and one in-person training session.

The Compensation Committee	The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of employees. The Compensation Committee also works with the Nominating & Governance Committee and the CEO on succession planning and periodically consults with the Risk & Finance Committee on matters related to executive compensation and risk. Please see the Compensation Discussion and Analysis section of this proxy statement for additional information about how the Compensation Committee determines executive compensation.

The Compensation Committee is composed of Michael P. Connors, who serves as Chairman, Mary A. Cirillo, Robert M. Hernandez, and Thomas J. Neff.

The Compensation Committee held four meetings, as well as several consultations, during 2012.

The Nominating and Governance Committee	The Nominating & Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating & Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating & Governance Committee assists the Board and the Board committees in their self-evaluations.

The Nominating & Governance Committee is composed of Thomas J. Neff, who serves as Chairman, Mary A. Cirillo and Robert M. Hernandez.

The Nominating & Governance Committee held four meetings during 2012.

The Risk and Finance Committee	Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. The Committee’s responsibilities include: (a) evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information (the cognitive); (b) oversight of policy decisions pertaining to risk aggregation and minimization, including credit risk (the strategic); (c) assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks (the tactical); (d) oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances; and (e) oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments, with respect to these assets and, again, make sure they are consistent with the Company’s risk tolerances.

The Risk & Finance Committee is composed of Olivier Steimer, who serves as Chairman, Michael P. Connors, Leo F. Mullin and Eugene B. Shanks, Jr.

The Risk & Finance Committee held four meetings, one joint session with the Audit Committee and one training session during 2012.

The Executive Committee	Except as expressly limited by applicable law or regulation, stock exchange rule, our Articles of Association or our Organizational Regulations and except for matters expressly reserved for another committee of our Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board.

The Executive Committee is composed of Evan G. Greenberg, who serves as Chairman, Michael G. Atieh, Michael P. Connors, Robert M. Hernandez, Thomas J. Neff and Olivier Steimer.

The Executive Committee held no meetings during 2012.

How Are Directors Nominated?

As needed, the Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee considers each person’s judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating & Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

Our Corporate Governance Guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that well serve our governance and strategic needs. We consider Board candidates on the basis of a range of criteria, including broad-based business knowledge and contacts, prominence and sound reputation in their fields, as well as a global business perspective and commitment to good corporate citizenship. Directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors must possess the highest personal and professional integrity and commitment to ethical and moral values. Directors must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. We do not generally retain third-party consultants to assist in identifying and evaluating potential nominees, although the Nominating & Governance Committee may do so if it desires. Thomas J. Neff, who serves on the Nominating & Governance Committee, is the chairman of Spencer Stuart, U.S., an executive search consulting firm. We have drawn upon Mr. Neff’s expertise and resources with respect to identifying and evaluating prospective nominees for directors, but have not made any payments with respect to such advice to Spencer Stuart or Mr. Neff, other than director’s fees to Mr. Neff. The Nominating & Governance Committee will consider shareholder recommendations for director candidates, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be mailed to: Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more can ask that an item, including nomination of a director, be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders’ meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

The Board of Directors has adopted Related Party Transactions Guidelines requiring approval, pre-approval or ratification of transactions in which we, on the one hand, and a related party, on the other hand, participate. If any of these related-party transactions involves payment of $120,000 or more in the aggregate per fiscal year, the Nominating & Governance Committee must review it to determine that it does not constitute a conflict of interest. Related-party transactions that involve payments of less than $120,000 in the aggregate per fiscal year, however, are deemed pre-approved under the Related Party Transactions Guidelines. The Related Party Transactions Guidelines also deem as pre-approved transactions involving our sale of insurance or reinsurance in the ordinary course of business on terms that are generally available to similarly situated parties that are not related to us, and payments or settlements of claims on such policies in the ordinary course of business on commercially reasonable terms, unless in each case they involve payments to an entity that is a related party because of the interest of a director or his or her immediate family member in such entity totaling the greater of $1 million or 2% of such entity’s consolidated gross revenue. Contributions to the ACE Political Action Committee by related parties are not within the scope of our Related Party Transactions Guidelines and are not subject to approval by the Nominating & Governance Committee.

In addition, our Related Party Transactions Guidelines require the Board of Directors to review, approve or ratify, and determine that no conflict of interest exists with respect to financial contributions by the Company (or its charitable foundations) to not-for-profit organizations for which a director or an executive officer or a member of the director’s or executive officer’s immediate family serves on the board or as a senior officer. By adopting these guidelines, the Board has determined that financial contributions to a not-for-profit organization of which a Company director or executive officer or his or her immediate family serves as a director, trustee or senior officer do not constitute conflicts of interest and are deemed pre-approved if (a) for a Company director or his or her immediate family, the contributions are of $10,000 or less, or (b) for a Company executive officer or his or her immediate family, the contributions are of $50,000 or less, in each case in the aggregate per fiscal year. Financial contributions to a not-for-profit organization of which a Company director or executive officer or his or her immediate family serves as a director, trustee or senior officer that are not pre-approved as described in the preceding sentence are reviewed as follows: (1) for a Company director or his or her immediate family, by the Board of Directors, (2) for a Company executive officer or his or her immediate family, by the Nominating & Governance Committee if the contribution is more than $50,000 but less than $100,000 in the aggregate per fiscal year, or by the Board of Directors if the contribution is $100,000 or more in the aggregate per fiscal year.

We have established a number of procedures to monitor related party transactions so that we can submit them to the Nominating & Governance Committee or the Board of Directors pursuant to the Related Party Transactions Guidelines. For example, we have compiled a list of relevant persons and entities, which we update on a regular basis, and search various databases to identify payments to or from these persons or entities. In some circumstances, our directors, nominees for directors and executive officers are also required to report transactions of which they are aware to the Chief Compliance Officer, such as transactions in which an immediate family member or entity associated with such family member has an interest. We also circulate directors’ and officers’ questionnaires which inquire about related party transactions. Our Code of Conduct addresses procedures to follow with respect to matters that raise potential conflicts, including a requirement that our employees, officers and directors report potential conflicts as part of their annual Code of Conduct affirmation statement. In addition, we poll key officers to determine whether they are aware of any transactions that may be subject to the Related Party Transactions Guidelines.

For the purposes of our Related Party Transactions Guidelines, related parties include:

•	any director, nominee for director or executive officer of the Company;

•	any immediate family member of a director, nominee for director or executive officer;

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any entity of which a director, nominee for director or executive officer is a current employee, officer or general partner, or in which his or her immediate family member is an executive officer or general partner, or in which any such person, together with his or her immediate family members, directly or indirectly, in the aggregate, owns 10 percent or more of the equity interest, and affiliates of any entity described in this paragraph; and

•

any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of more than five percent of the Company’s outstanding Common Shares at the time the transaction occurred or existed.

What Related Person Transactions Do We Have?

Some of our shareholders and their affiliates and employers of or entities otherwise associated with some of our directors and officers and their affiliates, have purchased from us, or sold to us, insurance or reinsurance on terms we believe were no more favorable to either them or us than the terms made available to unrelated counterparties and may receive or make claim payments on such policies in the ordinary course of business. During 2012, we also engaged in certain other transactions with shareholders who owned more than five percent of our Common Shares at the time of the transaction (or their affiliates) or other related persons, as described below.

Wellington Management Company, LLP provided investment management services to some of our subsidiaries, as well as the ACE Charitable Foundation, in 2012, managing approximately 15 percent of our investment assets. We paid Wellington approximately $7 million in 2012 for these services. Theodore E. Shasta, one of our directors, was formerly Senior Vice President and a Partner of Wellington until his retirement in June 2009.

BlackRock entities have provided investment management services to some of our subsidiaries in 2012, managing approximately 23 percent of our investment assets. In addition, BlackRock managed approximately $420 million of investment assets for our United Kingdom defined benefit and defined contribution programs in 2012. We paid BlackRock approximately $18 million in 2012 for these services. Also, during 2012, we invested an average cash balance of approximately $91 million for ACE’s general account with money market and other mutual funds managed by BlackRock, Inc. or its affiliates. In addition, we include BlackRock funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that BlackRock funds may pay investment management fees to BlackRock, Inc. and/or its affiliates for their services to the funds. Mr. Hernandez, one of our directors, is the Chairman of the Board of Trustees of various BlackRock Open-End Equity and Long Term Bond Funds, publicly traded open-end mutual funds, which are advised by BlackRock Advisors, LLC. He is not an executive officer of BlackRock Advisors, LLC or its ultimate parent, BlackRock, Inc., a publicly held company.

During 2012, we invested an average cash balance of approximately $26 million for ACE’s general account with money market and other mutual funds managed by Fidelity Management & Research Company (FMR) or its affiliates. In addition, we include FMR funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that FMR funds may pay investment management fees to FMR and/or its affiliates for their services to the funds.

The ACE Foundation—Bermuda, which we refer to as the ACE Foundation, is an unconsolidated not-for-profit organization which was established to strengthen the community by utilizing its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organizations that are specifically focused on clearly defined needs and problems. Five of the trustees of the ACE Foundation are current officers of the Company, and two trustees are retired officers of the Company. We annually make contributions to the ACE Foundation which are in turn used to fund charitable causes in Bermuda. At December 31, 2012 and 2011, the Company maintained a non-interest bearing demand note receivable of $27.1 million and $28.6 million, respectively, from the ACE Foundation. The ACE Foundation has used the related proceeds to finance investments in Bermuda real estate, including investments in three properties that it rents to ACE employees at rates established by independent, professional real estate appraisers. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the ACE Foundation, which is to become a self-funding institution. The real estate assets assist the ACE Foundation in its endeavors to meet this goal by producing annual cash income that supports the ACE Foundation’s charitable objectives. Philip Bancroft has rented real estate from the ACE Foundation. Lease payments under Mr. Bancroft’s lease with the ACE Foundation totaled $264,000 in 2012.

ACE’s insurance companies around the world sell insurance through a variety of distribution channels, the most significant of which are relationships with brokers and agents. Since 2006, some of our subsidiaries have had agency agreements in place with Starr Technical Risks Agency, Inc. (or its affiliates), which we refer to as Starr, a wholly owned subsidiary of C.V. Starr & Co., Inc., which we refer to as C.V. Starr, of which Maurice Greenberg, the father of our CEO, is the Chairman and Chief Executive Officer. We have entered into these contracts because we judge them to be good for our business, and our Board has determined the relationship to be to the benefit of ACE. Our Nominating and Governance Committee and Board of Directors reviewed and approved our arrangements with Starr, and they also review and approve aggregate amounts paid to Starr on a regular basis. We believe the terms of our relationship with Starr are no more favorable to either them or us than the terms made available to similar unrelated counterparty brokers or agents. Under these agreements, which our CEO is not involved in negotiating terms of, we secure the ability to sell our insurance policies through Starr, and Starr provides us business as one of our non-exclusive agents for writing policies, contracts, binders or agreements of insurance or reinsurance classified as property and/or inland marine risks. Doing business with Starr benefits ACE because Starr sells and administers ACE insurance, in exchange for a commission. In 2012, we generated approximately $227 million in premiums through the agency relationship with Starr, net of the commissions. The business through Starr applies to risks attaching in the United States of America or Canada and worldwide risks for entities domiciled, having their principal places of business in or conducting a substantial portion of their business in the United States or Canada. C.V. Starr has guaranteed some of Starr’s obligations under the agency agreements. Under the agency agreements, we pay Starr a commission on written premiums that it underwrites on our behalf. In 2012, we paid Starr a total of approximately $57.4 million in commissions under these agreements. An affiliate of Starr provides claims services for the program, and we do not pay any additional fee for those services. We also have entered into a profit-sharing arrangement based on loss ratios in connection with the program if Starr writes a minimum of $20 million of net written premiums of program business per annum. Profit share amounts are payable on June 30 of each year. The profit share amount we will pay in any year will depend on how much program business Starr underwrites on our behalf and the calculation of the profit share amount. No profit share has been payable yet. Each party to an agency agreement may terminate it without cause on 180 days’ notice and with cause on 30 days’ notice. We can terminate Starr’s binding authority for new business on 30 days’ notice, in which event Starr may terminate the agency agreement on 30 days’ notice. In addition, pursuant to a mutual service agreement, Starr retained one of our subsidiaries as a consultant and subcontractor to provide technical services in connection with certain insurance products that Starr markets and paid us approximately $416,000 in 2012 for such services in the United States or Canada.

A Company subsidiary employs as a divisional president a brother of John Lupica (a named executive officer of the Company). Mr. Lupica’s brother was hired in 2000 and was not hired by, and does not report directly to, Mr. Lupica. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. He received salary and incentive compensation valued in the aggregate at approximately $1,161,000 for 2012. In addition, a sister of Mr. Lupica is an employee of the Company’s outsourced conference facility management service provider; during 2012, she received compensation for such services totaling $123,169.

Company affiliates invested approximately $14.4 million, including management fees and other fund expenses, in 2012 (as part of a total $50 million commitment) in Aquiline Financial Services Fund II L.P., a private investment fund managed by Aquiline Capital Partners LLC, whose Chief Executive is Jeffrey Greenberg, a brother of Evan Greenberg (the Company’s Chairman and Chief Executive Officer).

Did Our Officers and Directors Comply with Section 16(a) Beneficial Ownership Reporting in 2012?

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Exchange Act. We believe that all our directors and executive officers complied with filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during 2012.

INFORMATION ABOUT OUR SHARE OWNERSHIP

How Many Shares Are Owned by Directors, Nominees and Executive Officers?

The following table sets forth information, as of March 20, 2013, with respect to the beneficial ownership of Common Shares by our NEOs, by each of our directors and by all our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares listed in the Common Shares Beneficially Owned column. The Common Shares listed for each director and each NEO constitute less than one percent of the outstanding Common Shares. The Common Shares beneficially owned by all directors and executive officers as a group constitute less than one percent of the outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned	Common Shares Subject to Options (1)	Restricted Common Shares (2)
Evan G. Greenberg (3) (4)	722,604	1,150,703	278,420
Philip V. Bancroft (4)	174,537	134,822	54,894
Robert Cusumano (3) (4)	46,684	92,081	27,260
John W. Keogh	60,265	104,885	98,604
John Lupica (3)	77,769	100,805	46,116
Michael G. Atieh (3) (5) (6)	18,571	—	1,860
Mary A. Cirillo (6)	8,998	—	3,056
Michael P. Connors	2,433	—	3,322
Robert M. Hernandez (5) (6)	65,292	—	1,860
Peter Menikoff (5) (6)	30,066	—	3,056
Leo F. Mullin (6)	7,444	—	1,860
Thomas J. Neff (5) (6)	25,851	—	3,215
Robert Ripp (5) (6)	31,715	—	1,860
Eugene B. Shanks, Jr.	1,514	—	1,860
Theodore E. Shasta	3,501	—	1,860
Olivier Steimer (6)	7,003	—	1,860
All directors and executive officers as a group (16 individuals)	1,284,247	1,583,296	530,963

(1)	Represents Common Shares that the individual has the right to acquire within 60 days of March 20, 2013 through option exercises.

(2)	Represents Common Shares with respect to which the individual has the power to vote (but not to dispose of).

(3)	Messrs. Atieh, Cusumano, Greenberg, Lupica and Menikoff share with other persons the power to vote and/or dispose of 341, 1,800, 50,684, 35,700 and 4,185, respectively, of the Common Shares listed. These directors and executive officers therefore share with other persons the power to vote and/or dispose of 92,710, in the aggregate, of the Common Shares listed as owned by the directors and executive officers as a group.

(4)	Mr. Greenberg has pledged 80,000 of the Common Shares beneficially owned by him, Mr. Bancroft has pledged 41,000 of the Common Shares beneficially owned by him, Mr. Cusumano has pledged 29,399 of the Common Shares beneficially owned by him, and Mr. Menikoff has pledged 4,185 of the shares beneficially owned by him. In each case, such pledging is consistent with the restriction on share pledging adopted by the Company in 2012 and described under “Executive Compensation—Compensation Discussion and Analysis—Share Pledging”.

(5)	Included in these amounts are Common Shares that will be issued to the director immediately upon his or her termination from the Board. These Common Shares relate to vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at December 31, 2012 included in the above table for each director is as follows: Mr. Atieh (12,923), Mr. Hernandez (9,637), Mr. Menikoff (25,882), Mr. Neff (18,330) and Mr. Ripp (12,923).

(6)	Not included in these amounts are Common Shares that will be issued to the director no earlier than six months following his or her termination from the Board. Such Common Shares relate to restricted stock units and vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at December 31, 2012 not included in the above table for each director is as follows: Mr. Atieh (17,436), Ms. Cirillo (12,641), Mr. Hernandez (12,546), Mr. Menikoff (22,852), Mr. Mullin (4,955), Mr. Neff (21,864), Mr. Ripp (12,546), and Mr. Steimer (3,062).

Which Shareholders Own More than Five Percent of Our Shares?

The following table sets forth information regarding each person, including corporate groups, known to us to own beneficially or of record more than five percent of our outstanding Common Shares as of December 31, 2012.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock Inc. (1)	25,693,352	7.56%
40 East 52nd Street New York, NY 10022
Capital World Investors (2)	25,477,900	7.50%
333 South Hope Street Los Angeles, CA 90071
Wellington Management Company, LLP (3)	23,750,703	6.99%
280 Congress Street Boston, Massachusetts 02210
FMR LLC (4)	18,541,281	5.46%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Based on a Schedule 13G filed by BlackRock Inc. on February 7, 2013. BlackRock, Inc. (“BlackRock”), together with certain of its investment advisory affiliates, may be deemed to have had beneficial ownership of 25,693,352 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. BlackRock has sole voting authority and sole dispositive power over the shares held in discretionary advisory accounts for which it has authority and instruction to vote the client’s shares.

(2)	Based on a Schedule 13G filed by Capital World Investors, a division of Capital Research and Management Company, on February 13, 2013. Capital World Investors may be deemed to have had beneficial ownership of 25,477,900 shares of common stock as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of the shares pursuant to Rule 13d-4. Capital World Investors has sole voting authority and sole dispositive power over the shares.

(3)	Based on a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2013. Wellington Management, in its capacity as an investment adviser, may be deemed to have had beneficial ownership of 23,750,703 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 8,490,930 shares and shared dispositive power over 25,750,703 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(4)	Based on a Schedule 13G filed by FMR LLC on February 14, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary of Company Performance	The Company’s performance for 2012 was very strong, both in absolute terms and relative terms as measured against the performance of our peer companies in our Financial Performance Peer Group (see section below entitled How We Select and Who is Currently in Our Financial Performance Peer Group.) The Company achieved a P&C Combined Ratio of 93.9 percent and our After-Tax Operating Income exceeded $2.6 billion, which is particularly noteworthy given the level of North American catastrophe losses, the worst US crop year in 25 years, and global economic and political challenges affecting industry performance.

In terms of increasing shareholder value, one of our primary goals, Return on Equity was 11 percent with Book Value Per Share Growth at 12 percent and Tangible Book Value Per Share Growth exceeding 14 percent. Total Shareholder Return (TSR) was 17.5 percent for the year, and our Three Year Annualized Total Shareholder Return (19 percent) exceeded that of all of our Peer Companies’ Financial Performance, reflective of our outstanding sustained performance. We define TSR as stock price increase plus dividends reinvested.

We achieved growth and income throughout our organization, with excellent performance from North America, Overseas General and Life, We continued investing for the future by selecting attractive acquisitions that support the Company’s long-term growth strategy. In 2012, the Company announced three new acquisitions: Asuransi Jaya Proteksi in Indonesia and ABA Seguros and Fianzas Monterrey, both in Mexico. All of these acquisitions are expected to contribute immediately to earnings, and strengthen the Company’s position in terms of product offering and geographical presence, thus supporting the Company’s diversification strategy into areas with more robust growth potential.

Our Compensation Program Objectives	Our goal is to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders.

Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of the Company and our shareholders without encouraging or rewarding excessive risk, and to support the human resource requirements of our business in all the markets, globally, in which we operate.

We seek to attract and retain highly qualified executives who are talented, experienced, disciplined, motivated and honest. We compete for talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. Given the complexity and global nature of our business, our compensation practices must enable us to attract the highest caliber executives with specific capabilities such as knowledge of international insurance markets and the ability to effectively manage teams and organizations in multiple geographies around the world. We strive to develop and administer compensation practices that enable us to retain and motivate top talent in the markets in which we operate while, at the same time, administering integrated compensation practices for our employees internationally.

As our business performance and industry reputation continue to grow in comparison with our peer companies, we have become a potential source of talent for peer companies, making the retention of our executives and other employees even more challenging.

What Our Compensation Program Is Designed to Reward; Individual and Company Performance Criteria	Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria:

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Criteria:

•

Growth in tangible book value per share—which has a strong correlation with shareholder wealth creation—both in absolute terms and in comparison with our Financial Performance Peer Group, as defined below

•

Quality of growth in book value, which recognizes the sources of our book value growth (underwriting income, investment income and capital gains) and is a principal measure of the quality of our shareholder wealth creation

• Return on common equity, or ROE =	Net Operating Income
Average Shareholder Equity for Period

which is a principal measure of the efficiency of our use of capital

•	After tax, Operating Income results, which is net income before realized gains and losses

•	Combined Ratio (the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium), which is the sum of the expense ratio and the loss ratio

Expense Ratio =	GAAP Policy Acquisition Costs and General & Administrative Expenses
Net Earned Premium

Loss Ratio =	Losses Incurred
Net Earned Premium

Company performance is measured in absolute terms (versus current year’s financial plan as approved by the Board, as well as versus prior year results), and in relative terms (in comparison with peer companies’ performance on the same financial metrics).

Components of Total Direct Compensation	We pay each NEO total direct compensation, which we refer to as Total Direct Compensation, in three components:

•	Annual Base Salary

•	Annual Cash Bonus

•	Long-Term Incentive Equity Awards, in the form of stock options, restricted stock and performance shares, which tie the current year’s awards to future Company performance.

NEOs automatically participate in Company-sponsored qualified retirement plans and are eligible to participate in Company-sponsored non-qualified deferred compensation plans. Under the non-qualified deferred compensation plans, the NEOs may elect to defer base salary and annual cash bonus and direct those deferrals to investment options that mirror those offered in our qualified defined contribution plans, to the extent permissible under applicable tax laws.

While perquisites are not considered part of Total Direct Compensation, they are discussed in “Determination of Perquisites” below.

Retirement Benefits	Our NEOs do not participate in any Company-sponsored defined benefit plans, which are often referred to as pension plans. The Company does maintain defined benefit retirement plans in a few locations outside the U.S. and Bermuda where we are required to do so by local employment law or prevailing practice, as well as a small defined benefit plan for certain U.S. employees as a result of an acquisition.

The Company maintains both qualified defined contribution plans and non-qualified defined contribution plans and maintains an account under each type of plan for many of our US-based and Bermuda-based employees, including our NEOs. Each year, the Company credits to each NEO participant’s accounts an amount equal to six percent of his or her base salary and annual cash bonus. The Company first credits amounts under the qualified defined contribution plan up to the limits permitted under tax-qualification rules, and then credits amounts in excess of those limits to each participant’s account under the non-qualified defined contribution plan. In addition, depending on each participant’s own contribution to the plans, each NEO participant’s plan accounts may be credited with matching non-discretionary contributions in an amount up to six percent of his or her base salary and annual cash bonus. These contributions are also made first to the applicable qualified defined contribution plan and then, once the tax-qualified limits are reached, to the applicable non-qualified defined contribution plan.

How We Use Peer Group Data in Determining Compensation	The Compensation Committee of the Board of Directors recommends, and the full Board of Directors determines, Total Direct Compensation for the CEO. The Compensation Committee also reviews and approves or modifies the CEO’s recommendations for the Total Direct Compensation for the other NEOs and direct reports to the CEO. As part of the annual compensation review process, the Compensation Committee uses a competitive framework to evaluate each NEO’s individual compensation against compensation levels for comparable positions in companies in a peer group that best defines the market in which we compete for executive talent, which we refer to as the Compensation Benchmarking Peer Group, and Company performance against the financial performance of companies in a second peer group that best defines the market in which we compete for business, which we refer to as the Financial Performance Peer Group.

How We Select, and Who Is Currently in, Our Compensation Benchmarking Peer Group	Annually, the Compensation Committee reviews those companies designated as our Compensation Benchmarking Peer Group in collaboration with an external consulting firm, Pay Governance LLC, to whom we refer to as Pay Governance. Frederic W. Cook & Co., an independent consulting firm retained directly by the Compensation Committee, to whom we refer as Cook & Co., then reviews our advisors’ selection of companies included in our Compensation Benchmarking Peer Group. Of the eight companies that comprise our Compensation Benchmarking Peer Group, six are within the S&P 500 Property & Casualty Index, and two are global insurance brokerages included because they are viewed as key competitors for talent in an industry-related business.

We have excluded certain S&P 500 Property & Casualty Index companies from our Compensation Benchmarking Peer Group because their size, as defined by market value, total assets, book value, net income and net premium, is far below or far above that of our Company, they operate in niche businesses or geography, or they have an ownership structure, such as a majority stockholder, that limits pay comparability.

For our CEO, we rely exclusively on the Compensation Benchmarking Peer Group. For the other NEOs, we rely on a broader set of industry-specific market survey data that includes many of the companies in our Compensation Benchmarking Peer Group.

Our current Compensation Benchmarking Peer Group is:

The Allstate Corporation

Aon Corporation

The Chubb Corporation

The Hartford Financial Services Group, Inc.

Marsh & McLennan Companies, Inc.

The Progressive Corporation

The Travelers Companies, Inc.

XL Capital Ltd

How We Select, and Who Is Currently in Our Financial Performance Peer Group	The Financial Performance Peer Group includes a subset of those companies in the Compensation Benchmarking Peer Group that are considered commercial property and casualty insurance companies, as well as three additional commercial property and casualty insurance companies excluded from the Compensation Benchmarking Peer Group because of their size and ownership structure. The Financial Performance Peer Group is the most relevant peer group for evaluating the financial performance of the Company on such measures as Growth in Tangible Book Value Per Share, Combined Ratio and Return on Equity.

Our current Financial Performance Peer Group is:

AIG (P&C Segment)

The Chubb Corporation

CNA Financial Corporation

The Hartford Financial Services Group, Inc.

The Travelers Companies, Inc.

XL Capital Ltd

Zurich Financial Services Group

Determining the Mix of Total Direct Compensation–Introduction	The components of an NEO’s Total Direct Compensation is generally based upon level, with more senior officers receiving a greater percentage of their Total Direct Compensation as variable or at-risk compensation in the form of an annual cash bonus and a long-term incentive equity award composed of restricted stock (a portion of which is in the form of performance shares, as described below) and stock options, and a lesser percentage in the form of fixed annual base salary. Total cash compensation, which consists of base salary and annual cash bonus, is typically half or less than half of Total Direct Compensation. As part of its annual compensation benchmarking process, the Compensation Committee reviews the percentage of Total Direct Compensation delivered in base salary, annual cash bonus, and long-term incentive equity awards for similar positions in our Compensation Benchmarking Peer Group and, for certain positions, considers the broader insurance market. For more detailed analysis of Total Direct Compensation components, see “Salary,” “Bonus” and “Long-Term Incentive Equity Awards” below.

Salary	The Compensation Committee reviews and approves or modifies the CEO’s recommendations for the annual base salary of each NEO position with the exception of the CEO, for whom the Compensation Committee recommends, and the full Board of Directors determines, the annual base salary. On an annual basis, the Committee reviews each NEO’s actual annual salary in reference to the median compensation levels for comparable positions at companies in our Compensation Benchmarking Peer Group or in combination with industry-specific market survey data for NEOs other than the CEO. While we typically target salary to be at the median of the market, each NEO’s actual annual salary may fall above or below the market median.

Variable Compensation–Bonus and Equity Compensation Awards	Management and the Compensation Committee use variable performance-based compensation in the form of the annual cash bonus and the long-term incentive equity award in combination with the annual base salary to provide an overall compensation opportunity that is closely tied to performance. When both Company performance, as measured by the Company Performance Criteria described above (in both absolute terms against plan, and relative terms against peer company performance), and individual performance, as measured by Individual Performance Criteria described above, are considered outstanding, NEOs have the opportunity to achieve Total Direct Compensation that approximates the 75th percentile of compensation for comparable positions at companies in our Compensation Benchmarking Peer Group. Pay Governance determines the percentiles for a given position based on an analysis of compensation disclosures in the most recent publicly available Compensation Benchmarking Peer Group proxy statements in combination with industry-specific market survey data. The Compensation Committee considers the opportunity to achieve or exceed the 75th percentile for outstanding performance because of the high performance expectations to which our Company executives are held, the prevailing competition for talent within our Compensation Benchmarking Peer Group, and the ambitious financial goals we set each year.

Bonus	The annual cash bonus component of Total Direct Compensation provides a timely link between recent performance and compensation, allowing the Compensation Committee to adjust annual compensation to reflect overall Company financial performance during the prior fiscal year as well as the individual performance of each NEO.

Each NEO’s annual cash bonus is based on the prior year’s performance, as measured against the Individual Performance Criteria, described above; the Company Performance Criteria, described above; and, for some NEOs, as further specified elsewhere in this Compensation Discussion and Analysis, the performance of the operating unit(s) directly managed by the NEO.

The above process culminates in a specific cash bonus opportunity for each NEO that ranges between zero and 200 percent of base salary based on performance, with the exception of the CEO, for whom the range is higher.

Long-Term Incentive Equity Awards	The Compensation Committee uses long-term incentive equity awards, principally in the form of stock options, restricted stock and performance shares, as:

•	a timely link between recent performance and compensation

•	a forward-looking vehicle for retention of executive talent due to the multi-year vesting schedule for equity awards

•	an important driver of long-term performance and risk management

•	a key link for aligning shareholder and executive interests

In general, restricted stock vests evenly on a year-by-year basis over four years while options vest evenly on a year-by-year basis over three years. Upon a change in control, options and restricted stock vest immediately for NEOs, except for equity granted to the CEO and General Counsel after May 2011 and to the Chief Financial Officer after February 1, 2013. Equity granted to the CEO and General Counsel after May 2011 and the CFO after February 1, 2013 vests (a) immediately upon a change of control, if the executive is terminated without cause or resigns for good reason between six months before and six months after such change in control; (b) immediately upon the executive’s resignation for any reason after remaining a Company executive for at least six months after a change in control, provided that such resignation occurs between six months and two years after a change in control; and (c) with regular year-by-year timing starting two years after a change in control. Options and restricted stock also vest on a change in control or if a recipient’s termination of employment occurs by reason of death or disability. Continued vesting requires uninterrupted employment with the Company unless the Compensation Committee by recommendation from the CEO exercises its discretion and grants continued vesting in unvested equity in connection with an employee’s separation from the Company. Also, upon reaching age 62 and having 10 years of service, employees who retire from the Company in good standing will be granted continued vesting without requiring Compensation Committee approval.

The Compensation Committee may grant a special equity award that has a cliff vest, generally of five years, whereby all equity granted remains unvested until the fifth year of service post-grant is complete. Cliff vest awards are granted in infrequent situations to support retention of executive talent.

The Compensation Committee bases the value of each NEO’s long-term incentive compensation award on the past year’s performance as measured against the Individual and Company Performance Criteria,

described above, as well as, for some NEOs as further specified below, the performance of the operating unit directly managed by the NEO.

The above process culminates in a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance. The range of the value of the award as a percentage of base salary varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 400 percent of base salary, with the exception of the CEO, for whom the range is higher.

Performance-Based Restricted Stock Vesting	The Compensation Committee establishes performance criteria for 50 percent of the restricted stock awards granted to the CEO and 33 percent of the restricted stock awards granted to the Vice Chairman, ACE Limited and Chairman, ACE Overseas General; General Counsel; Chief Financial Officer; Chairman, Insurance–North America; and Chairman, ACE Tempest Re. Such performance criteria tie the annual vesting of such awards to specified performance targets, namely growth in our tangible book value per share, which we refer to as Per Share Tangible Book Value Growth, compared with the growth in tangible book value per share of other companies included in the S&P 500 Property & Casualty Index. We selected this financial measure because it is a strong indicator of growth in shareholder value for a commercial property and casualty insurer and a common financial performance measure for companies in our industry.

We have two types of performance-based restricted stock awards described below: Target Awards and Premium Awards.

Each Target Award of performance-based restricted stock consists of four installments. The vesting of each annual installment is subject to the following criteria:

•	If Per Share Tangible Book Value Growth is equal to or less than the median, no performance-based restricted stock scheduled to vest that year actually vests.

•	If Per Share Tangible Book Value Growth exceeds the median, 100 percent of the performance-based restricted stock scheduled to vest that year actually vests.

In addition, if the performance-based restricted stock does not vest in a particular one-year period applicable to that installment, it may later vest in any of the subsequent years if the aggregate to-date performance or the cumulative four-year performance exceeds the median performance for Per Share Tangible Book Value Growth.

If our Per Share Tangible Book Value Growth compared with the growth of other companies included in the S&P 500 Property & Casualty Index over the four-year performance period, which we refer to as our Cumulative Performance, exceeds the 65th percentile, a Premium Award of additional shares, over and above the yearly base award, will be earned as follows:

•	If Cumulative Performance exceeds the 65th percentile, the Premium Award will equal 50 percent of the number of Target Award shares earned.

•	If Cumulative Performance exceeds the 75th percentile, the Premium Award will equal 100 percent of the number of Target Award shares earned.

•	If Cumulative Performance is above the 65th and below the 75th percentile, we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

Shares representing Target Awards are issued when the performance award is approved. They are subject to forfeiture if applicable performance criteria are not met. Since there is the potential for shares to vest at any time during the four-year performance period, as described above, forfeiture would occur only following four years after grant. Shares representing Premium Awards, conversely, are not issued at the time the performance award is approved. Rather, they are issued following the four-year performance period, if and to the extent the Premium Awards are earned. Because of this, a portion of our NEOs’ compensation received in any given year could relate to performance share awards granted four years prior.

We retain Ernst & Young LLP, an independent public accounting firm and to whom we refer as Ernst & Young, to verify the calculations of our Per Share Tangible Book Value Growth, to compare our Per Share Tangible Book Value Growth to that of the median for the S&P 500 Property & Casualty Index and to prepare a report on its findings. Our Compensation Committee reviews the report prepared by Ernst & Young and, based on that report, formally confirms whether, and to what extent, the performance criteria were met for the prior year and how much, if any, performance-based restricted stock has vested as a result.

The Compensation Committee lacks discretion regarding the vesting of any performance-based award except where performance criteria are not met due to either:

•	corporate acquisitions or dispositions affecting goodwill or

•	corporate dispositions resulting in gains or losses

These two circumstances could materially impact Per Share Tangible Book Value Growth. Without Compensation Committee discretion, executives could be unduly penalized or enriched for taking actions that are in the best interests of the Company but reduce Per Share

Tangible Book Value Growth. The Compensation Committee did not exercise any such discretion this year but reserves the right to do so in the future.

In May 2012, Target Awards granted to NEOs in February 2008 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th percentile.

Stock Option and Restricted Stock Grants: Timing and Pricing	The Compensation Committee typically grants stock options and restricted stock to NEOs annually, effective the day of the February Board of Directors Meeting. In addition, from time to time the Compensation Committee may make “off-cycle” grants to NEOs to recognize mid-year promotions or other circumstances. The exercise price of such stock options is the closing price of our Common Shares as traded on the NYSE on the grant date. NEOs who join the Company after February in a given year may be granted stock options and restricted stock later that year, effective the first business day of the month following the decision to grant the NEO stock options and restricted stock, with an exercise price of such stock options equal to the closing price of our Common Shares as traded on the NYSE on the first business day of the month following the decision to grant the officer stock options. Historically, we have based the number of shares to be covered by the options granted on a dollar value determined for the NEO using a notional option valuation methodology representing 40 percent of the stock price at the time that we make the decision to grant the option. Over the past three years, the Black-Scholes valuation of our options has been declining as a percentage of our market price. Therefore, for all options granted after November 2012, the notional option value has been revised to 30 percent of the stock price at the time that we make the decision to grant the option which takes into account the downward movement of our average valuations for accounting purposes. We typically base the number of shares to be covered by a restricted stock grant on the stock price at the time that we make the decision to grant the restricted stock.

How, and by Whom, NEO Compensation Amounts Are Recommended and Approved	The CEO makes recommendations for the Total Direct Compensation of each NEO, other than himself. The Committee discusses these recommendations with the CEO along with a review of the performance of each NEO as assessed by the CEO. The Committee then approves or disapproves, or recommends modifications to, the Total Direct Compensation for each NEO, as appropriate. The Compensation Committee meets in executive sessions, i.e., with no management present, to evaluate the performance and determine the Total Direct Compensation of the CEO. In addition to considering overall Company financial performance in absolute terms compared to plan and prior-year performance, and in relative terms compared to the financial performance of our Financial Performance Peer Group, the Compensation Committee seeks external guidance from Cook & Co., which consults exclusively with the Compensation Committee and does not undertake any projects for Company management.

The Compensation Committee uses, as a starting point, a framework that links Total Direct Compensation for the CEO to the financial performance of the Company assessed against our plan as approved by the Board, achievement of non-financial strategic objectives, key financial performance metrics (see below) as compared with other companies within our Financial Performance Peer Group, , individual performance, base salary of the CEO, and market data for other CEOs within the Compensation Benchmarking Peer Group.

The key financial performance metrics considered by the Compensation Committee are:

•	Tangible Book Value Growth Per Share

•	Return on Shareholders’ Equity

•	After-Tax Operating Income Results

•	Combined Ratio

•	One and Three Year TSR

In addition, the Committee considers individual goals set by the CEO in advance of the calendar year of a more strategic and less financially oriented nature such as geographic expansion into target markets, the launch of new product lines and objectives related to improved operational efficiency.

Roles of Independent Consultants and Our Global Human Resources Officer in Advising the CEO and Compensation Committee on NEO Compensation Determinations	Senior management retains Pay Governance to assist management in the collection and analysis of relevant market data including compensation and financial performance data for our Compensation Benchmarking and Financial Performance Peer Groups. Pay Governance also provides compensation benchmarking for the positions held by our NEOs for consideration by the CEO and the Compensation Committee.

In addition, the Compensation Committee directly retains Cook & Co. to assist it with respect to the compensation of the Chief Executive Officer. Cook & Co. works solely for the Compensation Committee under the exclusive direction of the Compensation Committee or its chair. Cook & Co. meets directly with the Compensation Committee to review Company performance, the personal performance of the CEO and provides guidance on CEO compensation in the form of proposed compensation ranges for the annual cash bonus and long-term incentive equity award. In addition, Cook & Co. facilitates discussion, reviews peer groups and provides guidance on current trends in executive compensation practices, in general, and CEO compensation practices, specifically. Cook & Co. also assisted in the design of the performance-based restricted stock program.

The Compensation Committee has the authority to retain and terminate Cook & Co. and to approve their fees and other retention terms.

Our Global Human Resources Officer further supports the CEO and the Compensation Committee in assembling external market data as prepared by Pay Governance, gathering and assembling internal compensation information, acting as liaison with Pay Governance and Cook & Co., and assisting the CEO and the Compensation Committee in further compensation analysis.

Impact of Tax Treatments of Compensation	Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to our CEO and other NEOs (not more than four) who were executive officers as of the last day of our fiscal year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Impact of Accounting Treatment	The Company accounts for employee stock options and its employee stock purchase plan in accordance with generally accepted accounting principles. For further information on stock-based compensation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Stock Ownership Guidelines for Our NEOs	The Company’s long-term incentive plans use equity awards as incentives for employees to enhance the long-term value of the Company and its competitive position. One of the ways in which we pursue this goal is by increasing officer ownership of Company stock, thereby aligning officers’ interests with long-term shareholder interests. The Company established and annually reviews and communicates stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary as follows:

•	Senior Vice Presidents earning base salaries of $250,000 or more: two times base salary

•	Executive Vice Presidents: three times base salary

•	Direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents: four times base salary

•	CEO: seven times base salary

Shares of vested and unvested stock, excluding performance shares and options, count toward the ownership requirement. Shares of restricted stock are valued at the current market price. Newly promoted officers and new hires are expected to comply with these ownership guidelines within seven years of employment with the Company. Ownership guidelines for NEOs are mandatory.

The Company also maintains an Employee Stock Purchase Plan, which is described in the “Employee Stock Purchase Plan” section of this proxy statement.

Hedging Prohibitions	The Company Code of Conduct prohibits NEOs from engaging in the following potential hedging strategies with respect to ACE securities:

•	Short selling

•	Short-term speculation, such as day trading

•	Purchases and sales of options involving ACE securities

•	Trading in hybrid or derivative securities based on ACE securities, such as straddles, equity swaps or exchange funds, other than securities issued by ACE.

Share Pledging	Effective November 2012, the Company prohibits NEOs from pledging shares that are held in satisfaction of the share ownership guidelines.

Recoupment Policy	Effective January 1, 2010, the Company enacted a Recoupment Policy covering all NEOs, including the CEO. This policy provides for the forfeiture, or clawback, of all unvested equity for any NEO who deliberately commits fraud that results in a financial restatement. The Company intends to revise the existing Recoupment Policy to comply with the final Dodd-Frank regulations.

Severance Plans	The Company maintains a Senior Executive Severance Plan, which we refer to as the Severance Plan, that currently applies to all NEOs other than the CFO. The Severance Plan’s purpose is to assist select senior executives in transitioning to new employment should their tenure with the Company terminate due to circumstances other than performance and to mitigate the distractions caused by the possibility that the executive’s employment may be terminated or that the Company may be the target of an acquisition. The Severance Plan also covers involuntary termination or resignation due to a change in control and subsequent diminution of responsibilities or compensation.

Our Chief Financial Officer has in effect an employment agreement with the Company which includes severance provisions which will expire in April of 2013. The terms of this severance agreement are described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Additional information about our severance arrangements, including potential payments to our NEOs upon termination of employment or a change in control, can be found in the “Potential Payments Upon Termination or Change In Control” section of this proxy statement.

Determination of Perquisites	The Company provides selected executives with certain perquisites that are market-competitive. All NEOs, except the CEO, receive a car allowance or car lease. In addition, all NEOs receive executive medical coverage, financial planning services and tax preparation services. Two NEOs who maintain a residence in Bermuda at the request of the Company also receive a car maintenance allowance, a housing allowance and a Company-paid country-club membership. The Company provides these perquisites to remain competitive with other companies, particularly those vying for Bermuda-based executive talent, and these perquisites are viewed as both enabling the Company to effectively compete for executive talent and having retention value. The Compensation Committee reviews executive perquisites annually as part of the annual compensation review process.

Elimination of Tax Reimbursements	Our corporate structure and global operations span multiple tax jurisdictions, both within and outside of the United States. Certain of our NEOs are therefore subject to tax liabilities, some of which are duplicative and result in double-taxation. In the past, we have reimbursed these NEOs for certain tax liabilities and, in some cases, the taxes on these reimbursements (commonly referred to as tax gross-ups). Effective in 2011, we eliminated all tax reimbursements and gross-ups. The Compensation Committee of the Board of Directors has also decided not to enter into any new agreements or arrangements with our NEOs in the future that include tax reimbursements or gross-ups.

Say-on-Pay Advisory Vote	Although the annual advisory shareholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. At our annual general meeting of shareholders held on May 16, 2012, approximately 90 percent of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our NEOs. Even with such strong shareholder support, we actively engaged shareholders representing a majority of the Company’s outstanding shares after the 2012 annual general meeting in discussions on the Company’s governance and compensation practices. Such shareholders’ input was taken into account by the Compensation Committee in its consideration of compensation and disclosure matters.

CEO Compensation	The CEO’s Total Direct Compensation is determined by the Compensation Committee with advice from Cook & Co. It is based mainly on the financial performance of the Company as measured against plan and relative to our industry peers, as well as growth in shareholder value. Consideration is then also given to the achievement of non-financial, strategic Company objectives and individual objectives. CEO compensation is geared toward a predominance of long-term incentive equity awards over cash awards in an effort to link the CEO’s compensation to the long-term performance of the Company.

For 2012, as in past years, the determination of the Annual Cash Bonus and the Long-Term Incentive Equity Award was based on a disciplined process which includes the evaluation of the Company’s financial performance measured by the most important operating metrics related to growth in shareholder value, namely: Premium Revenue, Combined Ratio (and its component parts), Underwriting Income, Operating Income, Net Income, Return on Equity, Book Value Growth, Tangible Book Value Growth, and Earnings per Share. The Committee first considers Company performance on these metrics relative to plan or budget. For 2012, the Company’s performance across all metrics exceeded plan and in some instances, substantially exceeded plan.

The Committee then evaluated Company performance as measured against the performance of our Peer Companies named in our Financial Performance Peer Group against the following key financial metrics: After-Tax Operating Income Growth, Operating Return on Equity, Book and Tangible Book Value per Share Growth and Combined Ratio. One- and three-year Total Shareholder Return were also considered. For 2012, the Company’s performance on these metrics, taken collectively, with the exception of one-year TSR, was above the 75th percentile of our peer companies in our Financial Benchmarking Peer Group. Our one-year TSR, at 17.5 percent, fell below some of our peers’ due principally to share price volatility of several of our peer companies, including substantive drops in share price followed by recovery in 2012. Such share price volatility among some of our peers distorted our relative performance in that one-year timeframe. Our relative performance on annualized three-year TSR exceeded that of all of our peers.

The results of both analyses were evaluated against a Compensation Framework that relates overall performance to a multiple of CEO base salary for determining Annual Cash Bonus and Long-Term Incentive Equity Award. The Committee then applied judgment based on the achievement of non-financial objectives that were set in January of the performance year and personal accomplishments. These objectives ranged from initiating operations in new geographical jurisdictions and expanding product lines, to achieving certain strategic, enterprise-wide, corporate goals that position the company for future growth and balance sheet strength. The Committee concluded that these objectives, too, had been met or exceeded.

The Committee does not rely exclusively on arithmetic formulas for this assessment, both because such inflexibility is incompatible with the long-term corporate goals that form the basis for our compensation decisions, and because of the multiplicity of data points. Rather, the Committee uses these data points as part of a performance assessment framework that is intended to reach a fair conclusion in light of all of the available information. The Committee concluded that it was fair and appropriate to provide compensation for 2012 in the upper quartile of the Compensation Benchmarking peer group.

NEO Compensation Other than the CEO	For other NEOs, Total Direct Compensation is determined by the CEO and approved or modified by the Compensation Committee. Compensation decisions are based in part on overall Company performance and the performance of the operating units or support functions under each NEO’s management. Decisions are also influenced by each NEO’s individual performance, within the context of compensation market data for each position provided by Pay Governance. As part of the annual compensation cycle, the CEO, with assistance from the Global Head of Human Resources, reviews appropriate compensation market data for each NEO. For those NEOs directly managing an operating unit, the review includes market data for other business segment leaders of comparatively sized business units within our Compensation Benchmarking Peer Group as well as for business segment leaders from other insurance industry peers. For those NEOs managing a support function, the review includes market data for other support function leaders within our Compensation Benchmarking Peer Group as well as for support function leaders from other insurance industry peers. This review and market analysis informs decision-making about annual compensation for our NEOs.

Bancroft Compensation

Mr. Bancroft’s compensation was based on overall Company performance and his individual performance as the Chief Financial Officer of the Company which was evaluated in terms of his execution of a wide and complex set of financially-oriented objectives relating to the balance sheet and the income statement. These objectives help measure his fulfillment of his leadership role in the financial management of the Company, globally. He is also evaluated on the quality of the support provided by those corporate units under his management which includes Accounting & Financial Reporting, Investment Management, Actuarial, and Tax and Treasury. Mr. Bancroft was deemed to have met expectations on a range of financial and corporate objectives.

The CEO determined that Mr. Bancroft’s Total Direct Compensation should fall above market median and below the 75th percentile of Total Direct Compensation relative to the chief financial officers in our insurance industry peer group. Then, based on the established ranges, as a multiple of base salary, for both Annual Cash Bonus and Long-Term Incentive Equity Award, the CEO made specific recommendations for Base Salary, Annual Cash Bonus and Long-Term Incentive Equity Award to the Compensation Committee for consideration. The result of this process was that Base Salary was increased 3.5 percent over prior year’s Base Salary, Annual Cash Bonus was to remain essentially equivalent to prior year’s Annual Cash Bonus, and the Long-Term Incentive Equity Awards was increased 7 percent from prior year’s award.

Keogh Compensation	Mr. Keogh’s compensation was based on overall Company performance, the performance of the property and casualty operating units under Mr. Keogh’s management as Chief Operating Officer, and the performance of ACE Global Markets and ACE Overseas General under Mr. Keogh’s direct management as Chairman, ACE Overseas General, in each case with regard to Gross and Net Written Premium, Underwriting Income, Expense Ratio, Combined Ratio and After-Tax Operating Income—in absolute terms and relative to plan and the prior year. Also considered was that 2012 was Mr. Keogh’s first full calendar year as Chief Operating Officer of the Company after being appointed in July 2011, and it was determined that he performed well in this additional capacity. Equally important, consideration was given to Mr. Keogh’s leadership effectiveness in terms of both developing a robust strategy for the operating units under his management and the effectiveness of its implementation, which ranged from geographical expansion in targeted markets to the strategic growth of certain product lines. In addition, his management of the portfolio of risk across product lines and geographical regions, assuring profitability while building the various ACE Overseas General businesses and the ACE North American property and casualty businesses for longer term growth was a significant performance factor. And finally, consideration was given to the effectiveness of the management teams under Mr. Keogh’s direction across all regions of the globe.

The CEO determined that Mr. Keogh’s Total Direct Compensation should fall well above market median and approach the 75th percentile for Total Direct Compensation relative to comparable business segment leaders in our Compensation Benchmarking Peer Group companies and to broader industry market data for similar positions. Then, based on the established ranges, as a multiple of base salary, for both Annual Cash Bonus and Long-Term Incentive Equity Award, the CEO made specific compensation recommendations for each of the three elements of pay.

The result of this process was that Base Salary was increased 4 percent over prior year’s Base Salary, Annual Cash Bonus was increased 19 percent over prior year’s Annual Cash Bonus, and the Long-Term Incentive Equity Award was increased approximately 10 percent from prior year’s award. The increase in the Annual Cash Bonus and the Long-Term Incentive Equity Award also reflects that 2012 was the first full calendar year for Mr. Keogh in his new role with expanded responsibilities.

Lupica Compensation	Mr. Lupica’s compensation was based on overall Company performance and the performance of the operating units under Mr. Lupica’s management, namely ACE USA, ACE Westchester, Rain & Hail, ACE Private Risk Services, and ACE Bermuda, and then modified by Mr. Lupica’s individual performance.

The CEO determined that Mr. Lupica’s Total Direct Compensation should fall above market median and approximate the 75th percentile for Total Direct Compensation relative to comparable business segment leaders in our Compensation Benchmarking Peer Group companies and to broader industry market data for similar positions. That 2012 was Mr. Lupica’s first full calendar year in his new role with expanded responsibilities was also considered; and it was determined that he performed well in this expanded capacity. Then, based on the established ranges, as multiple of base salary, for both Annual Cash Bonus and Long-Term Incentive Equity Award, the CEO made specific compensation recommendations for each of the three elements of pay.

The result of this process was that Base Salary was increased 5 percent from prior year’s Base Salary, Annual Cash Bonus was increased 15 percent from prior year’s Annual Cash Bonus, and the Long-Term Incentive Equity Award was increased 37 percent from prior year’s award.

Cusumano Compensation	Mr. Cusumano’s compensation was based on overall Company performance as well as his individual performance as the General Counsel of the Company, which requires him to address the legal and organizational issues faced by the Company. The evaluation of his performance is informed by both measurable outcomes and the quality of the legal support provided to Company operations. Mr. Cusumano was deemed to have achieved expectations on a range of legal and corporate objectives, including the quality of the legal services provided and the efficiency with which those services were provided.

The CEO determined that Mr. Cusumano’s Total Direct Compensation should fall above market median and approach the 75th percentile of Total Direct Compensation relative to the chief legal officers in our insurance industry peer group. Then, based on the established ranges, as a multiple of base salary, for both Annual Cash Bonus and Long-Term Incentive Equity Award, the CEO made specific recommendations for a Base Salary adjustment, Annual Cash Bonus and Long-Term Incentive Equity Award to the Compensation

Committee for consideration. In 2013, Mr. Cusumano announced his intention to separate from the Company by the end of 2013 and this intention was taken into consideration in the determination of his compensation such that he would not receive a Long-Term Incentive Equity Award for performance in 2012 but would receive approximately 25 percent of its value as part of his Annual Cash Bonus. The CEO and the Compensation Committee determined that Base Salary would remain equivalent to prior year’s Base Salary for the duration of his tenure and Annual Cash Bonus would increase 48 percent from prior year’s Annual Cash Bonus, while the Long-Term Incentive would be withheld entirely, resulting in a significant reduction in Total Direct Compensation from prior year’s Total Direct Compensation.

Conclusion	Each February, the Compensation Committee and the Board of Directors approve compensation for each NEO including any adjustments to Annual Base Salary, Annual Cash Bonus in recognition of prior calendar year’s performance and Long-Term Incentive Equity Awards. The Long-Term Incentive Equity Awards consist of both stock options, valued using a notional option valuation methodology representing roughly 30 percent of the closing market price at the date of grant; and restricted stock awards, a portion of which are subject to performance-based vesting criteria, valued at the closing market price at the date of grant. These key compensation components for each of our NEOs as determined in February 2013 are set forth below. The totals and the equity award values do not directly correlate to what is ultimately reported in the Summary Compensation Table in accordance with SEC rules. However, using the above methodology, they do reflect how the Compensation Committee considers the overall impact of each annual compensation component as of the time of determination.

Name	Title/Business Unit	Annual Base Salary	Annual Cash Bonus	Annual Long Term Incentive Equity Award	Total Direct Compensation
Evan G. Greenberg	Chairman, President & CEO	$1,200,000	$5,100,000	$10,500,000	$16,800,000

Philip V. Bancroft	Chief Financial Officer	$725,000	$1,000,000	$1,825,000	$3,550,000

Robert F. Cusumano	General Counsel & Secretary	$560,000	$1,312,500	—	$1,872,500

John W. Keogh	Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	$860,000	$1,750,000	$3,040,000	$5,650,000

John J. Lupica	Chairman, Insurance— North America; President, ACE USA	$735,000	$1,265,000	$1,850,000	$3,850,000

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and this proxy statement.

The foregoing report has been approved by all members of the Committee.

Michael P. Connors, Chairman

Mary A. Cirillo

Robert M. Hernandez

Thomas J. Neff

The Relationship of Compensation to Risk

ACE’s compensation practices take into account risk management and broadly align total compensation with the medium-term and long-term financial results of the Company. Objectives of these practices with respect to executives are: (1) to emphasize long-term performance and value creation that, while not immune to short-term financial results, encourages sensible risk-taking in pursuit of superior long-term operating performance; (2) to assure that executives do not take imprudent risks to achieve compensation goals; and (3) to provide, to the extent practicable, that executives are not rewarded with short-term compensation for risk-taking actions that may not manifest in outcomes until after the compensation is irrevocably paid. For bonus-eligible officers and employees below the executive level, the cash incentive pool and equity pool available for distribution within each operating unit during the annual compensation cycle are based on a blend of overall company performance and operating unit performance, as defined by a range of metrics taking into account short-term, medium-term and long-term results.

Our NEO Compensation Components and Their Relationship to Risk

Variable pay for our NEOs in the form of annual cash bonuses and equity grants comprises the majority of each NEO’s annual total compensation. Base salary for our NEOs comprises a relatively small portion of their overall compensation. Adjustments to base salary are driven more by competitive market data for similar positions as opposed to being tied to performance or short-term financial results and are targeted to market median.

Cash bonuses are principally determined by the prior calendar year’s operating results, which include financial performance metrics that drive short, medium and long-term performance—the most important of which are tangible book value growth, operating income return on equity, after-tax operating income and combined ratio—and measure ACE’s performance against a defined group of industry peers. These specific financial performance metrics, taken together, have been selected in part because they encourage sound business decision-making and measure the creation of both short and long-term enterprise value.

Equity awards, in the form of stock options, restricted shares and performance shares, comprise the remainder—and typically the majority—of each NEO’s total compensation. ACE’s Equity Ownership Guidelines prescribe that NEOs hold substantial amounts of equity. For example, for the CEO, the guideline amount is seven times annual base salary, while for the other NEOs, the guideline amount is four times annual base salary.

As restricted stock awards vest evenly over a four-year period from the time of grant and stock options vest evenly over a three-year period from the time of grant, the majority of each NEO’s total annual compensation is directly tied to the medium-term and long-term performance of the Company. We believe that executive performance is reasonably reflected in stock price over time, or ought to be, and we do not manage the Company

(nor manage our executive compensation practices) to achieve or reward short-term fluctuations or anomalies in market conditions. While stock price may be an imperfect short-term marker for executive compensation, we believe it is a reasonable long-term tool for aligning executive compensation with shareholder results.

A significant portion (35 percent for the CEO and 25 percent for the other NEOs) of the value of each executive’s annual equity award consists of 10-year options with strike prices set as of the award date. Because options often have more value when held longer, they are a tool particularly suitable for encouraging long-term performance.

Performance shares comprise a significant portion of each executive’s annual stock grant (50 percent of the annual stock grant for the CEO and 33 percent of the annual stock grant for the NEOs). This has the effect of making awards in a given year significantly dependent on objectively measured operating performance relative to industry competitors over the following four years. Over the course of years, this makes a great percentage of overall compensation dependent on long-term outcomes relative to the competition.

In January 2010, the Company adopted a Recoupment Policy, which provides for the forfeiture of all unvested equity in the event that a financial restatement arises out of fraud deliberately committed by any NEO. The Company intends to revise the existing policy to comply with the final Dodd-Frank regulations.

Our Assessment of Compensation Risk

The process by which the Company reached its conclusions about its compensation structures and decisions began with the creation of the structures themselves, which have developed over time. The Company has long utilized a mix of long-term time-based vesting, equity ownership guidelines, market-median base compensation levels, and a level of long-term option-based compensation to create a system that is not geared toward short-term results or excessive risk taking. In recent years, the Company has established a performance-based equity award program (with specific quantitative targets extending over a four-year period), to further shift the balance toward medium and long-term performance.

Management of the Company, including leaders in legal and human resources, undertook analysis of the Company’s compensation structure considering the Company’s compensation policies and practices with respect to the named executive officers, as well as the other employees of the Company, to determine whether incentives arising from compensation policies or practices relating to any of the Company’s employees would be reasonably likely to have a material adverse effect on the Company. This analysis was reviewed and discussed by the Compensation Committee. Based on the analysis and discussions, the Compensation Committee and management concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company, and again confirmed that the mix of compensation types and timeframes tended to align risk-taking with appropriate medium and long-term reward for the Company.

Commencing in February of 2011, the Chairman of the Compensation Committee began meeting annually with the Risk Committee of the Board of Directors to conduct a risk assessment of the Company’s Executive Compensation practices.

Summary Compensation Table

The following table sets forth compensation for 2012, 2011 and 2010 for our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	2012	$1,200,000	$5,100,000	$6,370,007	$1,912,566	$973,939	$15,556,512
	2011	$1,200,000	$4,400,000	$6,239,946	$2,192,535	$846,654	$14,879,135
	2010	$1,200,000	$4,200,000	$5,979,926	$2,189,534	$985,577	$14,555,037

Philip V. Bancroft Chief Financial Officer	2012	$700,000	$1,000,000	$1,312,525	$243,944	$565,822	$3,822,291
	2011	$700,000	$1,015,000	$1,387,539	$301,805	$560,546	$3,964,890
	2010	$700,000	$950,000	$1,312,642	$297,427	$624,380	$3,884,449

Robert F. Cusumano General Counsel and Secretary	2012	$560,000	$1,312,500	$937,486	$174,250	$410,085	$3,394,321
	2011	$560,000	$885,000	$937,533	$203,917	$383,791	$2,970,241
	2010	$550,000	$700,000	$937,386	$212,487	$654,990	$3,054,863

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	2012	$825,000	$1,750,000	$2,062,455	$383,348	$306,287	$5,327,090
	2011	$812,115	$1,465,000	$2,437,475	$541,907	$282,289	$5,538,786
	2010	$800,000	$1,200,000	$2,374,808	$425,111	$265,518	$5,065,437

John J. Lupica Chairman, Insurance—North America; President, ACE USA	2012	$700,000	$1,265,000	$1,012,450	$188,189	$265,491	$3,431,130
	2011	$674,231	$1,100,000	$1,350,040	$303,086	$227,431	$3,654,788

(1)	This column discloses the aggregate grant date fair value of stock awards granted during the year. This column includes time-based, as well as performance-based restricted stock for which the target amount is included. For information on performance targets and vesting, see “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.” Additional detail regarding restricted stock awards made in 2012 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement. Assuming the highest level of performance is achieved (which would result in vesting of 100 percent of performance shares awarded, i.e., all Target Awards and Premium Awards), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2012	2011	2010
Evan G. Greenberg	$9,555,011	$9,359,919	$8,969,890
Philip V. Bancroft	$1,745,657	$1,845,437	$1,745,824
Robert F. Cusumano	$1,246,876	$1,246,912	$1,246,658
John W. Keogh	$2,743,070	$3,056,233	$3,493,388
John J. Lupica	$1,346,559	$1,350,040	—

All Target Awards granted in 2011 and prior met relevant performance criteria and vested their annual installments as scheduled. Target Awards granted to NEOs for 2006, 2007 and 2008 earned a Premium Award of 100 percent based on the Cumulative Performance exceeding the 75th percentile, which Premium Awards are not included in the above-reported amounts. The table below shows the value realized on vesting of those Premium Awards at their respective four-year anniversary dates in 2012, 2011 and 2010.

	2008 Grant Vested in 2012	2007 Grant Vested in 2011	2006 Grant Vested in 2010
Evan G. Greenberg	$3,651,992	$1,733,750	$1,065,550
Philip V. Bancroft	$541,119	$347,444	$250,563
Robert F. Cusumano	$386,084	$278,094	$175,394
John W. Keogh	$617,885	$289,883	—
John J. Lupica	—	—	—

(2)	This column discloses the aggregate grant date fair value of stock option awards granted during the year. Option values are based on the grant date fair market value computed in accordance to FASB ASC Topic 718. Additional detail regarding stock option awards made in 2012 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement.

(3)	As detailed in the table below, this column includes:

•	Perquisites and other personal benefits, consisting of the following:

•

Perquisites including personal use of the Company aircraft and Company apartment, and miscellaneous other benefits, including club memberships, private drivers, financial planning, executive medical cover, car allowance or car lease and car maintenance allowance.

•	Other personal benefits including housing allowances and cost of living allowance.

•

In 2012, 2011 and 2010, housing allowances were provided to Messrs. Bancroft and Cusumano because these individuals have been required by ACE to maintain a second residence in Bermuda in addition to maintaining their own personal residence.

•

We calculate our incremental cost for personal use of corporate aircraft based on our variable operating costs, including fuel, crew travel, landing/ramp fees, catering, international handling and proportional share of lease costs. We include in this table amounts for personal use of corporate aircraft by all NEOs who make personal use of the corporate aircraft, although the Board of Directors required Mr. Greenberg to use corporate aircraft for all travel whenever practicable for security reasons. For all other NEOs, personal use of the corporate aircraft was limited to space available on normally scheduled management business flights.

•

Effective in 2011, we and our then-named executive officers agreed to eliminate all tax reimbursements and gross-ups, including with respect to the perquisites and other personal benefits listed above. See “Compensation Discussion and Analysis—Elimination of Tax Reimbursements”. In 2010, the Company reimbursed the NEOs for the following taxes (referred to in the table below as Tax Reimbursements):

•	In the case of the NEOs who received housing allowances, taxes incurred on housing allowances except for Mr. Bancroft.

•

In the case of Messrs. Greenberg and Cusumano, taxes incurred due to the Company’s payment of such NEOs’ portion of Social Security and Medicare taxes, to which they are subject when they work within the United States. In the case of our NEOs that work for a portion of their time in Switzerland reimbursement of Unemployment Insurance and Social taxes. In 2011, the Company had an employer only pension scheme and there were no reimbursements for officer’s contributions to the Swiss government-sponsored social insurance retirement program.

•	Our contributions to retirement plans

•	These consist of matching and non-contributory employer contributions for 2012, 2011 and 2010.

Name	Year	Housing Allowance	Private Jet Usage	Misc. Other Benefits	Tax Reimbursements	Retirement Plan Contribution
Evan G. Greenberg	2012	—	$277,571	$24,368	—	$672,000
	2011	—	$150,875	$47,779	—	$648,000
	2010	—	$186,059	$33,445	$190,073	$576,000

Philip V. Bancroft	2012	$264,000	—	$96,022	—	$205,800
	2011	$264,000	—	$98,546	—	$198,000
	2010	$264,000	—	$83,485	$84,895	$192,000

Robert F. Cusumano	2012	$111,240	—	$125,445	—	$173,400
	2011	$193,650	—	$38,941	—	$151,200
	2010	$214,200	$2,117	$59,857	$228,816	$150,000

John W. Keogh	2012	—	$4,974	$26,513	—	$274,800
	2011	—	$15,075	$25,760	—	$241,454
	2010	—	—	$25,518	—	$240,000

John J. Lupica	2012	—	$3,194	$46,297	—	$216,000
	2011	—	$189	$32,334	—	$194,908

Employment Arrangements

Each of our NEOs receives an annual salary with annual discretionary cash and long-term incentives. Base salaries for NEOs are adjusted as described in “Compensation Discussion and Analysis.” Each NEO also receives customary executive benefits, such as participation in our current benefit and insurance plans, and certain perquisites, which may include some or all of a housing allowance, car allowance, car loan and club dues. Our NEOs are also entitled to certain severance benefits, as described in “Potential Payments upon Termination or Change in Control”. We entered into an individual offer letter with each NEO at the beginning of his respective employment. Other than as described above, no material terms of such offer letters remain in effect.

In addition, in connection with the Company’s re-domestication to Switzerland, and for the sole purpose of documentation of work that is expected to be performed in Switzerland, the Company entered into employment agreements with Evan G. Greenberg, the Company’s Chairman and Chief Executive Officer, Philip Bancroft, the Company’s Chief Financial Officer, and Robert Cusumano, the Company’s General Counsel. Subsequent to the re-domestication, the Company entered into employment agreements with John W. Keogh, as Vice Chairman of ACE Limited. These employment agreements did not change these officers’ responsibilities to the ACE group of companies or their aggregate compensation from the ACE group of companies. These employment agreements formally establish that the named executive officers who are parties thereto have responsibilities directly with ACE Limited as a Swiss company and will receive compensation specifically for work performed in Switzerland. These employment agreements specify that these officers (i) are employees of the Swiss parent company, (ii) shall receive compensation allocable to such employment agreement (as opposed to compensation allocable to their work for other ACE companies) that reflects 10 percent of the total compensation such named executive officer is currently receiving, and (iii) shall work a portion of their time in Switzerland for ACE Limited approximating 10 percent of their annual work calendar. The Company may use the same form of employment agreement for these officers to allocate a percentage of their salaries to other subsidiaries of the Company.

Employee Stock Purchase Plan

We maintain a broad-based employee stock purchase plan, which gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15 percent discount to the market price of our Common Shares. No participant may purchase more than $25,000 in value of Common Shares under this plan in any calendar year or more than 1,500 in number of Common Shares under any subscription period. Messrs. Robert F. Cusumano and John J. Lupica participated in the employee stock purchase plan in 2012.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Articles of Association which allow us to indemnify our directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity, including indemnification relating to the government investigation of industry practices. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. The indemnification agreements set forth procedures relating to indemnification claims. To the extent we maintain general and/or directors’ and officers’ liability insurance, the agreements provide that the indemnitee shall be covered by such policies to the maximum extent of the coverage available for any of our directors or officers.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the calendar year ended December 31, 2012. Because the Compensation Committee made plan-based awards at its February 28, 2013 meeting which it intended as compensation for 2012, we have included those grants in this table along with grants made during 2012.

	Grant Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards; Number of Shares of Stock or Units (3)	All Other Option Awards; Number of Securities Underlying Options (4)	Exercise or Base Price of Option Award	Grant Date Fair Value of Equity Incentive Plan Awards (5)
Name		Target	Maximum
Evan G. Greenberg	February 28, 2013	39,964	79,928	39,964			$6,825,052
	February 28, 2013				143,459	$85.39	$2,609,519
	February 23, 2012	43,422	86,844	43,422			$6,370,007
	February 23, 2012				116,905	$73.35	$1,912,566

Philip V. Bancroft	February 28, 2013	5,290	10,580	10,740			$1,368,802
	February 28, 2013				17,809	$85.39	$323,946
	February 23, 2012	5,905	11,810	11,989			$1,312,525
	February 23, 2012				14,911	$73.35	$243,944

Robert F. Cusumano	February 23, 2012	4,218	8,436	8,563			$937,486
	February 23, 2012				10,651	$73.35	$174,250

John W. Keogh	February 28, 2013	8,812	17,624	17,890			$2,280,084
	February 28, 2013				29,665	$85.39	$539,606
	February 23, 2012	9,279	18,558	18,839			$2,062,455
	February 23, 2012				23,432	$73.35	$383,348

John J. Lupica	February 28, 2013	5,362	10,724	10,887			$1,387,502
	February 28, 2013				18,053	$85.39	$328,384
	February 23, 2012	4,555	9,110	9,248			$1,012,450
	February 23, 2012				11,503	$73.35	$188,189

(1)	The Compensation Committee intended awards granted in February 2012 as compensation for 2011. Therefore, we also disclosed these awards in our 2012 proxy statement. As stated above, the Compensation Committee intended awards granted in February 2013 as compensation for 2012.

(2)	The terms of the performance awards, including the performance criteria for vesting, are described in “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.” The Target column of this table corresponds to Target Awards, and the Maximum column refers to the maximum possible Premium Awards. During the restricted period, the NEOs are entitled to vote both the time-based and performance-based restricted stock and to receive dividends.

(3)	Restricted stock vests on the first, second, third and fourth anniversary dates of the grant.

(4)	Stock options vest on the first, second and third anniversary dates of the grant.

(5)	This column discloses the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For all assumptions used in the valuation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2012.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Evan G. Greenberg	80,000	—	$43.56	02/25/2014
	100,000	—	$41.50	05/27/2014
	140,000	—	$44.48	02/23/2015
	108,600	—	$56.40	02/22/2016
	134,000	—	$56.14	02/28/2017
	130,640	—	$60.28	02/27/2018
	169,280	—	$38.51	02/26/2019
	106,545	53,275	$50.37	02/25/2020
	44,697	89,403	$62.64	02/24/2021
	—	116,905	$73.35	02/23/2022	126,179	$10,069,084	126,179	$10,069,084

Philip V. Bancroft	30,000	—	$43.56	02/25/2014
	21,000	—	$44.48	02/23/2015
	15,800	—	$56.40	02/22/2016
	16,700	—	$56.14	02/28/2017
	18,150	—	$60.28	02/27/2018
	24,190	—	$38.51	02/26/2019
	14,472	7,238	$50.37	02/25/2020
	6,151	12,308	$62.64	02/24/2021
	—	14,911	$73.35	02/23/2022	45,009	$3,591,718	18,083	$1,443,023

Robert F. Cusumano	10,000	—	$39.93	04/01/2015
	11,100	—	$56.40	02/22/2016
	13,360	—	$56.14	02/28/2017
	12,960	—	$60.28	02/27/2018
	17,290	—	$38.51	02/26/2019
	10,337	5,173	$50.37	02/25/2020
	4,155	8,317	$62.64	02/24/2021
	—	10,651	$73.35	02/23/2022	25,795	$2,058,441	12,704	$1,013,779

John W. Keogh	5,562	—	$54.08	05/01/2016
	13,920	—	$56.14	02/28/2017
	20,740	—	$60.28	02/27/2018
	9,197	—	$38.51	02/26/2019
	20,686	10,344	$50.37	02/25/2020
	8,314	16,630	$62.64	02/24/2021
	—	7,391	$63.42	08/11/2021
	—	23,432	$73.35	02/23/2022	60,768	$4,849,286	32,640	$2,604,672

John J. Lupica	16,000	—	$43.56	02/25/2014
	12,370	—	$44.48	02/23/2015
	9,790	—	$56.40	02/22/2016
	11,130	—	$56.14	02/28/2017
	10,630	—	$60.28	02/27/2018
	15,420	—	$38.51	02/26/2019
	9,098	4,550	$50.37	02/25/2020
	3,992	7,985	$62.64	02/24/2021
	—	5,913	$63.42	08/11/2021
	—	11,503	$73.35	02/23/2022	39,935	$3,186,813	4,555	$363,489

(1)	Based on the closing market price of our Common Shares on December 31, 2012 of $79.80 per share.

Contingent on continued employment and, in some circumstances, satisfaction of specified performance targets, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (1)
Evan G. Greenberg	2/23/2013	38,966	10,854	10,854
	2/24/2013	44,700	12,452	12,452
	2/25/2013	53,275	14,840	14,840
	2/26/2013	—	15,720	15,720
	2/23/2014	38,968	10,856	10,856
	2/24/2014	44,703	12,452	12,452
	2/25/2014	—	14,840	14,840
	2/23/2015	38,971	10,855	10,855
	2/24/2015	—	12,453	12,453
	2/23/2016	—	10,857	10,857

Philip V. Bancroft	2/23/2013	4,968	2,995	1,476
	2/24/2013	6,153	3,710	1,827
	2/25/2013	7,238	4,364	2,150
	2/26/2013	—	4,864	2,396
	2/27/2013	—	8,295	—
	2/23/2014	4,970	2,998	1,476
	2/24/2014	6,155	3,710	1,827
	2/25/2014	—	4,366	2,150
	2/23/2015	4,973	2,998	1,476
	2/24/2015	—	3,711	1,828
	2/23/2016	—	2,998	1,477

Robert F. Cusumano	2/23/2013	3,548	2,140	1,054
	2/24/2013	4,158	2,508	1,235
	2/25/2013	5,173	3,118	1,535
	2/26/2013	—	3,473	1,712
	2/23/2014	3,550	2,141	1,054
	2/24/2014	4,159	2,507	1,234
	2/25/2014	—	3,118	1,535
	2/23/2015	3,553	2,140	1,055
	2/24/2015	—	2,508	1,235
	2/23/2016	—	2,142	1,055

John W. Keogh	2/23/2013	7,808	4,709	2,319
	2/24/2013	8,314	5,014	2,469
	2/25/2013	10,344	6,235	3,070
	2/26/2013	—	5,548	2,732
	8/12/2013	—	—	2,360
	2/23/2014	7,811	4,710	2,320
	2/24/2014	8,316	5,013	2,470
	2/25/2014	—	6,235	3,070
	8/12/2014	—	—	2,360
	2/23/2015	7,813	4,709	2,320
	2/24/2015	—	5,015	2,470
	8/11/2015	7,391	8,869	—
	8/12/2015	—	—	2,360
	2/23/2016	—	4,711	2,320

John J. Lupica	2/23/2013	3,833	2,311	1,138
	2/24/2013	3,992	3,592	—
	2/25/2013	4,550	4,095	—
	2/26/2013	—	4,625	—
	2/23/2014	3,834	2,312	1,139
	2/24/2014	3,993	3,592	—
	2/25/2014	—	4,095	—
	2/23/2015	3,836	2,312	1,139
	2/24/2015	—	3,592	—
	8/11/2015	5,913	7,096	—
	2/23/2016	—	2,313	1,139

(1)	The vesting date for the securities specified in this column is the later of (a) the “Vest Date” specified for such securities in this table and (b) the date when the Compensation Committee formally confirms vesting pursuant to the process further described in “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.” For additional information on performance measures, see note 2 to the Grant of Plan-Based Awards table.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our NEOs during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Evan G. Greenberg	350,000	$15,833,176	158,807	$11,830,725
Philip V. Bancroft	42,745	$2,024,048	31,944	$2,367,685
Robert F. Cusumano	—	—	22,593	$1,674,649
John W. Keogh	—	—	41,860	$3,104,477
John J. Lupica	—	—	15,501	$1,132,631

(1)	The value of an option is the difference between (a) the fair market value of one of our Common Shares on the exercise date and (b) the exercise price of the option.

(2)	Of these shares acquired on vesting, with respect to Mr. Greenberg (55,141), Mr. Bancroft (8,169), Mr. Cusumano (5,764) and Mr. Keogh (12,685) shares were acquired in respect of performance-based restricted stock target awards that vested on May 16, 2012. Each annual installment of the performance-based restricted stock awards granted in February 2008, February 2009, February 2010 and February 2011 vested.

Of these shares acquired on vesting, with respect to Mr. Greenberg (48,525), Mr. Bancroft (7,190), Mr. Cusumano (5,130) and Mr. Keogh (8,210) shares were acquired in respect of performance-based restricted stock Premium Awards. In May 2012, target awards granted to NEO’s in February 2008 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th Percentile.

For information on performance targets and vesting, see “Compensation Discussion and Analysis— Performance-Based Restricted Stock Vesting.”

(3)	The value of a share of restricted stock upon vesting is the fair market value of one of our Common Shares on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the open market day prior to the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about nonqualified deferred compensation of our NEOs.

	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (2)
Evan G. Greenberg	$543,000	$646,800	$655,411	—	$10,161,839
Philip V. Bancroft	$154,500	$180,600	$308,780	—	$3,202,674
Robert F. Cusumano	$127,500	$148,200	$152,780	—	$1,712,869
John W. Keogh	$212,000	$249,146	$192,336	—	$2,470,130
John J. Lupica	$163,000	$189,385	$380,822	—	$3,381,138

(1)	The amounts shown in this column are also included in the Summary Compensation Table for 2012 in the All Other Compensation column.

(2)	Of the totals shown in this column, the following amounts are also included in the Summary Compensation Table for 2012, 2011 and 2010: Evan G. Greenberg ($1,821,600), Philip V. Bancroft ($521,400), Robert F. Cusumano ($400,200) and John W. Keogh ($679,546). For John J. Lupica ($358,093), was included for 2012 and 2011.

ACE Limited and ACE INA Holdings Inc. sponsor a total of four nonqualified deferred compensation plans in which the NEOs participate. These plans—The ACE Limited Supplemental Retirement Plan, The ACE Limited Elective Deferred Compensation Plan, The ACE USA Supplemental Employee Retirement Savings Plan, and The ACE USA Officers Deferred Compensation Plan—are unfunded nonqualified plans designed to benefit employees who are highly compensated or part of a select group of management. ACE Limited and ACE INA Holdings Inc. set aside assets in rabbi trusts to fund the obligations under these four plans. The funding (inclusive of investment returns) of the rabbi trusts attempts to mirror the participants’ hypothetical investment choices made under each plan.

Participants in the ACE Limited Supplemental Plan contributed (until 2009) and ACE USA Supplemental Plan contribute to such plans only after their contributions to tax-qualified plans are capped under one or more Internal Revenue Code provisions. Participants in the ACE Limited Elective Deferred Compensation Plan were allowed to defer (until 2009) and ACE USA Deferred Compensation Plans may defer additional amounts of salary or bonuses with deferred amounts credited to these plans. Up to 50 percent of salary and up to 100 percent of cash bonuses are eligible for deferral under the ACE USA Officers Deferred Compensation Plan, while the ACE Limited Elective Deferred Compensation Plan permitted deferral of up to 100 percent of salary, minus payroll taxes and other payroll obligations, and up to 100 percent of cash bonuses. NEOs are not treated differently from other participants under these plans. Effective January 1, 2009, participation under the ACE Limited nonqualified plans ceased on compensation paid for 2009 performance, due to the impact of Code section 457A. Starting in 2009, certain Bermuda-based employees, among them NEOs, participate under the ACE INA Holdings Inc. nonqualified plans.

Finally, in 2011, the ACE Limited nonqualified plans were amended to provide that distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code section 457A and related legislation.

For more information on our nonqualified deferred compensation plans, see the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

Potential Payments upon Termination or Change in Control

The table set forth below contains estimates of potential payments to each of our NEOs upon termination of employment or a change in control under current employment arrangements and other compensation programs, assuming the termination or change of control event occurred on December 31, 2012. Following the tables we have provided a brief description of such employment arrangements and other compensation programs.

Name	Cash Severance	Medical Continuation (1)	Retirement Plan Continuation (2)	Value of Accelerated & Continued Equity and Performance Awards (3)
Evan G. Greenberg
Separation without cause	$11,533,333	$42,865	—	$18,290,147
Change in control	$17,242,333	$64,298	—	$23,994,244
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$23,994,244

Philip V. Bancroft (4)
Separation without cause	$1,400,000	$69,965	$168,000	$4,366,919
Change in control	$1,400,000	$69,965	$168,000	$5,555,137
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$5,555,137

Robert F. Cusumano
Separation without cause	$1,525,833	$34,176	—	$1,585,122
Change in control	$3,051,667	$68,352	—	$3,435,880
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$3,435,880

John W. Keogh
Separation without cause	$2,296,667	$15,743	—	$3,247,043
Change in control	$4,593,333	$31,485	—	$8,315,954
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$8,315,954

John J. Lupica
Separation without cause	$1,805,000	$15,743	—	$1,484,860
Change in control	$3,610,000	$31,485	—	$3,992,280
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$3,992,280

(1)	The value of medical continuation benefits is based on the medical insurance premium rates payable by the Company and applicable to the NEOs as of year-end 2012.

(2)	The value of retirement plan continuation benefits is based on employer matching contributions (assuming maximum employee contributions) and employer non-discretionary contributions, in each case, in accordance with the relevant plans as in effect at year-end 2012.

(3)	Based on the closing market price of our Common Shares on December 31, 2012 of $79.80 per share.

(4)	Mr. Bancroft’s severance agreement provides that nothing in the agreement shall limit or replace the compensation or benefits payable to him, or otherwise adversely affect his rights, under any other benefit plan, program or agreement to which he is a party. Accordingly, the Value of Accelerated Equity and Performance Awards have been calculated for Mr. Bancroft based on the terms of the applicable awards, which are more generous in this regard than is Mr. Bancroft’s severance agreement.

Severance Plan

At the present time, Messrs. Greenberg, Keogh, Lupica, and Cusumano are the only participants among NEOs in the Severance Plan. Under the Severance Plan, if we terminate a participant’s employment without cause, the participant will receive a lump sum cash payment equal to 200 percent, in the case of the CEO, and 100 percent, in the case of any other participant, of such officer’s current annual base salary and average of the bonuses paid for the prior three years, plus pro rata annual bonus with respect to the year of separation. In addition, if we terminate employment without cause, the Severance Plan provides for:

•	continued vesting of equity-based compensation for two years in the case of the CEO, and one year in the case of any other participant;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 24 months for the CEO and 12 months for any other participant.

In the event of a change in control, all equity-based compensation held by a participant in the Severance Plan will immediately vest, except that the Severance Plan as it applies to Mr. Cusumano and Mr. Greenberg was amended in early 2011 so that equity-based compensation granted after February 2011 and held by each of these participants will instead vest on the participant’s termination before the regularly scheduled vesting dates in any of the following circumstances: if we terminate his employment without cause, if he terminates his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or if he terminates employment for any reason in the seventh month after the change in control. This change would also apply to Mr. Bancroft’s participation in the Severance Plan, should the Compensation Committee of the Board of Directors (at the request of the CEO) offer participation and should Mr. Bancroft accept the offer.

In addition, if we terminate the participant’s employment without cause or if the participant terminates his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, the Severance Plan provides for:

•

a lump sum cash payment equal to 299 percent in the case of CEO, and 200 percent in the case of any other participant, of the sum of the current annual base salary and average of the bonuses paid to the participant for the prior three years, plus pro rata annual bonus with respect to the year of separation;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 36 months for the CEO and 24 months for any other participant.

All participants in the Severance Plan are required to sign a waiver and release to receive benefits and must agree to a 12-month non-competition period as well as an agreement not to solicit clients, customers or employees for specified periods ranging between 12 and 24 months.

A “change in control” under the Severance Plan occurs when:

•	any person becomes a beneficial owner of 50 percent or more of the voting stock of the Company;

•

the majority of the Board consists of persons other than directors in office on the effective date of the Severance Plan, who we refer to as the Incumbent Directors; provided that any person becoming a director after the effective date of the Severance Plan whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

•	the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets;

•

all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction, unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

•

the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company. We exclude from this calculation the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company.

A termination by the participant for good reason is generally deemed to occur if within 60 days prior to the separation date and without the participant’s consent, there is:

•	a material adverse diminution of the participant’s titles, authority, duties or responsibilities;

•	a reduction in the participant’s base salary or annual bonus opportunity; or

•	a failure by the Company to obtain the assumption in writing of its obligations under the Severance Plan by the Company’s successor in a change in control transaction.

Under certain circumstances, the Company is required to reimburse a plan participant for reasonable costs and expenses incurred by the participant in connection with a disputed claim.

If a participant becomes subject to a “golden parachute” excise tax, the Severance Plan provides for the reduction of the aggregate “parachute payment” if such reduction would result in the participant retaining an amount on an after-tax basis that is equal to or greater than the amount that the participant would have received if such excise tax did not apply.

The Severance Plan has been amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Mr. Bancroft’s Severance Arrangement

We have an agreement with Mr. Bancroft which provides him with severance benefits in the event that:

•	the Company involuntarily terminates his employment for other than cause, death or disability;

•	Mr. Bancroft resigns voluntarily due to a significant reduction in his responsibilities, compensation or a Company-required relocation;

•

a change in control occurs and the Company involuntarily terminates Mr. Bancroft’s employment or Mr. Bancroft voluntarily terminates his employment as described above within six months prior or 24 months after the change in control; or

•	the Company involuntarily terminates Mr. Bancroft’s employment or Mr. Bancroft voluntarily terminates his employment as described above during a threatened change in control.

Under these circumstances, Mr. Bancroft will be entitled to receive his current salary, and to participate in Company benefit plans, for 24 months. Restricted stock and options held by Mr. Bancroft at the time of such termination will continue to vest in accordance with the vesting schedule of the plan under which the award was made for 24 months following termination of employment, unless Mr. Bancroft commences new employment prior to the end of the 24-month period, in which case continued vesting shall cease on the date of his new employment. If tax counsel determines that the benefits under the severance agreement are excess parachute payments under the Internal Revenue Code generating excise tax liability, in some circumstances the benefits payable to Mr. Bancroft under the severance agreement will be reduced. Mr. Bancroft has agreed that while he is employed at the Company and for two years following his termination of employment, he will not attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company. If he breaches this agreement, the compensation and benefits to him shall cease.

A change in control under Mr. Bancroft’s severance arrangement is generally deemed to occur when:

•	any person becomes the beneficial owner of 50 percent or more of the outstanding shares of the Company or 50 percent or more of the voting securities of the Company;

•

shareholders of the Company approve, and governmental consent is obtained, if necessary, for, a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction, unless the shareholders immediately prior to such transaction continue to represent at least 50 percent of the outstanding common stock of the Company or the surviving entity or parent or affiliate immediately after such transaction; or

•

a majority of the Board consists of persons other than directors in office on the effective date of the agreement, to whom we refer as the Incumbent Board; provided that any person becoming a director after the effective date of the agreement whose election or nomination was approved by at least a majority of the Incumbent Board shall be considered to be part of the Incumbent Board.

A resignation with “good reason” under Mr. Bancroft’s severance agreement means a resignation due to:

•

a significant reduction of the employee’s responsibilities, title or status resulting from a formal change in such title or status or from the assignment to the employee of any duties inconsistent with his title, duties or responsibilities; or

•	a reduction in the employee’s compensation or benefits.

The severance provisions of Mr. Bancroft’s employment agreement will expire on April 1, 2013.

Non-Qualified Retirement Plans and Deferred Compensation Plans

All the NEOs participate in one or more non-qualified defined contribution retirement plans or deferred compensation plans through an ACE employer. Under the ACE Limited Elective Deferred Compensation Plan, as amended to comply with Internal Revenue Code Section 409A, a change in control is a distributable event. A change in control under the current provisions of the other plans discussed below will not result in a distributable event in and of itself. Further, whether an NEO’s termination is with or without cause does not impact entitlement to benefits under the ACE Limited Elective Deferred Compensation Plan or the other plans. Below is an overview of each plan.

The ACE Limited Supplemental Retirement Plan is a non-qualified retirement plan for higher-paid employees who are United States citizens or permanent residents. Contributions to this plan are made where Internal Revenue Code provisions limit the amount of contributions that these employees may make or have made on their behalf to the qualified ACE Limited Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and a non-contributory six percent employer contribution that would have been made under the ACE Limited Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. A participant does not vest in the employer contributions under this supplemental plan until he or she has completed one year of service. The plan provides for distributions following the year the participant has terminated employment and attained age 55. However, for participants employed by an ACE company on or after 2007, distributions will be made in the year following termination of employment, regardless of the participant’s age. Effective January 1, 2009, contributions ceased for services performed in 2009 or later. Further, in 2011, the plan was amended to provide that distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code section 457A and related legislation.

The ACE Limited Elective Deferred Compensation Plan is a deferred compensation plan for employees who are United States citizens or permanent residents that permits them to defer the receipt of a portion of their compensation. The plan also credits contributions that would have been made to the ACE Limited Employee

Retirement Plan, the ACE Limited Supplemental Retirement Plan or the ACE Limited Bermudian National Pension Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans. Participants generally receive distribution of their plan account balance in a lump sum upon termination of employment. Participants may instead elect to receive distributions at a specified date while still employed or at termination of employment, and they may elect whether they want to receive a lump sum or periodic payments. Participants make the election regarding form and time of payment at the same time that they elect to defer compensation. Participants may elect a different distribution date and payment form each time they elect to defer compensation, and the new date and payment form will apply to the compensation which is the subject of the new deferral election. The plan requires payment to be made to a participant in a lump sum upon the participant’s death or disability, as defined under the plan, overriding any other election made under the plan. For plan amounts subject to Internal Revenue Code Section 409A, the plan requires distributions to be made upon a change in control regardless of the participants’ distribution elections and regardless of whether the participant’s employment has terminated. Under the plan, a change in control occurs when a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election. In addition, a change in control occurs when any of the following events occurs with respect to an ACE company which employs the participant, is obligated to make plan payments to the participant, or is either the majority shareholder or is in a chain of corporations comprising the majority shareholder of the ACE company:

•

any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

•

any one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

•

any one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Effective January 1, 2009, contributions ceased for services performed in 2009 or later. Further, in 2011, the plan was amended to provide distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code section 457A and related legislation.

The ACE USA Supplemental Employee Retirement Savings Plan is a non-qualified retirement plan for a select group of employees who are generally higher paid. Contributions to this plan are made where Internal Revenue Code provisions limit the contributions of these employees under one or both U.S. qualified plans, the ACE USA Employee Retirement 401(k) Plan (formerly known as the ACE USA Employee Retirement Savings Plan) and the ACE USA Basic Employee Retirement Savings Plan. Contributions credited to this supplemental plan mirror the employee contributions and employer matching contributions that would have been made under the ACE USA Employee Retirement 401(k) Plan and the non-discretionary six percent (for NEOs) employer contribution that would have been made under the ACE USA Basic Employee Retirement Savings Plan but for the limits imposed by the Internal Revenue Code. A participant does not vest in the employer contributions under this supplemental plan until he or she has completed two years of service. The plan does not permit distributions until a participant terminates employment, and the plan generally makes the distribution in January of the year following the participant’s termination of employment, subject to restrictions imposed by Internal Revenue Code Section 409A. The plan makes distributions to a participant after termination of employment, regardless of the age of the participant or reason for termination. ACE makes employer contributions once each year for participants employed on December 31. Beginning in 2009, Bermuda-based employees who are also employed by a United States employer participate in the Plan.

The ACE USA Officers Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of employees who are generally higher paid that permits them to defer the receipt of a portion of their compensation. The plan also credits employer contributions that would have been made or credited to the ACE USA Employee Retirement 401(k) Plan, the ACE USA Basic Employee Retirement Savings Plan, or the ACE USA Supplemental Employee Retirement Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans. Participants generally elect the time and form of payment at the same time that they elect to defer compensation. Participants may elect to receive distributions at a specified date or at termination of employment. Participants may elect to receive distributions in the form of a lump sum or periodic payments. Participants may elect a different distribution date and form of payment each time they elect to defer compensation, and the new date and payment form will apply to the compensation which is the subject of the new deferral election. For plan amounts subject to Internal Revenue Code Section 409A, the plan imposes additional requirements on the time and form of payments. ACE makes employer contributions once each year for participants employed on December 31.

Long-Term Incentive Plans

All the NEOs participate in one or more long-term incentive plans. Awards under the equity plans are generally subject to vesting, as set by the Compensation Committee as a part of each award. In general, the awards vest and are exercisable, where applicable, without regard to whether the NEO’s termination is considered with or without cause.

Generally, upon termination of employment due to death or disability, all options and awards vest. An NEO is disabled for purposes of accelerating vesting when the NEO is determined to be disabled under the relevant employer-sponsored long-term disability plan. If the NEO is not eligible to participate in an employer-sponsored disability plan, this determination is made by the Compensation Committee applying standards similar to those applied under a disability plan. In making these determinations, the definition of disability is modified, where necessary, to comply with Internal Revenue Code Section 409A.

Upon a change in control (as defined below) before an NEO has terminated employment, options vest and become immediately exercisable. Restricted stock and restricted stock units likewise immediately vest upon a change in control before termination of employment. However, for each of Mr. Cusumano and Mr. Greenberg, equity-based compensation granted after February 2011 and held by him will vest on his termination before the regularly scheduled vesting dates only in the following circumstances: if we terminate his employment without cause, if he terminates his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or if he terminates employment for any reason in the seventh month after the change in control.

Generally, incentive stock options must be exercised within three months of the date of termination of employment. Upon termination of employment due to death or disability, the exercise period is extended to one year following the termination of employment. Upon retirement, the exercise period for the retiree is extended so that the termination is deemed to have occurred on the ten-year anniversary of the option grant date or, if earlier, the date of the retiree’s death. In addition, for employees who meet certain criteria, unvested awards will continue to vest after retirement. To qualify for continued vesting, employees must be at least age 62 with ten or more years of service, retire in good standing and sign an agreement and release as presented by the Company.

For purposes of these long-term incentive plans, change in control means:

•

any person, as such term is used in Sections 3(a)(9) and 13(d) of the United States Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 50 percent or more of the voting stock, as defined below, of ACE;

•

the majority of the Board consists of individuals other than incumbent directors, which term means the members of the Board on the effective date of the change in control; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the incumbent directors shall be considered to be an incumbent director;

•	ACE adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

•

all or substantially all of the assets or business of ACE is disposed of pursuant to a merger, consolidation or other transaction, unless the shareholders of ACE immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of ACE, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of ACE; or

•

ACE combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of ACE immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company, there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates, as defined below, of such other company in exchange for stock of such other company.

For the purpose of this definition of change in control, an affiliate of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified. Voting stock means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation. When determining if a change in control has occurred, where necessary, the definition of change in control is modified to comply with Internal Revenue Code Section 409A.

Director Compensation

The following table sets forth information concerning director compensation paid or, in the case of restricted stock awards, earned during 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Michael G. Atieh	$110,257	$211,815	$10,000	$332,072
Mary A. Cirillo (3)	$9,417	$258,028	$10,000	$277,445
Michael P. Connors (4)	$9,808	$228,125	$4,000	$241,933
Bruce L. Crockett	$32,033	$95,255	$2,177	$129,465
Robert M. Hernandez	$144,632	$192,476	$10,105	$347,213
John A. Krol	$14,232	$109,805	$7,204	$131,241
Peter Menikoff (5)	$7,609	$345,280	$10,000	$362,889
Leo F. Mullin	$94,632	$151,720	$10,000	$256,352
Thomas J. Neff (6)	$9,786	$335,204	$10,000	$354,990
Robert Ripp	$104,007	$200,247	$10,000	$314,254
Eugene B. Shanks, Jr.	$94,632	$140,000	$10,000	$244,632
Theodore E. Shasta	$94,632	$140,000	$10,000	$244,632
Olivier Steimer	$109,632	$147,243	$10,000	$266,875

(1)

This column reflects restricted stock awards and dividends on deferred restricted stock units earned during 2012. The restricted stock awards were granted at the 2012 and 2011 Annual General Meeting, respectively, and vest at the subsequent year Annual General Meeting. The grant date fair value of the restricted stock awards for 2012 are based on the Common Share value of $75.26 for each director is as follows: Mr. Atieh ($139,984), Ms. Cirillo ($229,995), Mr. Connors ($250,014), Mr. Hernandez ($139,984), Mr. Menikoff

($229,995), Mr. Mullin ($139,984) Mr. Neff ($241,961), Mr. Ripp ($139,984), Mr. Shanks ($139,984), Mr. Shasta ($139,984) and Mr. Steimer ($139,984). When we pay dividends on our restricted stock units, we issue stock units equivalent in value to the dividend payments that they would have received if they held stock. The fair value of the dividend reinvestment for each director is as follows: Mr. Atieh ($71,815), Ms. Cirillo ($29,903), Mr. Crockett ($39,005), Mr. Hernandez ($52,476), Mr. Krol ($27,305), Mr. Menikoff ($115,280), Mr. Mullin ($11,720) Mr. Neff ($95,080), Mr. Ripp ($60,247) and Mr. Steimer ($7,243). The number of vested stock units and associated dividend reinvestment accruals that each director held at December 31, 2012 was: Mr. Atieh (30,359), Ms. Cirillo (12,641), Mr. Crockett (0), Mr. Hernandez (22,183), Mr. Krol (5,824), Mr. Menikoff (48,734), Mr. Mullin (4,955), Mr. Neff (40,194), Mr. Ripp (25,469), and Mr. Steimer (3,062).

(2)	Other annual compensation includes our matching contribution program for non-management directors pursuant to which we match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year. It also includes personal use of Company aircraft, spousal travel and entertainment and retirement gifts.

(3)	Included in Ms. Cirillo’s stock awards is an annual retainer fee of $90,000 for which she received 1,196 restricted stock awards, rather than cash, at the election of the director.

(4)	Included in Mr. Connor’s stock awards are the following amounts which were paid in stock, rather than cash, at the election of the director: an annual retainer fee of $90,000 for which he received 1,196 restricted stock awards and a committee chair retainer of $20,000 for which he received 266 restricted stock awards.

(5)	Included in Mr. Menikoff’s stock awards is an annual retainer fee of $90,000 for which he received 1,196 restricted stock awards, rather than cash, at the election of the director.

(6)	Included in Mr. Neff’s stock awards are the following amounts which were paid in restricted stock, rather than cash, at the election of the director: an annual retainer fee of $90,000 for which he received 1,196 restricted stock awards and a committee chair retainer of $12,000 for which he received 159 restricted stock awards.

Our non-management directors receive $230,000 per year for their service as directors. We pay $140,000 of this fee in the form of restricted stock awards, based on the fair market value of the Company’s Common Shares at the date of award. We pay the remaining $90,000 of the annual fee to directors in cash quarterly. Committee chairmen receive annual committee chair retainers as follows: Audit Committee—$25,000; Compensation Committee—$20,000; Risk & Finance Committee—$15,000 and Nominating & Governance Committee—$12,000.

The Lead Director receives an annual retainer of $50,000, which is in addition to any retainer received as a committee chairman. Directors are not paid fees for attending regular Board or committee meetings but, at the discretion of the Chairman of the Board and the Lead Director, we may pay an additional $2,000 fee for each special meeting attended by telephone and $3,000 for each special meeting attended in person. We pay the retainers for committee chairmanships, Lead Director and special Board meeting fees quarterly in cash.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of restricted stock awards issued on an annual basis.

Restricted stock will be awarded at beginning of the plan year (i.e., the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained an ACE director continuously during that plan year.

We have discontinued the practice of granting stock units to directors. We continue to credit dividend equivalents to outstanding stock units which were awarded to directors in prior years as additional stock units at such time as cash dividends are paid to holders of our Common Shares, based on the closing price of our Common Shares on the date dividends are paid.

In addition to the above described compensation, we have a matching contribution program for non-management directors pursuant to which we will match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year.

The Company’s Corporate Governance Guidelines specify director equity ownership requirements. ACE awards independent directors’ restricted stock awards. The Company mandates minimum equity ownership of $400,000 for outside directors (based on stock price on date of award). Each Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum. The previously granted restricted stock units, whether or not vested, and restricted stock, whether or not vested, shall be counted toward achieving this minimum. Stock options shall not be counted toward achieving this minimum.

Once a Director has achieved the $400,000 minimum equity ownership, such requirement shall remain satisfied going forward as long as he or she retains the number of shares valued at $400,000 based on the NYSE closing price for the Company’s Common Shares as of the date such minimum threshold is initially met. Any vested shares held by a Director in excess of the minimum share equivalent specified above may be sold at the Director’s discretion. Shares may be sold after consultation with General Counsel.

Bruce L. Crockett and John A. Krol retired from the Board of Directors in May 2012.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of four members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of the NYSE listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards, and an “audit committee financial expert” within the meaning of the SEC’s rules.

The Audit Committee operates under our Organizational Regulations and a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the Organizational Regulations and charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent registered public accounting firms, PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, which we refer to as PwC.

The Board of Directors and the management of the Company are responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the SEC’s rules and regulations, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2012, management has evaluated the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2012. The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent registered public accounting firm audits the Company’s year-end financial statements and reviews the interim financial statements. PwC audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K and has issued an unqualified report on the fair presentation of the consolidated financial statements in accordance with US GAAP, and on the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2012. Further, PwC has audited the Swiss statutory financial statements of the Company and has issued an unqualified report that the accounting records and the statutory financial statements comply with Swiss law and the Company’s Articles of Association. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent registered public accounting firm and other advisors.

At the four regularly scheduled quarterly meetings the Audit Committee met with the Chief Auditor (to review, among other matters, the overall scope and plans for the internal audits and their joint responsibility with the external auditors and the results and status of such audits); the Chief Actuary (to review, among other matters, loss reserve estimates and development and current activities of the Risk & Finance committee, including risk accumulation information and the Company’s enterprise risk management process as it relates to financial reporting); the Chief Information Officer (to review among other matters, the annual plan and strategy of the Company’s information technology group), management (to review, among other matters, the Company’s continuing progress in sustaining Sarbanes-Oxley requirements, the status of budgeted and actual fees for audit and non-audit services performed by the independent registered public accounting firm, the status of recent developments concerning SEC reporting, statutory and GAAP financial accounting and reporting and taxation, and the activities of the Company’s internal Structured Transaction Review Committee); the Company’s independent registered public accounting firm (to review, among other matters, the overall scope and plans for the independent audits, the results of such audits and evaluation of critical accounting estimates and policies);

and the Company’s General Counsel and Chief Compliance Officer (to review, among other things, compliance with the Company’s conflict of interest and ethics policies, legal and regulatory compliance matters and the Company’s Code of Conduct).

Also at the quarterly meetings, the Audit Committee met in executive session (that is, without management present) with representatives of the Company’s independent registered public accounting firm and also with the Company’s Chief Auditor, in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. The Audit Committee also regularly met in separate executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Compliance Officer. At the February 2013 meeting, the annual financial statements, including Management’s Discussion and Analysis in our Annual Report on Form 10-K, were reviewed and discussed with management and the independent registered public accounting firm. Also at the February 2013 meeting, the Audit Committee along with the Risk and Finance Committee met with external independent actuaries to review, among other things, their annual independent assessment of the Company’s loss reserves.

In addition to the meeting topics mentioned above, the Audit Committee discussed the Company’s crop insurance business, audit committee governance and future meeting agendas. The Audit Committee also held five conference calls to continue discussion of Company matters as well as the status of our general ledger system upgrade.

The Audit Committee had four conference calls with management and the Company’s independent registered public accounting firm at which the Company’s quarterly financial results were reviewed in advance of their public release. The committee also had one training session in 2012 devoted to understanding important matters relevant to the Company’s controls over third party providers; data center security; balance sheet estimates; hedging; Solvency II; Sarbanes-Oxley Section 302 compliance process and understanding the current trends of regulatory agencies. The Audit Committee discussed with PwC all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended (AU Section 380) as adopted by the PCAOB (“Communication with Audit Committees”). These discussions included:

•	the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting;

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

•

disagreements, if any, with management over the application of accounting principles (of which there were none), the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit Committee reviewed all other material written communications between PwC and management.

The Audit Committee discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the December 31, 2012 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K and that such report, together with the audited Swiss statutory financial statements of ACE Limited, be included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2012.

The foregoing report has been approved by all members of the Audit Committee.

Michael G. Atieh, Chairman

Peter Menikoff

Robert Ripp

Theodore E. Shasta

SHAREHOLDER SUBMITTED AGENDA ITEMS FOR 2014 ANNUAL MEETING

How Do I Submit an Additional Agenda Item for Inclusion in Next Year’s Proxy Material?

If you wish to submit an additional agenda item to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland. Under the SEC’s rules, proposed agenda items must be received no later than December 5, 2013 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2014 Annual General Meeting proxy statement and form of proxy.

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more can ask an item to be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland. However, any such requests received after December 5, 2013 may not be eligible for inclusion in the proxy material for the 2014 annual general meeting.

How Do I Submit an Additional Item for the Agenda at an Annual Ordinary General Meeting?

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more can ask that an item be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

OTHER MATTERS

Our Board of Directors does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

You may request a copy of any of our proxy materials, at no cost, by contacting Investor Relations via telephone, facsimile or email at:

Telephone—+1 (441) 299-9283;

Facsimile—+1 (441) 292-8675; or

E-mail—investorrelations@acegroup.com.

You may also contact Investor Relations by mail at:

Investor Relations

ACE Limited

17 Woodbourne Avenue

Hamilton, HM08

Bermuda.

EXHIBIT A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

NOVEMBER 2011

I. Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II. Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

An “affiliated person” of a company is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the company. A person is deemed not to be in control of a company if he or she is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the company and is not an executive officer of the company.

III. Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer[1]

[1]	For purposes of this paragraph III, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16(a)-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as a company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policymaking function, or any other person who performs similar policy-making functions for the company. Officers of the company’s parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

2.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

3.	A director is not independent if: (A) the director –is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.[2]

6.	A director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company and/or is, directly or indirectly, a security holder of the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

7.	Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services do not exceed the threshold set forth in paragraph III.5 above.

IV. Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any

[2]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

EXHIBIT B

ACE LIMITED

2004 LONG-TERM INCENTIVE PLAN

(as amended through the

Sixth Amendment thereof)

SECTION 1

GENERAL

1.1. Purpose. The ACE Limited 2004 Long-Term Incentive Plan (the “Plan”) has been established by ACE Limited (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s shares of common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 9).

SECTION 2

OPTIONS AND SARS

2.1. Definitions.

(a)	The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)	A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

2.3. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an Option or SAR expire later than ten years after the date of its grant.

2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b)	Subject to applicable law, the Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)	Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5. Settlement of Award. Settlement of Options and SARs is subject to subsection 5.7.

2.6. No Repricing. Except for either adjustments pursuant to paragraph 5.2(f) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower Exercise Price. Except as approved by Company’s shareholders, in no event shall any Option or SAR granted under the Plan be surrendered to Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a Share.

2.7. Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option. If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant.

SECTION 3

FULL VALUE AWARDS

3.1. Definition. A “Full Value” Award is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more of the following, as determined by the Committee:

(a)	The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b)	The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c)	The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

3.2. Restrictions on Awards.

(a)	The Committee may designate a Full Value Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any Full Value Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures selected by the Committee. For Awards under this Section 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m).

(b)	If the right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives (whether or not related to the Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

SECTION 4

CASH INCENTIVE AWARDS

A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance or other objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. The Committee may designate a Cash Incentive Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any such Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures as selected by the Committee. For Awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m). Except as otherwise provided in the applicable plan or arrangement, distribution of any cash incentive awards by the Company or its Subsidiaries (whether granted this Plan or otherwise), for a performance period ending in a calendar year, shall be made to the Participant not later than March 15 of the following calendar year; provided, however, that for purposes of determining compliance with Code section 409A, a payment will be considered to satisfy the requirement of this sentence if distribution is made no later than the end of the calendar year following the end of the applicable performance period.

SECTION 5

OPERATION AND ADMINISTRATION

5.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company’s 2004 annual meeting of its shareholders, the Plan shall be effective as of February 25, 2004 (the “Effective Date”); provided, however, that, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, Awards may be granted contingent on approval of the Plan by the shareholders of the Company at such annual meeting. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan on or after the ten-year anniversary of February 27, 2013, which is the date on which the Plan was amended by the Sixth Amendment.

5.2. Shares and Other Amounts Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	The shares of Stock with respect to which Awards may be made under the Plan shall be (i) shares currently authorized but unissued; (ii) to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or (iii) shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company).

(b)	Subject to the following provisions of this subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 38,600,000 shares of Stock (which number includes all shares available for delivery under this clause (i) since the establishment of the Plan in 2004, determined in accordance with the terms of the Plan); and (ii) any shares of Stock that are represented by awards granted under the ACE Limited 1995 Long-Term Incentive Plan, the ACE Limited 1995 Outside Directors Plan, the ACE Limited 1998 Long-Term Incentive Plan, and the ACE Limited 1999 Replacement Long-Term Incentive Plan (the “Prior Plans”) that are forfeited, expire or are canceled after the Effective Date without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Plan.

(c)	To the extent provided by the Committee, any Award may be settled in cash rather than Stock.

(d)	Shares of Stock with respect to an Award will be treated as delivered for purposes of the determination under paragraph (b) above, subject to the following:

(i)	To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, such shares shall not be deemed to have been delivered for purposes of the determination under paragraph (b) above.

(ii)	Subject to the provisions of paragraph (i) above, the total number of shares covered by an Award granted after July 10, 2008 will be treated as delivered for purposes of this paragraph (b) to the extent payments or benefits are delivered to the Participant with respect to such shares. Accordingly (A) if an Award denominated in shares of Stock is settled in cash, the total number of shares with respect to which such payment is made shall be considered to have been delivered; (B) if shares covered by an Award are used to satisfy the applicable tax withholding obligation, the number of shares held back by the Company to satisfy such withholding obligation shall be considered to have been delivered; (C) if the exercise price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), the number of shares tendered to satisfy such exercise price shall be considered to have been delivered; and (D) if cash or shares of Stock are delivered in settlement of the exercise of an SAR, the total number of shares with respect to which such SAR is exercised shall be deemed delivered.

(e)	Subject to paragraph 5.2(f), the following additional maximums are imposed under the Plan.

(i)	The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 38,600,000 shares; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

(ii)	The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 2 (relating to Options and SARs) shall be

1,000,000 shares. For purposes of this paragraph (ii), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

(iii)	The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Full Value Awards) shall be 20,200,000 shares.

(iv)	For Full Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 500,000 shares of Stock may be delivered pursuant to such Awards granted to any Participant during any one-calendar-year period; provided that Awards described in this paragraph (iv), that are intended to be performance-based compensation, shall be subject to the following:

(A)	If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B)	If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(v)	For Cash Incentive Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), the maximum amount payable to any Participant with respect to a performance period shall equal $1,000,000 multiplied by the number of calendar months included in that performance period; provided that Awards described in this paragraph (v), that are intended to be performance-based compensation, shall be subject to the following:

(A)	If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(B)	If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(f)	The following shall apply with respect to the terms of the Plan and Awards granted thereunder:

(i)	Notwithstanding the following provisions of this paragraph (f), in the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be made an equitable adjustment to (A) the number and kind of shares available for grant under the Plan, (B) the number of shares or Awards that may be granted to any individual under the Plan or that may be granted pursuant to any provision or types of Awards and (C) the number and kind of shares or units subject to and the Exercise Price of an Option or SAR of any then outstanding Awards of or related to shares of Stock.

(ii)	In the event of any change in corporate capitalization (other than as described in paragraph (i) above), such as a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence shall be made as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

(iii)	Action by the Committee under this paragraph (f) may include: (A) adjustment of the number and kind of shares which may be delivered under the Plan; (B) adjustment of the number and kind of shares subject to outstanding Awards; (C) adjustment of the Exercise Price of outstanding Options and SARs; and (D) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment may be the excess of value of the Stock subject to the Option at the time of the transaction over the exercise price).

(iv)	In no event shall this paragraph (f) be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (A) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (B) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code section 409A, provided that the restriction of this clause (B) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

5.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of subsection 2.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may provide for Exercise Prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such Exercise Price is appropriate to preserve the economic benefit of the award. The provisions of this subsection shall be subject to the provisions of subsection 5.16.

5.6. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. The provisions of this subsection shall be subject to the provisions of subsection 5.16.

5.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards (subject to subsection 2.6), or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Except for Options and SARs designated at the time of grant or otherwise as intended to be subject to Code section 409A, this subsection 5.7 shall not be construed to permit the deferred settlement of Options or SARs, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section). Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee. The provisions of this subsection shall be subject to the provisions of subsection 5.16.

5.8. Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution, and except for transfers without consideration to the extent permitted by the Committee.

5.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

5.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13. Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.14. Benefits Under Qualified Retirement Plans. Except as otherwise provided by the Committee, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under any Qualified Retirement Plan and other plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under section 401(a) of the Code.

5.15. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.16. Limitations under Section 409A. The provisions of the Plan shall be subject to the following:

(a)	Neither subsection 5.5 nor any other provision of the Plan shall be construed to permit the grant of an Option or SAR if such action would cause the Option or SAR being granted or the option or stock appreciation right being replaced to be subject to Code section 409A, provided that this paragraph (a) shall not apply to any Option or SAR (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(b)	Except with respect to an Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A, no Option or SAR shall condition the receipt of dividends with respect to an Option or SAR on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Option or SAR pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

(c)	The Plan shall not be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A.

SECTION 6

CHANGE IN CONTROL

Subject to the provisions of paragraph 5.2(f) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

SECTION 7

COMMITTEE

7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

(b)	To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States and Bermuda, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States and Bermuda.

(c)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Articles of Association, and applicable corporate law.

7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any

Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 5.2(f) shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of subsection 2.6 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s shareholders. Approval by the Company’s shareholders will be required for any material revision to the terms of the Plan, with the Committee’s determination of “material revision” to take into account the exemptions under the rules of the New York Stock Exchange. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to section 409A.

SECTION 9

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a)	Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards, and Cash Incentive Awards.

(b)	Board. The term “Board” means the Board of Directors of the Company.

(c)	Change in Control. The term “Change in Control” shall mean the occurrence of any one of the following events:

(i)	any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the United States Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 50% or more of the Voting Stock (as defined below) of the Company;

(ii)	the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(iii)	the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(iv)	all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v)	the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates (as defined below) of such other company in exchange for stock of such other company).

For the purpose of this definition of “Change in Control,” (I) an “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified and (II) “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(d)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code. Except as otherwise indicated, references in the Plan to laws and legal rules shall be to United States laws and legal rules.

(e)	Dollars. As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States dollars.

(f)	Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, and any consultant, director, or other person providing services to the Company or a Subsidiary; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary. An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee or service provider first performs such services.

(g)	Fair Market Value. Except as otherwise provided by the Committee, the “Fair Market Value” of a share of Stock as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange—Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

(h)	Performance Measures. The “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; earnings before interest and taxes; net income; stock price; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

(i)	Subsidiary. For purposes of the Plan, the term “Subsidiary” (sometimes referred to as a Related Company) means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(j)	Stock. The term “Stock” means Common Shares of stock of the Company.

(k)	Termination of Service. With respect to Awards that constitute Deferred Compensation, references to the Participant’s Termination of Service with respect to service as an employee or service as a director shall mean, respectively, the Participant ceasing to be employed by, or ceasing to perform director services for, the Company and the Affiliates, subject to the following:

(i)	The employment relationship or director relationship will be deemed to have ended at the time the Participant and the applicable company reasonably anticipate that a level of bona fide services the Participant would perform for the Company and the Affiliates after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Participant has performed services for the Company and the Affiliates for less than 36 months). In the absence of an expectation that the Participant will perform at the above-described level, the date of termination of employment or termination as a director will not be delayed solely by reason of the Participant continuing to be on the Company’s and the Affiliates’ payroll after such date.

(ii)	The employment or director relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(iii)	The determination of a Participant’s termination of employment or termination as a director by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv)	If a Participant performs services both as an employee of the Company or an Affiliate, and a member of the board of directors of the Company or an Affiliate, the determination of whether termination of employment or termination of service as a director shall be made in accordance with Treas. Reg. §1.409A-1(h)(5) (relating to dual status service providers).

(v)	For purposes of the Plan, except for purposes of the definition of “Change in Control,” the term “Affiliates” means all persons with whom the Company is considered to be a single employer under section 414(b) of the Code and all persons with whom the Company would be considered a single employer under section 414(c) thereof.

(vi)	The term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

(vii)	Reference to a Participant’s Termination of Service shall include references to a Participant’s employment termination and terminating employment, a director’s termination or termination from the Board, and references to a Participant’s separation from service, and other similar references, to the extent that the term is used for purposes of determining whether Deferred Compensation is to be distributed upon such termination.

EXHIBIT C

OPTIONAL INDEPENDENT PROXY FOR REGISTERED HOLDERS

ACE LIMITED

Baerengasse 32

CH-8001 Zurich, Switzerland

OPTIONAL INDEPENDENT PROXY FOR REGISTERED HOLDERS

The undersigned hereby appoints Dr. Claude Lambert, Homburger AG, as Independent Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all the Common Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held at 2:45 p.m. Central European time on May 16, 2013 at the Company’s offices at Baerengasse 32, CH-8001 Zurich, Switzerland.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no other specific instructions are given, this proxy will be voted “FOR” each of the nominees for the Board listed in Agenda Item No. 1 and “FOR” each of Agenda Item Nos. 2-9 (including each subpart thereof). The Board of Directors of the Company recommends that you vote your shares “FOR” each of the nominees for the Board listed in Agenda Item No. 1 and “FOR” each of Agenda Item Nos. 2-9 (including each subpart thereof).

If a new agenda item or a new proposal for an existing agenda item is put forth before the Annual General Meeting and no other specific instructions are given, the Independent Proxy will vote in accordance with the position of the Board of Directors.

This form of proxy should be sent to Dr. Claude Lambert, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland for arrival no later than 12:00 noon Central European time, May 10, 2013. The method of delivery of this proxy is at your risk. Sufficient time should be allowed to ensure timely delivery.

In order for this proxy to be valid, you must sign the proxy exactly as your name appears on the share certificate(s) and you must include the control number indicated on the form of management proxy sent to you with the proxy statement, dated April [    ], 2013, with respect to the Annual General Meeting.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Election of Robert M. Hernandez	☐	☐	☐	3.2 Approval of the statutory financial statements of ACE Limited	☐	☐	☐	6.2 Ratification of
  appointment of
  independent registered
  public accounting firm
  PricewaterhouseCoopers LLP
  (United States) for
  purposes of
  United States
  securities law
  reporting for the
  year ending
  December 31,
								2013	☐	☐	☐

1.2 Election of Peter Menikoff	☐	☐	☐	3.3. Approval of the consolidated financial statements	☐	☐	☐	6.3 Election of BDO AG (Zurich) as special auditing firm until our next annual ordinary general meeting	☐	☐	☐

1.3 Election of Robert Ripp	☐	☐	☐	4. Allocation of disposable profit	☐	☐	☐	7. Approval of the ACE Limited 2004 Long-Term Incentive Plan as amended through the sixth amendment	☐	☐	☐

1.4 Election of Theodore E. Shasta	☐	☐	☐	5. Discharge of the Board of Directors	☐	☐	☐	8. Approval of the payment of a dividend in the form of a distribution to shareholders through reduction of the par value of our shares	☐	☐	☐

2. Amendment to the Articles of Association to declassify the Board of Directors	☐	☐	☐	6.1 Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual ordinary general meeting	☐	☐	☐	9. Advisory vote to approve executive compensation	☐	☐	☐

3.1 Approval of the annual report	☐	☐	☐

If you do not give any specific instructions, your shares will be voted in accordance with the recommendation of the Board of Directors.

Control Number From Management Proxy:
									AS RECOMMENDED BY THE BOARD OF DIRECTORS		WITHHOLD AUTHORITY

								If a new agenda item or items is put before the meeting.	☐		☐

								If a new proposal for an existing agenda item is put before the meeting.	☐		☐

If a new agenda item or a proposal for an existing agenda item is put before the meeting, and no other specific instructions are given, the independent proxy will vote in accordance with the position of the Board of Directors.

Signature Signature Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

C-1

ACE LIMITED

Baerengasse 32

CH-8001 Zurich, Switzerland

April [    ], 2013

INVITATION AND PROXY STATEMENT

FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

ACE Limited

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals —	The Board of Directors of the Company recommends that you vote your shares “FOR” each of the nominees for the Board listed in Agenda Item No. 1 and “FOR” each of Agenda Items 2-9 (including each subpart hereof).

	For	Against	Abstain		For	Against	Abstain			For	Against	Abstain
1.1 - Election of Robert M. Hernandez	☐	☐	☐	1.2 - Election of Peter Menikoff	☐	☐	☐	1.3 -	Election of Robert Ripp	☐	☐	☐

1.4 - Election of Theodore E. Shasta	☐	☐	☐

		For	Against	Abstain
2.	Amendment to the Articles of Association to declassify the Board of Directors	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
3.1	Approval of the annual report	☐	☐	☐	3.2	Approval of the statutory financial statements of ACE Limited	☐	☐	☐
3.3	Approval of the consolidated financial statements	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
4.	Allocation of disposable profit	☐	☐	☐	5.	Discharge of the Board of Directors	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
6.1	Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual ordinary general meeting	☐	☐	☐	6.2	Ratification of appointment of independent registered public accounting firm PricewaterhouseCoopers LLP (United States) for purposes of United States securities law reporting for the year ending December 31, 2013	☐	☐	☐
6.3	Election of BDO AG (Zurich) as special auditing firm until our next annual ordinary general meeting	☐	☐	☐

¢

Proxy — ACE Limited

Baerengasse 32

CH-8001 Zurich, Switzerland

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Evan Greenberg, Philip Bancroft and Robert Cusumano as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Common Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held at 2:45 p.m. Central European time on May 16, 2013 at the Company’s offices at Baerengasse 32, CH-8001 Zurich, Switzerland.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted “FOR” each of the nominees for the Board listed in Agenda Item No. 1 and “FOR” each of Agenda Items 2-9 (including each subpart hereof). If a new agenda item or a new proposal for an existing agenda item is put forth before the Annual General Meeting and no other specific instructions are given, the Management Proxy will vote in accordance with the position of the Board of Directors. The Board of Directors of the Company recommends that you vote your shares “FOR” each of the nominees for the Board listed in Agenda Item No. 1 and “FOR” each of Agenda Items 2-9 (including each subpart hereof).

In order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your proxy card so that it is received by 6:00 p.m. Central European time (12:00 noon Eastern Daylight time) on May 15, 2013.

(Continued and to be marked, dated and signed, below)

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - -

Proposals (continued from reverse side)
		For	Against	Abstain
7.	Approval of ACE Limited 2004 Long-Term Incentive Plan as amended through the sixth amendment	☐	☐	☐
		For	Against	Abstain
9.	Advisory vote to approve executive compensation	☐	☐	☐

	For	Against	Abstain	+
8.

Approval of the payment of a distribution to shareholders through reduction of the par value of our shares, such payment to be made in four quarterly installments at such times during the period through our next annual general meeting as shall be determined by the Board of Directors

	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+